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As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-111819

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

AMENDMENT NO. 3
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAYMARK PRODUCTIONS, INC.
(Name of small business issuer in its charter)

OKLAHOMA	7812	20-0180812
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102 Telephone: (405) 601-5300 (Address and telephone number, including area code, of registrant's principal executive offices)
Gray Frederickson
Chief Executive Officer
GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
(Name, address and telephone number,
of agent for service)

Copies To:
 Michael E. Dunn, Esq.
Dunn Swan & Cunningham
2800 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102-5604
Telephone Number: (405) 945-0040
Facsimile Number: (405) 235-9605

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

6,010,000 Shares of Common Stock AND 2,955,000 Redeemable Warrants (ARE ONLY OFFERED FOR RESALE BY SELLING SECURITY HOLDERS)	2,955,000 Shares of Common Stock
(UNDERLYING THE REDEEMABLE WARRANTS ARE ONLY OFFERED FOR SALE BY GRAYMARK PRODUCTIONS, INC. FOLLOWING RESALE OF THE REDEEMABLE WARRANTS BY THE SELLING SECURITY HOLDERS)

GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300

        The security holders listed under "Selling Security Holders" commencing on page 65 are offering 2,955,000 redeemable warrants and 6,010,000 shares of common stock that include 3,055,000 shares of common stock that may be acquired pursuant to exercise of the redeemable warrants (for the purchase of 2,955,000 shares) and stock options (for the purchase of 100,000 shares). These shares of common stock and redeemable warrants may be, but do not have to be, sold by the selling security holders. GrayMark Productions, Inc. will not receive any of the sale proceeds arising from resale of the redeemable warrants and common stock shares by the selling security holders. Until the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, these common stock shares or redeemable warrants may only be offer and sold pursuant to this prospectus at fixed prices and may not be offered and sold pursuant to this prospectus at negotiated prices. GrayMark Productions, Inc. has established the offering prices to be $1.00 per common share and $.27 per redeemable warrant. However, after the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices.

        GrayMark Productions, Inc. is offering 2,955,000 shares of common stock underlying the redeemable warrants only following resale of the redeemable warrants by the selling security holders listed under "Selling Security Holders" commencing on page 65. GrayMark Productions will only receive proceeds from sale of common stock shares pursuant to exercise of the redeemable warrants following sale of the redeemable warrants by the selling security holders. The purchase or exercise price of the common stock underlying the redeemable warrants will increase from $2.00 to $3.50 after the common stock has traded on the NASD OTC Bulletin Board for 18 consecutive months.

        No public market exists for the common stock and redeemable warrants. The offering price of the common stock and redeemable warrants may not reflect the market price after the offering in the event a public market develops of which there is no assurance.

This investment involves a high degree of risk. Exercise of the redeemable warrants and purchase of the common stock shares will result in substantial dilution. You should only purchase common stock shares or redeemable warrants if you can afford a complete loss. Before investing, you should carefully read this prospectus and any supplement, paying particular attention to the "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Security Holders	Proceeds to GrayMark Productions, Inc.

Common stock(1)	$1.00	$—	$1.00	$—

Total	$6,010,000	$—	$6,010,000	$—

Redeemable warrants(1)	$.27	$—	$.27	$—

Total	$797,850	$—	$797,850	$—

Common stock underlying redeemable warrants(2)	$2.00	$—	$—	$2.00

Total	$5,910,000	$—	$6,807,850	$5,910,000

(1)
As of the date of this prospectus, a market for the common stock shares and redeemable warrants offered pursuant to this prospectus does not exist. There is no assurance that a market for the common stock shares and redeemable warrants will develop. Based upon Section 16 of Schedule A (Schedule of Information Required in Registration Statement) of the Securities Act of 1933, as amended, until the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, the common stock and redeemable warrants may only be offer and sold pursuant to this prospectus at fixed prices and may not be offered and sold pursuant to this prospectus at negotiated prices. GrayMark Productions, Inc. has established the offering prices to be $1.00 per common share and $.27 per redeemable warrant. However, after the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices.

(2)
The purchase or exercise price of the common stock underlying the redeemable warrants will increase to $3.50 after the common stock has traded on the NASD OTC Bulletin Board for 18 consecutive months. After giving effect to the increase in the exercise price, the total exercise price and proceeds to GrayMark Productions, Inc. will increase to $10,342,500. GrayMark Productions, Inc. does not have any arrangements or obligations to pay any underwriting discount or commission from the proceeds of sale of common stock shares pursuant to exercise of the redeemable warrants.

The date of this Prospectus is [                        ], 2004

PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information."

        This document is known as a prospectus. Throughout this prospectus the first personal plural pronoun in the nominative case form "we" and its objective case form "us", its possessive and the intensive case forms "our" and "ourselves" and its reflexive form "ourselves" refer collectively to GrayMark Productions, Inc., its predecessor, GrayMark Productions, L.L.C., and its executive officers and directors. The term "independent," as used in this prospectus, is used to distinguish us from the term "major studios" that is generally regarded in the entertainment industry to mean Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment, Paramount Pictures, The Walt Disney Company, Metro Goldwyn Mayer and their respective affiliates. The terms "low-budget motion pictures," "low-budget films" or "low-budget movie" within this prospectus, refer to motion pictures that have a production budget of $2 to $5 million.

        Unless otherwise indicated, the information presented in this prospectus as of December 31, 2003 does not give effect to or assume the exercise of

  •
  the redeemable warrants for the purchase of 2,955,000 common stock shares for $2.00 each and our receipt of $5,910,000 proceeds, or

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  stock options exercisable for the purchase of 100,000 common stock shares for $1.25 each and our receipt of $125,000 net proceeds.

        We recommend that the information presented in "Risk Factors" (page 7) especially be considered. All references in this prospectus to fiscal years are to the 12 months ended December 31 of the particular year.

GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300

Our Business

        We are a development stage company organized in Oklahoma and an independent producer of film entertainment content. We began our operations in 2001 as a limited liability company known as GrayMark Productions, L.L.C.. On August 18, 2003 GrayMark Productions, L.L.C. became our wholly-owned subsidiary as a result of the members of GrayMark Productions, L.L.C. exchanging their ownership interest in GrayMark Productions, L.L.C. for shares of common stock of GrayMark Productions, Inc. This exchange of interests for common stock shares effectively resulted in our incorporation-reorganization.

        We have not previously developed, produced or distributed any film entertainment content; however, we have commenced production of our first motion picture project currently titled Cloud 9. We intend to produce and distribute films that are completed and marketed using small or low budgets of $2 million to $5 million. We believe that producing and distributing low-budget, commercially successful films will afford us access to Hollywood talent and scripts and third-party production packages for acquisition, without compromising our approach to managing financial risk. We believe that the box office successes of a number of films that were independently produced and marketed with relatively modest budgets support our approach to the motion picture business. The key components of our business will include:

          Motion Picture Production.    We plan on completing the production and releasing Cloud 9, the initial movie of GrayMark Productions, Inc., during 2004 and will not undertake the production of any additional movies unless we have sufficient funds with which to complete production. It is intended that each produced movie will initially be released into the domestic and international theatrical markets. It is anticipated that any produced movie will not be released directly to the ancillary markets (home video and television).

          Film Distribution.    We will only distribute our produced motion pictures through third-party distributors to North American movie theaters and to the international markets. We do not currently have any of these distribution channels established. In acquiring films for production and theatrical release, we will seek to limit our financial exposure through arrangements with third parties for the sharing of production costs and revenue.

        We intend to minimize the financial risks associated with film production, acquisition and distribution by negotiating co-production agreements, selling the international distribution rights prior to completion of the film's production, capitalizing on government subsidies and tax credits, and arranging efficient production schedules. In addition, we will attempt to minimize our financial exposure by structuring deals with talent that provide for their participation in the financial success of the motion picture in exchange for reduced up-front payments. Although the steps that we take to manage these risks may, in some cases, limit the potential revenues of a particular film project, we believe that our approach to the motion picture business will create operating and financial stability and profitability for GrayMark Productions, Inc.

        Because we have not previously developed, produced or distributed any film entertainment, we do not have a history of movie production operations upon which to judge our potential successes or failures. We commenced production of our first movie currently titled Cloud 9 in January 2004. There is no assurance that Cloud 9 or our other film production activities and the distribution arrangements will be profitable or result in recovery of the productions costs of Cloud 9 or any other of our produced films. In the event Cloud 9 or any one of our other films is not profitable or does not result in recovery of the costs invested in the movie, our shareholders may suffer a complete loss of their investment in our common stock and redeemable warrants.

Motion Picture Industry

        According to the Motion Picture Association of America or MPAA, overall domestic box office revenue increased 13.2% to $9.5 billion in 2002, which was the highest year-to-year increase in 20 years. The domestic motion picture exhibition industry has historically maintained steady growth in revenues and attendance.

        The motion picture industry is comprised of major studios and independent studios. According to the MPAA, major studios spent approximately $90 million, on the average, to produce and market a film in 2002. Independent studios, in contrast, generally spend less than $40 million to complete and market each theatrical release. Recent successful independent films such as Monster's Ball, The Blair Witch Project and My Big Fat Greek Wedding demonstrate moviegoers' willingness to support high quality motion pictures despite marketing and production budgets that are significantly lower than those of the major studios. However, moviegoers have shown unwillingness to support lesser quality, low-budget motion pictures. These motion pictures, released in 2003, included Civil Brand, Confidence, Die Mommie Die, Dopamine, Party Monster, and Spun.

The Offerings

        This prospectus includes two offerings, an offering for the resale of the common stock shares and redeemable warrants (the "Resale Offering") by the security holders list under "Selling Security Holders" commencing on page 65 (the "Selling Security Holders") and our primary offering for sale of common stock shares underlying the redeemable warrants (the "Primary Offering"). Each of these offerings pursuant to this prospectus collectively are referred to as the "offering." The common stock shares and redeemable warrants offered pursuant to this prospectus have been registered with the United States Securities and Exchange Commission.

Resale Offering by Selling Security Holders

        This prospectus covers the Resale Offering of 6,010,000 shares of common stock and 2,955,000 redeemable warrants by the Selling Security Holders. The shares of common stock offered for resale by the Selling Security Holders include 2,955,000 shares that are currently outstanding and 3,055,000 shares to be sold by us to the Selling Security Holders pursuant to exercise of

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  redeemable warrants for the purchase of 2,955,000 shares and

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  stock options for the purchase of 100,000 shares

and then offered for resale by the Selling Securities Holders pursuant to this prospectus. We will not receive any proceeds from the sale of these common stock shares and the redeemable warrants by the Selling Security Holders.

        Based upon Section 16 of Schedule A (Schedule of Information Required in Registration Statement) of the Securities Act of 1933, as amended, until our common stock or redeemable warrants are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants offered by the Selling Security Holders may only be offer and sold pursuant to this prospectus at fixed prices and may not be offered and sold pursuant to this prospectus at negotiated prices. We accordingly have established the offering prices for purposes of resale pursuant to this prospectus at $1.00 per common stock share and $.27 per redeemable warrant. After the common stock or redeemable warrants are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices. See "Determination of Offering Price."

Common stock shares outstanding prior to the Resale Offering	8,208,425 shares
Common stock shares offered by the selling security holders pursuant to the Resale Offering:
• without giving effect to exercise of the redeemable warrants and stock options	2,955,000 shares
• after giving effect to exercise of the redeemable warrants and stock options	6,010,000 shares
Common stock to be outstanding after this Resale Offering assuming exercise of the redeemable warrants and stock options and issuance of 3,055,000 shares of common stock	11,263,425 shares

Offering price before quotation on the NASD OTC Bulletin Board:
Common stock shares	$1.00
Redeemable warrants	$.27
Offering price following quotation on the NASD OTC Bulletin Board:
Common stock shares and redeemable warrants	At market prices or negotiated prices.
Proceeds from Resale Offering	All proceeds from resale of the common stock shares or redeemable warrants will be received by the Selling Security Holder that sells the shares or warrants.
OTC Bulletin Board symbols:
Common stock	GRMK (Proposed)
Redeemable warrants	GRMKW (Proposed)

Primary Offering by GrayMark Productions, Inc.

        In the Primary Offering, we are offering for sale 2,955,000 shares of our common stock only to those holders of the redeemable warrants that acquire the redeemable warrants from the Selling Security Holders, and these shares will be sold only pursuant to exercise of the redeemable warrants by those redeemable warrant holders.

Common stock shares outstanding prior to the Primary Offering	8,208,425 shares
Common stock shares offered	2,955,000 shares
Common stock to be outstanding after the Primary Offering	11,163,425 shares

Proceeds from the Primary Offering	There is no assurance that all or any portion of the redeemable warrants will be exercised, and in the event of no exercise, we will not receive any proceeds.
In the event the redeemable warrants are exercised in full, we will receive proceeds (before deduction of estimated offering expenses of $40,000) of
	•	$5,910,000 in the event of exercise before the common stock has traded on the OTC Bulletin Board for 18 consecutive months at the exercise price of $2.00 per common stock share or
	•	$10,342,500 in the event of exercise after the common stock has traded on the OTC Bulletin Board for 18 consecutive months at the exercise price of $3.50 per common stock share.

Use of proceeds from Primary Offering (exercise of redeemable warrants)	Based upon the budget for the acquisition, development and production of Cloud 9, we estimate that the proceeds will be used for the production of motion pictures and working capital as follows:
	Percent	$2.00 Exercise Price Amount	$3.50 Exercise Price Amount
Movie Production Costs:
Screenplay rights	1.8%	$109,273	$191,227
Producers unit	3.3%	197,224	345,141
Direction	3.9%	232,137	406,241
Cast	17.1%	1,012,770	1,772,347
Travel and living costs	.0%	2,199	3,848
Fringe benefits and payroll taxes	2.0%	115,336	201,838
Production staff	6.3%	373,126	652,970
Extra talent	2.2%	127,263	222,709
Set design	1.2%	72,826	127,446
Set operations	2.4%	138,989	243,231
Set dressing	3.5%	208,551	364,964
Property	1.3%	79,156	138,523
Men's wardrobe	.8%	48,506	84,868
Women's wardrobe	2.3%	136,457	238,800
Makeup and hair	1.1%	62,765	109,839
Lighting	2.4%	142,854	249,994
Camera	5.2%	308,095	539,167
Production sound	1.3%	73,959	129,428
Transportation	5.2%	309,614	541,825
Location	3.8%	223,276	390,733
Tape and transfers	2.7%	157,912	276,346
Production period—fringe benefits	3.8%	225,754	395,070
Film editing	5.1%	298,501	522,376
Music	1.8%	106,607	186,563
Post-production sound	1.6%	93,281	163,260
Main end and titles	.0%	2,665	4,664
Post-production—fringe benefits	.3%	14,818	25,932
Publicity	.1%	5,330	9,328
Insurance	.9%	53,304	93,281
General expense	.5%	26,652	46,641
Contingencies	6.1%	359,800	629,650

Total movie costs	90.0%	5,319,000	9,308,250

Working capital and estimated $40,000 costs of the Primary Offering	10.0%	591,000	1,034,250

Total	100.0%	$5,910,000	$10,342,500

        As indicated above, we anticipate that 90% of the proceeds will be used for the production of motion pictures and 10% of the proceeds will be used for working capital, regardless of the number of common stock shares sold pursuant to exercise of the redeemable warrants. With respect to use for the production of motion pictures, we will not undertake the acquisition and production of a motion picture unless we have sufficient funds to complete production of the motion picture. Accordingly, we believe we will maintain the ratio of 90% for movie production costs and 10% for working capital regardless of the number of commons stock shares sold pursuant to exercise of the redeemable warrants. However, the various classifications of movie production costs, as listed above, may vary from movie-to-movie, as well as the percentage that each classification of movie production cost constitutes of the total costs of producing the movie. The variation in these amounts and percentages are not determinable as of the date of this prospectus. There is no assurance that the redeemable warrants will be exercised or, if exercised, the timing of exercise.

        We do not intend to use any of the proceeds to discharge existing indebtedness. Pending use, the proceeds will be invested in investment grade, short-term, interest-bearing securities.

OTC Bulletin Board symbols:
Common stock	GRMK (Proposed)
Redeemable warrants	GRMKW (Proposed)

Summary Financial and Operating Information

        We at GrayMark Productions, Inc. are the successor to and continue the operations of our wholly-owned subsidiary, GrayMark Productions, L.L.C. We were formed on August 18, 2003 for the purpose of incorporation of GrayMark Production, L.L.C., a limited liability company. The following selected financial information is that of our wholly-owned limited liability company, GrayMark Productions, L.L.C. prior to August 18, 2003 and thereafter that of GrayMark Productions, Inc. On August 18, 2003 the owners of GrayMark Productions, L.L.C. exchanged their ownership interests in GrayMark Productions, L.L.C. for 4,870,000 common stock shares of GrayMark Productions, Inc.

        The following selected financial information should be read in conjunction with the audited financial statements and related notes of GrayMark Productions, Inc. for the years ended December 31, 2003 and 2002 and as of those ending dates and the unaudited financial statements and related notes for the three months ended March 31, 2004 and 2003 appearing elsewhere in this prospectus. In our opinion, the unaudited financial statements and the information derived from and presented below reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information. The results of operations during years and periods presented are not necessarily indicative of our future operations.

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2003	2002	2004	2003
Statement of Operations Information:
Revenue	$13,391	$—	$—	$—

Operating Expenses:
Consulting and management fees	619,154	144,121	5,000	44,199
Salaries and employee benefits	—	—	58,371	—
Obligation related to non-timely filing of registration statement	—	—	44,325	—
Legal and professional fees	15,486	—	15,656	—
Travel and entertainment	14,385	25,360	285	1,243
Other	15,091	10,395	9,795	1,153

Total operating expenses	664,116	179,876	133,432	46,595

Operating loss	(650,725)	(179,876)	(133,432)	(46,595)

Interest and other income	4,463	1,108	7,982	580

Net loss	$(646,262)	$(178,768)	$(125,450)	$(46,015)

Net loss per share of common stock	$(0.13)	$(0.04)	$(0.02)	$(0.01)

Weighted average number of common shares outstanding	5,148,202	4,870,000)	8,208,425	4,870,000

Cash Flows Information:
Net cash flows used in operating activities	$(195,549)	$(171,651)	$(433,515)	$(2,300)
Net cash flows used in investing activities	(26,692)	—	—	—
Net cash flows provided by financing activities	3,123,886	222,991	—	110,414
	December 31,
			March 31, 2004
	2003	2002
Balance Sheet Information:
Current assets	$2,953,159	$51,514	$2,519,644
Working capital	2,885,120	44,397	2,416,201
Total assets	3,013,685	51,514	2,923,639
Current liabilities	68,039	7,117	103,443
Stockholders' equity	2,945,646	44,397	2,820,196

RISK FACTORS

        The purchase of the shares of our common stock or the redeemable warrants involves a high degree of risk. In addition to the other information contained elsewhere in this prospectus, you should consider the following factors and the matters discussed elsewhere in this prospectus when evaluating an investment in our common stock. As of the date of this prospectus, the following discussion includes all material risks. Many of the factors discussed below are not within our control. We provide no assurance that one or more of these factors

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  will not adversely affect

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  the market price of our common stock,

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  our future operations, and

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  our business,

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  financial condition, or

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  results of operations

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  requiring significant reduction or discontinuance of our operations,

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  requiring us to seek a merger partner or

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  requiring us to sell additional stock on terms that are highly dilutive to our shareholders, and

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  may ultimately result in a decline in or complete loss of the value of our securities, including the securities offered pursuant to this prospectus.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

        We are a development stage company. We have a limited operating history upon which you can base your evaluation of our prospects and the potential value of our common stock and the redeemable warrants. We have not previously completed the development and production of a motion picture. We are confronted with the risks inherent in a start-up, development stage company, including difficulties and delays in connection with commencement of our motion picture projects, operational difficulties and our potential under-estimation of movie production and corporate administrative costs.

We have not realized any revenue from operations and have incurred substantial losses and such losses may continue which will increase our accumulated deficit.

        Since commencement of the operations of GrayMark Productions, L.L.C. in August 2001, we have incurred substantial operating losses. During the year ended December 31, 2003 we had revenue of $13,391 from operations, principally consulting revenue, and during the year ended December 31, 2002 and the three months ended March 31, 2004, we did not realize any revenues from operations. During each of the years ended December 31, 2003 and 2002 and the three months ended March 31, 2004, we incurred substantial losses. Our losses from operations have resulted in an accumulated deficit at March 31, 2004, of $971,569. There will be a substantial increase in the level of operating expenses during the next 12 months and possibly longer, resulting in an increase in our accumulated loss. See "Management's Plan of Operations." We will be required to make significant expenditures in the development and production of our motion pictures and may not realize revenue from these motion picture projects for a substantial period. Consequently, we anticipate continuing to incur significant and increasing losses in the foreseeable future until the time, if ever, that we are able to generate sufficient revenues to support our operations. There is no assurance that we will ever obtain profitability which may lead to the entire loss of investment in our common stock and redeemable warrants.

We may not obtain profitability which may require suspension of our operations, seek a merger partner or obtain additional equity capital that may be dilutive to our shareholders.

        We cannot assure you that

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  our produced motion pictures will be financially successful,

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  we will be able to successfully implement our business strategy, or

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  we will be able to generate meaningful revenue or achieve profitable operations.

        We will undertake a movie project based entirely on our preliminary evaluation of the movie's commercial potential. Prediction of the success of a movie is difficult or maybe impossible to predict with accuracy. The commercial success of a movie depends on a number of factors beyond our control, including

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  viewer preference and taste, which constantly changes,

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  quantity and popularity of other films and leisure activities available to movie goers at the time of release of our produced movies,

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  exhibition competition at movie theaters, through video retainers, on cable television and through other forms or channels of distribution and viewing, and

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  inability to obtain distribution in all media channels.

        If we do not achieve or sustain profitable operations, we could be required to reduce significantly or suspend our operations, including movie production activities, seek a merger partner or sell additional securities on terms that may be highly dilutive to our shareholders, including the purchasers of the common stock shares and redeemable warrants pursuant to this offering.

Our movie production activities require a substantial investment of capital that if not recovered from movie revenue will result in a loss that may be substantial and jeopardize our ability to continue movie production activities.

        The acquisition, production, and distribution of motion pictures requires a significant amount of capital resources. A substantial amount of time may elapse between our expenditure of funds and the receipt of revenues from our motion pictures. Although we intend to take measures to reduce the risks of our production exposure, there is no assure you that we will be able successfully to implement these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. As our production activities or production budgets increase, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks.

        In the event we are unable to recover our invested costs in a movie due to poor financial performance or on a timely basis to support our ongoing operations, we may be required to reduce or curtail our production operations unless financing or additional capital funds are obtained of which there is no assurance.

We may incur budget cost overruns that increase movie production costs without any additional assurance of exhibition revenues or corresponding increase in these revenues, and therefore these overruns could adversely affect the financial performance of the movie and recovery of our invested costs from movie revenue.

        Our business model requires that we be efficient in production of our motion pictures. Actual motion picture production costs often exceed their budget, sometimes substantially. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture production incurs substantial budget overruns, we may be required to seek additional financing from outside sources to complete production. We cannot make assurances regarding the availability of such financing on terms acceptable to us.

        In addition, if a motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs. Increased costs incurred with respect to a particular film may result in the delayed release of the motion picture at the intended time and potentially the postponement to a less favorable time, all of which could cause a decline in box office revenue and the overall financial success of the movie. Budget overruns could also prevent a movie from being completed or released.

        In the event we are unable to obtain additional financing and capital resources to complete a movie, we may be required to sell the incomplete movie and recover our invested cost from the sale proceeds or abandon the movie, each of which may or will result in a loss that may be substantial. Budget cost overruns increase movie production costs without any additional assurance of exhibition revenues or corresponding increase in these revenues, and therefore adversely affect the financial performance of the movie and recovery of invested costs in the movie. Either abandonment or sale of the movie will or may result in a loss that may be substantial and that may affect our ability to continue our movie production activities.

Rises in production and theatrical marketing costs at a rate faster than admissions and ticket prices may adversely affect the financial performance of any movie we produce and we cannot depend on the video, television and foreign markets to contribute significantly to the financial performance of the movie.

        Although we have not previously produced and released a movie into distribution, we expect that the domestic theatrical market and to a much lesser extent the international theatrical market will be the primary distribution markets of any movie we produce. The prediction of the financial success of a movie in any market is difficult or maybe impossible to predict with accuracy. Even if one of our movies achieves financial success in the theatrical markets, we anticipate that revenues from the ancillary market (home video and television) will not be substantial.

        Production costs and theatrical marketing costs are rising at a faster rate than increases in either domestic admissions to movie theaters or admission ticket prices. Consequently, we may become more dependent than anticipated on the ancillary market for the financial performance of our movies. In the event our movie is not successful or only moderately successful in theatrical distribution, revenue potential in the ancillary market may not exist or may not be substantial. Accordingly, we cannot depend on the ancillary market to contribute significantly to the financial success of any movie we produce.

Because our revenues and operating results will depend on the financial performance of our movies, our revenues and operating results may vary significantly from period to period.

        Our revenues and results of operations will depend significantly upon the commercial success of the motion pictures that we produce and distribute, which cannot be predicted with certainty. Consequently, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. There is no assurance that we will manage the acquisition, production, and distribution of our motion pictures profitably from period to period which may result in the decline in or complete loss of the value of our common stock and redeemable warrants.

We will do not expect to obtain output agreements with cable and broadcast channels providing minimum periodic payments, instead we intend to license our movies for one-time license fees that may contribute to the volatility in the resale price or value of our common stock and redeemable warrants.

        We do not have any arrangements for the distribution of our produced movies in cable or broadcast television channels. If our movies are distributed in these ancillary markets, distribution will be on a movie-by-movie basis, rather than an output basis. Without multiple output agreements that typically contain guaranteed minimum payments, our revenues may be subject to greater volatility. This revenue volatility may further contribute to the volatility in the market value of our common stock and redeemable warrants, if and when a market develops.

Accounting principles and industry practice may accentuate fluctuations in our operating results contributing to the volatility in the resale price or value of our common stock and redeemable warrants.

        In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results. In accordance with U.S. generally accepted accounting principles and industry practice, we will amortize film costs using the "individual-film-forecast" method. Under this accounting method, we amortize film costs for each film based on the ratio that revenue earned by title in the current period divided by the estimated total revenues by title. We will be required to regularly review and revise when necessary our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization as well as a write-down of the film asset to estimated fair value. Results of operations in future years will be affected by our amortization of our film costs. Periodic adjustments in amortization rates may significantly affect these results. In addition, we are required to expense film advertising costs as incurred, but are also required to recognize the revenue from any motion picture over the entire revenue stream expected to be generated by the individual picture. These accounting principles and methods and their impact on operating results may further contribute to the volatility in the market value of our common stock and redeemable warrants, if and when a market develops.

Our success depends on the financial performance of produced movies, which is difficult to predict, and the failure to recover from exhibition revenue the production and other invested costs of the movie may result in substantial losses from operations.

        Our success depends on the commercial success of the motion pictures we produce, which is difficult accurately to predictable. Operating in the motion picture industry involves a substantial degree of risk. Each motion picture is an individual artistic work, and favorable audience reactions primarily determine commercial success, the accurate predictability of which is difficult and sometimes impossible. Generally, the popularity of our motion pictures depends on many factors, including the critical acclaim they receive, if any, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures will also depend upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change.

        In addition, because a motion picture's performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance, poor box office results may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We provide no assurances that our motion pictures will obtain favorable reviews or ratings, that our motion pictures will perform well at the box office or in ancillary markets or that broadcasters will license the rights to broadcast any of our motion pictures. The failure of one of our movies to generate sufficient revenue to recoup our production and other invested costs will result in an operating loss that may be substantial. If the loss were to be substantial, we may be required to curtail or suspend our movie production activities for lack of financial resources which could ultimately result in the holders of our common stock and redeemable suffering a loss of investment in our common stock and redeemable warrants.

The failure of a distributor to promote our produced movie may adversely affect our share of exhibition revenues and the financial performance of the movie.

        Licensed distributors' decisions regarding the timing of release and promotional support of our motion pictures and, if applicable, related products are important in determining the success of these pictures and products. As with most companies engaging in licensed distribution, we do not control the timing and manner in which our licensed distributors distribute our motion pictures.

        Any decision by those distributors not to distribute or promote one of our motion pictures or to promote competitors' motion pictures to a greater extent than they promote ours may result in a substantial loss of revenue potential that would adversely affect our ability to recoup our capital investment in the movie and further result in a substantial loss. If this loss were to be substantial, we would be required to curtail or suspend our movie production activities that ultimately may result in loss of investment in our common stock and redeemable warrants.

We will depend on the distributors of any motion picture we produce to account for and accurately report our share of exhibition revenue, and in the event of audit, our cost to audit and verify our revenue share may be substantial and may exceed the amount of the revenue understatement, if any.

        While we expect to have certain audit rights to verify exhibition revenues received by our North American distributors,

  •
  distributors are often in a position to account for revenues in a manner that understates or fails accurately to account for revenues or

  •
  distributors may fail to maintain appropriate accounting records making it difficult to determine accurately our actual share of revenues upon audit.

Although we do not have any experience related to auditing distributors' revenue accounting, we anticipate that the costs associated with this type of audit may be substantial and may vary significantly from distributor-to-distributor and even picture-to-picture. Therefore, there is no assurance that, in all cases, we will be able to obtain an accurate accounting of our exhibition revenues or that accounting audits of revenue will result in increases in the revenue that justify the associated audit costs. Our failure to receive our share of exhibit revenues or incurring substantial costs to determine accurately our revenue share may adversely affect the financial success of the motion picture and recovery of our invested costs in the motion picture.

The creative talent utilized in the making of movies are members of various organized unions, thus our movie production activities and the success of these activities could be adversely affected by strikes or other union job actions, resulting in increased movie costs and delays, adversely affecting the financial performance of the movie and our ability to recover invested costs from movie revenue.

        The motion pictures to be produced by us generally will utilize actors and directors (and possibly writers) who are members of the Screen Actors Guild and Directors Guild of America (and Writers Guild of America), respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2002 for a term of three years. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of May 2, 2001 for a term of three years. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, and the Teamsters. A strike by one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities.

        A union related halt or delay, depending on the length of time, could cause a delay or interruption in our release of a movie into distribution. Any delay in the distribution of our movie will also delay receipt of any revenue from the movie. If this delay continues for an extended period, and we do not have other available funds to commence development and production of our next movie project, we may be required to suspend production operations until receipt of movie revenues commences. During any period our production operations are suspended or curtailed, we will continue to have administrative expenses that deplete capital resources that otherwise may be available for movie development and production.

Our competitors have competitive advantages that we do not have, including substantially greater financial and human resources and established distribution networks, and these competitive advantages may adversely affect our ability to achieve the anticipated financial performance of our movies.

        We are in the development stage and, accordingly, our competitors are larger and more diversified, including the independent producers and major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and many independent producers have substantially more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios and many independent producers may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring.

        Because we have not previously produced and release a movie, have nominal revenue and have very limited capital resources, we are at a competitive disadvantage within the movie industry. This competitive disadvantage may adversely affect the financial performance of our movies.

At times there may exist an oversupply of motion pictures in the market, resulting in greater competition for the viewing audience that may reduce exhibition revenues and consequently adversely affect the commercial success of our movie.

        The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we do not plan to release our films during peak release times, which may also reduce our potential revenues for a particular release.

        Moreover, we cannot guarantee that we can release all of our films initially as scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio or other competitor may force us to alter the release date of a film because we cannot always compete with a competitor's larger promotion campaign. Any such change could adversely impact a film's financial performance. In addition, if we cannot change our schedule following a change by a major studio or other competitor because we are too close to the release date. Our competitor's release utilizing the typically larger promotion and advertising budget may adversely impact the financial performance of our movie.

The limited number of available motion picture screens intensifies competition amongst movies during a period of oversupply, and this competition may reduce the our movie's revenues, thus adversely affecting the commercial success of the movie.

        Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to 10 to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of available motion picture screens decreases, box office receipts of our motion pictures may also decrease. This decrease in box office receipts and revenue streams will adversely affect the financial performance of our movie that may result in a substantial loss of our investment in the movie.

There are emerging technological advances in the entertainment industry, particularly in the home entertainment market, which if not successfully exploited, may adversely affect our ability to generate movie revenues in the ancillary market.

        The entertainment industry in general and the motion picture industry in particular continue to undergo significant technological developments, including video-on-demand. This rapid growth of technology combined with shifting consumer tastes could change how consumers view our motion pictures. For example, an increase in video-on-demand could decrease home video rentals. Other entertainment distribution companies will have larger budgets to exploit these growing trends. Because we are in the early stages of development and our commercial success is impossible to predict, we cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies. If these emerging technologies reduce theater attendance and box office receipts and we cannot successfully exploit these emerging technologies, the revenue streams of our movies will decrease, especially in the ancillary market (home video and television), which will adversely affect the financial performance of our movies and may result in a loss.

Our movie production activities are substantially dependent upon Gray Frederickson and John Simonelli, our executive officers, and their unavailability would have a material adverse effect on our ability to produce movies and obtain distribution arrangements.

        Our success depends to a significant degree upon the efforts, contributions and abilities of our management. Although we have employment agreements with Gray Frederickson and John Simonelli, and maintain keyman insurance covering the death of Mr. Frederickson, there is no assure that the services of Messrs. Frederickson and Simonelli and our other key personnel will continue to be available to us. The loss of services of Messrs. Frederickson and Simonelli and other key employees could have a material adverse effect on our ability to continue our motion picture production activities.

        In the production phase of our motion pictures we will utilize highly skilled creative and production personnel on a contract basis, including cinematographers, editors, costume designers, set designers, sound and lighting technicians, and actors. We expect to hire qualified personnel to provide these services; however, we may be unable to retain the desired quality of production personnel on acceptable terms, on a timely basis, or otherwise. This may result in delayed production or reduce the quality of the motion picture that may consequently impair the revenue potential of the movie. Further, the personnel hired may be members of unions and guilds that may restrict our ability to terminate unsatisfactory or non-performing personnel under existing union or guild contracts and regulations. This could result in delay of production and release of our motion pictures and significantly increase our production costs, any of which could adversely affect the financial performance of any movie we produce.

Each of our movies will be subject to rating restrictions and censorship that may result in ratings that adversely affect distribution and decrease the revenue potential of the movie.

        Any distribution arrangements we obtain prior to completion of the subject movie may be based upon the movie having a particular rating classification from the Motion Picture Association of America (or MPAA). With these arrangements in place, we will attempt to produce the movie in a manner that will ultimately obtain the expected rating. However, it is difficult to predict the rating classification that the MPAA will ultimately assign to the movie. If the expected rating were not obtained, distribution support (including marketing and advertising) may be reduced, resulting in fewer distribution venues and smaller viewing audience. Further, censors in foreign jurisdictions may find elements of a movie objectionable.

        At additional and unbudgeted costs, we may be required to revise the movie to obtain the desired rating classification or to remove the objectionable elements of the movie. Even following revision of the movie, the release in certain jurisdictions may be denied. These events may result in release and distribution delays and adversely affect to commercial success of the movie.

We may not be able to obtain additional funding to meet our financial requirements, particularly those associated with our movie production activities and completion of a movie, which could result in our failure to complete a movie and loss of our invested costs in the movie.

        Our ability to grow through production and distribution of motion pictures and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, we may be required to curtail or suspend our movie production activities. This curtailment or suspension may ultimately result in the loss of investment in our common stock and redeemable warrants.

We may enter into production cost and revenue sharing arrangements, the negotiation of which may require significant costs and diversion of our time and resources, that do not achieve the anticipated benefits.

        We expect to enter into various production cost and revenue sharing arrangements, including joint ventures and partnerships, intended to complement or expand our business. We may not realize the benefits we anticipated when we entered into these arrangements. In addition, the negotiation of potential arrangements could require us to incur significant costs and cause diversion of management's time and resources. The costs of obtaining these sharing arrangements will increase our invested cost in a movie without providing a correlating increase in the movies revenues; thus, adversely affecting the financial performance of the movie.

Our ability to sell the international distribution rights in our produced movies may be adversely affected by international developments, which may result in reduction of movie revenues and adversely affect the financial performance of the movies.

        We expect to distribute each motion picture we produce outside the United States by sale of the international distribution rights to an international distributor for lump-sum single payment (in U.S. currency) without retaining any right to receive revenue from international distribution. As a result, our ability to sell the international distribution rights will be subject to certain risks inherent in the international movie and entertainment market, many of which are beyond our control. These risks include:

  •
  changes in local regulatory requirements, including restrictions on content;

  •
  changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and withholding taxes);

  •
  differing degrees of protection for intellectual property;

  •
  instability of foreign economies and governments;

  •
  cultural barriers;

  •
  wars and acts of terrorism; and

  •
  the spread of severe acute respiratory syndrome, or SARS.

Any of these factors could have a material adverse effect on our ability to sell the international distribution rights of any motion picture, which may adverse affect the financial performance of the movie.

Our ability to compete depends in part on protecting and defending against intellectual property claims and infringements, the cost of this protection may be substantial and material, which may not achieve the expected protection benefits, and increase our invested costs in our movie possibly without achieving increased movie revenue.

        As of the date of this prospectus, the only intellectual property rights we have relate to our production of the movie Cloud 9; however, we expect to develop and acquire additional intellectual property rights in each motion picture we produce. Once acquired, we may not have the financial resources to protect our intellectual property rights to the same extent as major studios and other competitors. We will attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable distribution companies and media for limited durations. Despite the precautions we will undertake, existing copyright and trademark laws afford only limited practical protection in certain countries. Our movies may also be distributed in countries that do not have copyright and trademark law protection. As a result, it may be possible for unauthorized third parties to copy and distribute our movies or use certain portions or applications of our movies.

        Litigation may also be necessary in the future to enforce our acquired or developed intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and the diversion of resources. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims. In the event we are successful in protecting our intellectual property rights, the costs of this protection may not be recovered from the revenues of the particular movie and may adversely affect the financial performance of the movie.

Piracy of any movie we produce may reduce the movie revenues and adversely affect our ability to recover the costs invested in the movie.

        Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern European bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies including the internet and online services, piracy could become more prevalent, including in the U.S., because digital formats are easier to copy and download, much like the musical recordings. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download pirated motion pictures rather than pay for motion pictures. Piracy of any movie we produce may adversely impact the gross receipts received from the exploitation of these movies, domestically and internationally, which could have a material adverse effect on the financial performance of the movie.

The $2.00 or $3.50 exercise or purchase price of our common stock shares offered pursuant to the Primary Offering substantially exceeds the $.30 book value of our common stock shares at March 31, 2004 and, consequently, the purchasers of the common stock shares will suffer an immediate and substantial dilution in the book value of their purchased common stock shares.

        Based on our net tangible book value at March 31, 2004 of $.30 per common stock share, the purchasers of our common stock shares pursuant to the Primary Offering and exercise of the redeemable warrants will suffer an immediate and substantial dilution of their investment in our common stock. Assuming exercise of the redeemable warrants in full at $2.00 per share, the purchasers will suffer dilution of $1.26 per share or 63% of the exercise or purchase offering price of our common stock. Assuming alternatively exercise of the redeemable warrants in full at the increased $3.50 per share exercise or purchase price, the purchasers will suffer dilution of $2.36 per share or 67.4% of the exercise or purchase offering price of our common stock.

        Furthermore, we have outstanding stock options exercisable for the purchase of 100,000 shares of our common stock for $1.25 each and placement agent warrants exercisable for the purchase of 443,250 common stock shares at $1.10 each. The stock options will become exercisable on January 1, 2005 and will expire on December 31, 2008 and the redeemable warrants are currently exercisable and will expire on October 30, 2008. See "Description of Securities—Outstanding Stock Options" and "—Placement Agent Warrants." There is no assurance that the stock options and placement agent warrants will be exercised; however, because the exercise price of each is substantially less than the $2.00 or $3.50 exercise or purchase price of the common stock shares under the redeemable warrants, it could be assumed that the stock options and placement agent warrants would be exercised before the redeemable warrants. Assuming exercise of the stock options and redeemable warrants and

  •
  exercise of the redeemable warrants in full at $2.00 per share, the purchasers will suffer dilution of $1.24 per share or 62% of the exercise or purchase offering price of our common stock or

  •
  exercise of the redeemable warrants in full at the increased $3.50 per share exercise or purchase price, the purchasers will suffer dilution of $2.36 per share or 67.4% of the exercise or purchase offering price of our common stock.

If a market develops for our common stock and redeemable warrants, the public market prices and values may fluctuate widely.

        A market for our common stock shares does not exist. If a market develops, the market price of our common stock may be subject to significant fluctuations in response to, and may be adversely affected by

  •
  variations in quarterly operating results,

  •
  changes in earnings estimates by analysts,

  •
  developments in the motion picture industry generally and more particularly the low-budget motion picture industry,

  •
  timing of motion picture releases by us as well as our competitors, and general stock market conditions.

If a market develops, our common stock and redeemable warrants will initially be traded on the over-the-counter market and will have a low trading volume that will increase the volatility of the market price and value of the common stock and redeemable warrants.

        In the event a market for our common stock develops, the common stock will be included in the over-the-counter market. The over-the-counter market is volatile and characterized as follows:

  •
  the over-the-counter securities are subject to substantial and sudden price increases and decreases,

  •
  at times the price (bid and ask) information for the securities may not be available,

  •
  if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

  •
  the available offered price may be substantially below the quoted bid price.

Our common stock will be subject to "penny stock" rules that impose additional duties and responsibilities on broker-dealers and salespersons making purchase recommendations and require purchasers to met certain qualifications, all of which materially limit or restrict the ability to resale the common stock and redeemable warrants in terms of resale prices and the ability to sell on a timely basis.

        If a market develops, our common stock will be subject to the "penny stock" rules. A "penny stock" is generally a stock that

  •
  is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

  •
  the high bid price for the common stock is less than $5.00, and less than two market makers are currently displaying bid and ask quotations at specified prices, or

  •
  is issued by a company with net tangible assets of less than $5 million (or after having been in existence for more than three years, less than $2 million) or

  •
  has average revenues during the previous three years of less than $6 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase a penny stock or the sale of a penny stock. Required compliance with these rules will materially limit or restrict

  •
  the ability to resell our common stock, and

  •
  the liquidity typically associated with other publicly traded stocks may not exist.

We may issue additional common stock and preferred stock at prices and on terms determined by our board of directors, without shareholder consent or approval, that upon issuance may result in substantial dilution of our shareholders interests as well as the market price and value of our common stock and redeemable warrants.

        We have 78,293,325 shares of our common stock and 10,000,000 shares of preferred stock available for issuance. We have the right to offer these shares at offering prices to be determined in sole discretion of our board of directors. The sale of these shares may result in substantial dilution to our shareholders. Also the preferred stock may have rights superior to those of our common stock. These stock issuances may adversely affect the market price or value of our common stock as well as our redeemable warrants.

USE OF PROCEEDS

        Because we will have already receive from the selling security holders listed under "Selling Security Holders" commencing on page 65 (the "Selling Security Holders") the proceeds from sale of the common stock shares and redeemable warrants that the Selling Securities Holders are offering for resale pursuant to this prospectus, we will not receive any proceeds from their resale of the common stock shares and redeemable warrants pursuant to the Resale Offering.

Exercise of Redeemable Warrants Following Their Resale by Selling Security Holders

        We will receive the proceeds from exercise of the redeemable warrants, both before and after resale of the redeemable warrants by the Selling Security Holders. The owners of the redeemable warrants, including the Selling Security Holders before their resale of the redeemable warants, are not under any obligation to exercise their rights to purchase the common stock shares pursuant to exercise of the redeemable warrants. Thus, there is no assurance that we will sell any of the common stock shares pursuant to warrant exercises and, accordingly, receive any sale proceeds.

        For purposes of the following discussion, it is assumed that the estimated $40,000 registration costs of the securities covered by this prospectus are allocated to the common stock shares for which the redeemable warrant are exercisable. If the redeemable warrants were to exercised in full at $2.00 per common stock share, we would receive proceeds of $5,910,000.

        After our common stock has been quoted on the OTC Bulletin Board for 18 consecutive months, the purchase price of the common stock pursuant to exercise of the redeemable warrants will increase to $3.50 per share. If the redeemable warrants were fully to be exercised at the $3.50 per share purchase price, we would receive proceeds of $10,342,500. There is no assurance that

  •
  our common stock will become tradable on the OTC Bulletin Board on for 18 consecutive months and, the purchase price of the common stock will accordingly increase to $3.50 per common stock share or

  •
  the redeemable warrants will be exercised following the increase in the purchase price to $3.50 per common stock share.

        Based upon the production budget of Cloud 9, our initial movie, if the redeemable warrants were exercised in full for the purchase of 2,955,000 common stock shares at $2.00 per share, we estimate that the proceeds will be used for the acquisition, development and production of movies and working capital (including payment of estimated registration costs of $40,000) as follows:

	Percent	Amount
Movie acquisition, development and production costs:
Screenplay rights	1.8%	$109,273
Producers unit	3.3%	197,224
Direction	3.9%	232,137
Cast	17.1%	1,012,770
Travel and living costs	.0%	2,199
Fringe benefits and payroll taxes	2.0%	115,336
Production staff	6.3%	373,126
Extra talent	2.2%	127,263
Set design	1.2%	72,826
Set operations	2.4%	138,989
Set dressing	3.5%	208,551
Property	1.3%	79,156
Men's wardrobe	.8%	78,506
Women's wardrobe	2.3%	136,457
Makeup and hair	1.1%	62,765
Lighting	2.4%	142,854
Camera	5.2%	308,095
Production sound	1.3%	73,959
Transportation	5.2%	309,614
Location	3.8%	223,276
Tape and transfers	2.7%	157,912
Production period—fringe benefits	3.8%	225,754
Film editing	5.1%	298,501
Music	1.8%	106,607
Post-production sound	1.6%	93,281
Main end and titles	.0%	2,665
Post-production—fringe benefits	.3%	14,818
Publicity	.1%	5,330
Insurance	.9%	53,304
General expense	.5%	26,652
Contingencies	6.1%	359,800

Total movie costs	90%	5,319,000

Working capital	10.0%	591,000

Total	100.0%	$5,910,000

        If the redeemable warrants were exercised in full at $3.50 per common stock shares, we estimate that the proceeds will be used for the acquisition, development and production of movies and working capital (including payment of estimated registration costs of $40,000) as follows:

	Percent	Amount
Movie acquisition, development and production costs:
Screenplay rights	1.8%	$191,227
Producers unit	3.3%	345,141
Direction	3.9%	406,241
Cast	17.1%	1,772,347
Travel and living costs	.0%	3,848
Fringe benefits and payroll taxes	2.0%	201,838
Production staff	6.3%	652,970
Extra talent	2.2%	222,709
Set design	1.2%	127,446
Set operations	2.4%	243,231
Set dressing	3.5%	364,964
Property	1.3%	138,523
Men's wardrobe	.8%	84,868
Women's wardrobe	2.3%	238,800
Makeup and hair	1.1%	109,839
Lighting	2.4%	249,994
Camera	5.2%	539,167
Production sound	1.3%	129,428
Transportation	5.2%	541,825
Location	3.8%	390,733
Tape and transfers	2.7%	276,346
Production period—fringe benefits	3.8%	395,070
Film editing	5.1%	522,376
Music	1.8%	186,563
Post-production sound	1.6%	163,260
Main end and titles	.0%	4,664
Post-production—fringe benefits	.3%	25,932
Publicity	.1%	9,328
Insurance	.9%	93,281
General expense	.5%	46,641
Contingencies	6.1%	629,650

Total movie costs	90%	9,308,250

Working capital	10.0%	1,034,250

Total	100.0%	$10,342,500

        As indicated above, we anticipate that 90% of the proceeds will be used for the production of motion pictures and 10% of the proceeds will be used for working capital, regardless of the number of common stock shares sold pursuant to exercise of the redeemable warrants. With respect to use for the production of motion pictures, we will not undertake the acquisition and production of a motion picture unless we have sufficient funds to complete production of the motion picture. Accordingly, we believe we will maintain the ratio of 90% for movie production costs and 10% for working capital regardless of the number of commons stock shares sold pursuant to exercise of the redeemable warrants. However, the various classifications of movie production costs, as listed above, may vary from movie-to-movie, as well as the percentage that each classification of movie production cost constitutes of the total costs of producing the movie. The variation in these amounts and percentages are not determinable as of the date of this prospectus. There is no assurance that the redeemable warrants will be exercised or, if exercised, the timing of exercise.

        We believe that our current cash and cash equivalents will be sufficient to fund our budgeted capital and operating requirements for the next 12 months, without receipt of any proceeds from exercise of the redeemable warrants. See "Management's Plan of Operation." The net proceeds, if any, received from exercise of the redeemable warrants will be invested in federally insured or guaranteed securities pending use.

DILUTION

Primary Offering

        The following information relates to our Primary Offering of 2,955,000 common stock shares to the holders of the redeemable warrants following sale of the redeemable warrants by the Selling Security Holders. The exercise or purchase price of the common stock shares purchasable pursuant to the redeemable warrants will increase from $2.00 to $3.50 per common stock share after our common stock has been quoted on the OTC Bulletin Board for 18 consecutive months.

  Exercise of Redeemable Warrants at $2.00 per Common Stock Share

        The net tangible book value of our common stock, at March 31, 2004, was $2,441,040, or $.30 per share. Without taking into account changes in net tangible book value after March 31, 2004, other than assuming the sale of 2,955,000 shares of our common stock at 2.00 per share pursuant to exercise of the redeemable warrants in full and our receipt of $5,870,000 in estimated net proceeds from the Primary Offering, our net tangible book value at March 31, 2004, would have been $8,311,040, or $.74 per share. This represents an immediate increase in the net tangible book value of $.44 per share to existing shareholders and an immediate dilution in the tangible book value of $1.26 per common stock share to the purchasers of the common stock pursuant to the Primary Offering and exercise of the redeemable warrants.

        Based upon our unaudited balance sheet dated March 31, 2004 appearing elsewhere in this prospectus, "net tangible book value" and "net tangible book value per share" at March 31, 2004 were determined by

  •
  subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

  •
  subtracting from tangible assets of $2,544,483 total liabilities of $103,443 which resulted in net tangible book value of $2,441,040 and

  •
  dividing net tangible book value of $2,441,040 by the 8,208,425 common stock shares outstanding at March 31, 2004, resulting in net tangible book value per share of $.30.

"Net tangible book value" and "net tangible book value per share" at March 31, 2004 after assuming exercise of the redeemable warrants at $2.00 per common stock share and our sale and issuance 2,955,000 common stock shares were determined by

  •
  subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

  •
  adding to the tangible asset of $2,544,483 the $5,910,000 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering, which resulted in adjusted tangible assets of $8,414,483 and

  •
  subtracting from adjusted tangible assets of $8,414,483 total liabilities of $103,443 which resulted in net tangible book value of $8,311,040 and

  •
  increasing the 8,208,425 outstanding common stock shares by 2,955,000 to arrive at the adjusted number of outstanding common stock shares of 11,163,425, and

  •
  dividing adjusted net tangible book value of $8,311,040 by the 11,163,425 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $.74.

        The following table illustrates the per share dilution to purchasers of our common stock pursuant to the Primary Offering as of March 31, 2004:

			Percentage of Purchase or Exercise Price
Exercise or purchase price under the redeemable warrants		$2.00	100.0%
Net tangible book value per share as of March 31, 2004	$.30
Increase in net tangible book value attributable to existing shareholders	..46

Net tangible book value per share after the Primary Offering(1)		.74	37.0%

Dilution to purchasers pursuant to the Primary Offering		$1.26	63.0%

(1)
"Net tangible book value per share after the Primary Offering" was determined by

•
subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

•
adding to the tangible asset of $2,544,483 the $5,910,000 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering, which resulted in adjusted tangible assets of $8,414,483 and

•
subtracting from adjusted tangible assets of $8,414,483 total liabilities of $103,443 which resulted in net tangible book value of $8,311,040 and

•
increasing the 8,208,425 outstanding common stock shares by 2,955,000 to arrive at the adjusted number of outstanding common stock shares of 11,163,425, and

•
dividing adjusted net tangible book value of $8,311,040 by the 11,163,425 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $.74.

        The following table sets forth, as of March 31, 2004, the number of shares of our common stock purchased for cash, the total consideration paid and the average cash price per share paid by our current shareholders and by the purchasers of our common stock pursuant to the Primary Offering before deduction of estimated offering expenses:

	Shares Purchased		Total Consideration
						Average Price Per Share
	Number	Percent	Amount		Percent
Our current shareholders	8,208,425	73.5%	$3,791,765	(1)	39.1%	$.46
The purchasers of our common stock pursuant to the Primary Offering	2,955,000	26.5%	5,910,000		60.9%	$2.00

Total	11,163,425	100.0%	$9,701,765		100.0%

(1)
The amount is based upon the amount paid by our current shareholders for our common stock at March 31, 2004, and is the sum of the par value of our outstanding common stock of $821 and additional paid-in of 3,790,944 as reflected on our unaudited balance sheet as of March 31, 2004 appearing elsewhere in this prospectus.

  Exercise of Redeemable Warrants at $3.50 per Common Stock Share

        As indicated above, the net tangible book value of our common stock, at March 31, 2004, $2,441,040, or $.30 per share. Without taking into account changes in net tangible book value after March 31, 2004, other than assuming the sale of 2,955,000 shares of our common stock at 3.50 per share pursuant to exercise of the redeemable warrants in full and our receipt of $10,302,500 in estimated net proceeds from the Primary Offering, our net tangible book value at March 31, 2004, would have been $12,743,540, or $1.14 per share. This represents an immediate increase in the net tangible book value of $.84 per share to existing shareholders and an immediate dilution in the tangible book value of $2.36 per common stock share to the purchasers of the common stock pursuant to the Primary Offering.

        Based upon our unaudited balance sheet dated March 31, 2004 appearing elsewhere in this prospectus, "net tangible book value" and "net tangible book value per share" at March 31, 2004 was determined by

  •
  subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

  •
  subtracting from tangible assets of $2,544,483 total liabilities of $103,433 which resulted in net tangible book value of $2,441,040 and

  •
  dividing net tangible book value of $2,441,040 by the 8,208,425 common stock shares outstanding at March 31, 2004, resulting in net tangible book value per share of $.30.

"Net tangible book value" and "net tangible book value per share" at March 31, 2004 after assuming exercise of the redeemable warrants at $3.50 per common stock share and our sale and issuance 2,955,000 common stock shares was determined by

  •
  subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

  •
  adding to the tangible asset of $2,544,483 the $10,342,500 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering, which resulted in adjusted tangible assets of $12,846,983 and

  •
  subtracting from adjusted tangible assets of $12,846,983 total liabilities of $103,443 which resulted in net tangible book value of $12,743,540 and

  •
  increasing the 8,208,425 outstanding common stock shares by 2,955,000 to arrive at the adjusted number of outstanding common stock shares of 11,163,425, and

  •
  dividing adjusted net tangible book value of $12,743,540 by the 11,163,425 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $1.14.

        The following table illustrates the per share dilution to purchasers of our common stock pursuant to the Primary Offering as of March 31, 2004:

			Percentage of Purchase or Exercise Price
Exercise or purchase price under the redeemable warrants		$3.50	100.0%
Net tangible book value per share as of March 31, 2004	$.30
Increase in net tangible book value attributable to existing shareholders	..84

Net tangible book value per share (1)after the Primary Offering		1.14	32.6%

Dilution to purchasers pursuant to the Primary Offering		$2.36	67.4%

(1)
"Net tangible book value per share" is determined by

•
subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

•
adding to the tangible asset of $2,544,483 the $10,382,500 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering, which resulted in adjusted tangible assets of $12,846,983 and

•
subtracting from adjusted tangible assets of $12,846,983 total liabilities of $103,443 which resulted in net tangible book value of $12,743,540 and

•
increasing the 8,208,425 outstanding common stock shares by 2,955,000 to arrive at the adjusted number of outstanding common stock shares of 11,163,425, and

•
dividing adjusted net tangible book value of $12,743,540 by the 11,163,425 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $1.14.

        The following table sets forth, as of March 31, 2004, the number of shares of our common stock purchased for cash, the total consideration paid and the average cash price per share paid by our current shareholders and by the purchasers of our common stock under the offering before deduction of estimated offering expenses:

	Shares Purchased			Total Consideration
							Average Price Per Share
	Number		Percent	Amount		Percent
Our current shareholders	8,208,425	(1)	73.5%	$3,791,765	(1)	26.8%	$.46
The purchasers of our common stock	2,955,000		26.5%	10,342,500		73.2%	$3.50

Total	11,163,425		100.0%	$14,134,265		100.0%

(1)
The amount is based upon the amount paid by our current shareholders for our common stock at March 31, 2004, that is the sum of the par value of our outstanding common stock of $821 and additional paid-in of 3,790,944 as reflected on our unaudited balance sheet as of March 31, 2004 appearing elsewhere in this prospectus.

Effect of Exercise of Outstanding Stock Options and Placement Agent Warrants

        We have outstanding stock options exercisable for the purchase of 100,000 common stock shares at $1.25 per share. These stock options will become exercisable on January 1, 2005 and will expire on December 31, 2008. See "Description of Securities—Outstanding Stock Options." Furthermore, in connection with its services as placement agent of our private placement offering, we sold Viewtrade Financial for $10 common stock purchase warrants (the "placement agent warrants") exercisable for the purchase of 443,250 common stock shares. The purchase price of the common stock shares upon exercise of the placement agent warrants is $1.10 per share. The placement agent warrants became exercisable on December 19, 2003 and will expire on and after October 30, 2008. See "Description of Securities—Placement Agent Warrants." There is no assurance that the stock options and redeemable warrants will be exercised; however, assuming the stock options and placement agent warrants were to be exercised in full, we would receive proceeds of $125,000 and $487,575, respectively, for aggregate proceeds of $612,575. The following information assumes and gives effect to exercise of the outstanding stock options and the redeemable warrants as of March 31, 2004.

  Exercise of Redeemable Warrants at $2.00 per Common Stock Share

        As indicated above, the net tangible book value of our common stock, at March 31, 2004, $2,441,040, or $.30 per share. Without taking into account changes in net tangible book value after March 31, 2004, other than assuming

  •
  the sale of 2,955,000 shares of our common stock at 2.00 per share pursuant to exercise of the redeemable warrants in full and our receipt of $5,870,000 in estimated net proceeds (after deduction of related offering costs of $40,000) from the Primary Offering,

  •
  the sale of 100,000 shares of our common stock at $1.25 per share pursuant to exercise of the stock options in full and our receipt of $125,000 in net proceeds, and

  •
  the sale of 443,250 shares of our common stock at $1.10 per share pursuant to exercise of the placement agent warrants in full and our receipt of $487,575 in net proceeds,

our net tangible book value at March 31, 2004, would have been $8,923,615, or $.76 per share. This represents an immediate increase in the net tangible book value of $.46 per share to existing shareholders (including the former holders of the stock options and placement agent warrants) and an immediate dilution in the tangible book value of $1.24 per common stock share to the purchasers of the common stock pursuant to the Primary Offering.

        "Net tangible book value" and "net tangible book value per share" at March 31, 2004 after assuming exercise of the redeemable warrants, stock options and placement agent warrants was determined by

  •
  subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

  •
  adding to the tangible asset of $2,544,483

  •
  the $5,910,000 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering,

  •
  the $125,000 proceeds from exercise of the stock options and sale of the 100,000 common stock shares, and

  •
  the $487,575 proceeds from exercise of the placement agent warrants and sale of the 443,250 common stock shares,

        which resulted in adjusted tangible assets of $9,027,058 and

  •
  subtracting from adjusted tangible assets of $9,027,058 total liabilities of $103,443 which resulted in net tangible book value of $8,923,615 and

  •
  increasing the 8,208,425 outstanding common stock shares by 3,498,250 to arrive at the adjusted number of outstanding common stock shares of 11,706,675, and

  •
  dividing adjusted net tangible book value of $8,923,615 by the 11,706,675 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $.76.

        The following table illustrates the per share dilution to purchasers of our common stock pursuant to the Primary Offering after giving effect to and assuming exercise of the stock options and placement agent warrants in full as of March 31, 2004:

			Percentage of Purchase or Exercise Price
Exercise or purchase price under the redeemable warrants		$2.00	100.0%
Net tangible book value per share as of March 31, 2004	$.30
Increase in net tangible book value attributable to existing shareholders (including holders of the stock options and redeemable warrants)	.46

Net tangible book value per share(1) after the Primary Offering		.76	38.0%

Dilution to purchasers pursuant to the Primary Offering		$1.24	62.0%

(1)
"Net tangible book value per share" is determined by

•
subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

•
adding to the tangible asset of $2,544,483

•
the $5,910,000 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering,

•
the $125,000 proceeds from exercise of the stock options and sale of the 100,000 common stock shares, and

•
the $487,575 proceeds from exercise of the placement agent warrants and sale of the 443,250 common stock shares,

        which resulted in adjusted tangible assets of $9,027,058 and

  •
  subtracting from adjusted tangible assets of $9,027,058 total liabilities of $103,443, which resulted in net tangible book value of $8,923,615 and

  •
  increasing the 8,208,425 outstanding common stock shares by 3,498,250 to arrive at the adjusted number of outstanding common stock shares of 11,706,675, and

  •
  dividing adjusted net tangible book value of $8,923,615 by the 11,706,675 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $.76.

        The following table sets forth as of March 31, 2004 the number of shares of our common stock purchased for cash, the total consideration paid and the average cash price per share paid by our current shareholders, the current holders of the stock options and the placement agent warrants and by the purchasers of our common stock pursuant to the Primary Offering before deduction of estimated offering expenses:

	Shares Purchased			Total Consideration
							Average Price Per Share
	Number		Percent	Amount		Percent
Our current shareholders	8,208,425	(1)	70.1%	$3,791,765	(1)	36.8%	$.46
Holder of stock options	100,000.9%			125,000		1.2%	$1.25
Holders of placement agent warrants	443,250		3.8%	487,575		4.7%	$1.10
Purchasers of common stock pursuant to Primary Offering	2,955,000		25.2%	5,910,000		57.3%	$2.00

Total	11,706,675		100.0%	$10,314,340		100.0%

(1)
The amount is based upon the amount paid by our current shareholders for our common stock at March 31, 2004, and is the sum of the par value of our outstanding common stock of $821 and additional paid-in of 3,790,944 as reflected on our unaudited balance sheet as of March 31, 2004 appearing elsewhere in this prospectus.

  Exercise of Redeemable Warrants at $3.50 per Common Stock Share

        As indicated above, the net tangible book value of our common stock, at March 31, 2004, $2,441,040, or $.30 per share. Without taking into account changes in net tangible book value after March 31, 2004, other than assuming

  •
  the sale of 2,955,000 shares of our common stock at 3.50 per share pursuant to exercise of the redeemable warrants in full and our receipt of $10,340,500 in estimated net proceeds (after deduction of related offering costs of $40,000) from the Primary Offering,

  •
  the sale of 100,000 shares of our common stock at $1.25 per share pursuant to exercise of the stock options in full and our receipt of $125,000 in net proceeds, and

  •
  the sale of 443,250 shares of our common stock at $1.10 per share pursuant to exercise of the placement agent warrants in full and our receipt of $487,575 in net proceeds,

our net tangible book value at March 31, 2004, would have been $13,356,115, or $1.14 per share. This represents an immediate increase in the net tangible book value of $.84 per share to existing shareholders (including the former holders of the stock options and placement agent warrants) and an immediate dilution in the tangible book value of $2.36 per common stock share to the purchasers of the common stock pursuant to the Primary Offering.

        "Net tangible book value" and "net tangible book value per share" at March 31, 2004 after assuming exercise of the redeemable warrants, stock options and placement agent warrants was determined by

  •
  subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

  •
  adding to the tangible asset of $2,544,483

  •
  the $10,342,500 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering,

  •
  the $125,000 proceeds from exercise of the stock options and sale of the 100,000 common stock shares, and

    •
    the $487,575 proceeds from exercise of the placement agent warrants and sale of the 443,250 common stock shares,

        which resulted in adjusted tangible assets of $13,459,558 and

  •
  subtracting from adjusted tangible assets of $13,459,558 total liabilities of $103,443 which resulted in net tangible book value of $13,356,115 and

  •
  increasing the 8,208,425 outstanding common stock shares by 3,498,250 to arrive at the adjusted number of outstanding common stock shares of 11,706,675, and

  •
  dividing adjusted net tangible book value of $13,356,115 by the 11,706,675 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $1.14.

        The following table illustrates the per share dilution to purchasers of our common stock pursuant to the Primary Offering after giving effect to and assuming exercise of the stock options and placement agent warrants in full as of March 31, 2004:

			Percentage of Purchase or Exercise Price
Exercise or purchase price under the redeemable warrants		$3.50	100.0%
Net tangible book value per share as of March 31, 2004	$.30
Increase in net tangible book value attributable to existing shareholders (including holders of the stock options and redeemable warrants)	.84

Net tangible book value per share(1) after the Primary Offering		1.14	32.6%

Dilution to purchasers pursuant to the Primary Offering		$2.36	67.4%

(1)
"Net tangible book value per share" is determined by by

•
subtracting from total assets of $2,923,639, film costs of $379,156 which resulted in tangible assets of $2,544,483 and

•
adding to the tangible asset of $2,544,483

•
the $10,342,500 proceeds from exercise of the redeemable warrants and sale of the 2,955,000 common stock shares, less the $40,000 estimated costs of the Primary Offering,

•
the $125,000 proceeds from exercise of the stock options and sale of the 100,000 common stock shares, and

•
the $487,575 proceeds from exercise of the placement agent warrants and sale of the 443,250 common stock shares,

        which resulted in adjusted tangible assets of $13,459,558 and

  •
  subtracting from adjusted tangible assets of $13,459,558 total liabilities of $103,443 which resulted in net tangible book value of $13,356,115 and

  •
  increasing the 8,208,425 outstanding common stock shares by 3,498,250 to arrive at the adjusted number of outstanding common stock shares of 11,706,675, and

  •
  dividing adjusted net tangible book value of $13,356,115 by the 11,706,675 adjusted outstanding common stock shares outstanding, resulting in net tangible book value per share of $1.14.

        The following table sets forth as of March 31, 2004 the number of shares of our common stock purchased for cash, the total consideration paid and the average cash price per share paid by our current shareholders, the current holders of the stock options and the placement agent warrants and by the purchasers of our common stock pursuant to the Primary Offering before deduction of estimated offering expenses:

	Shares Purchased			Total Consideration
							Average Price Per Share
	Number		Percent	Amount		Percent
Our current shareholders	8,208,425	(1)	70.1%	$3,791,765	(1)	25.7%	$.46
Holder of stock options	100,000.9%			125,000.8%			$1.25
Holders of placement agent warrants	443,250		3.8%	487,575		3.3%	$1.10
Purchasers of common stock pursuant to Primary Offering	2,955,000		25.2%	10,342,500		70.2%	$3.50

Total	11,706,675		100.0%	$14,746,840		100.0%

(1)
The amount is based upon the amount paid by our current shareholders for our common stock at March 31, 2004, and is the sum of the par value of our outstanding common stock of $821 and additional paid-in of 3,790,944 as reflected on our unaudited balance sheet as of March 31, 2004 appearing elsewhere in this prospectus.

DIVIDEND POLICY

        We do not intend to pay and you should not expect to receive cash dividends on our common stock. Our dividend policy is to retain earnings to support the expansion of our operations. If we were to change this policy, any future cash dividends will depend on factors deemed relevant by our board of directors. These factors will generally include future earnings, capital requirements and our financial condition. Furthermore, in the event we issue preferred stock shares, although unanticipated, no dividends may be paid on our outstanding common stock shares until all dividends then due on our outstanding preferred stock will have been paid.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2004. The following table should be read in conjunction with the unaudited consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

As of March 31, 2004
Stockholders' equity:
Preferred Stock, $0.0001 par value, 0,000,000 authorized; no shares issued and outstanding	—
Common Stock, $0.0001 par value, 90,000,000 shares authorized; 8,208,425 shares issued and outstanding	821
Additional paid-in capital	3,790,944
Accumulated deficit during development stage	(971,569)

Total stockholders' equity and capitalization	$2,820,196

MANAGEMENT'S PLAN OF OPERATION

        We are a development stage company. We operated historically as a limited liability company, GrayMark Productions, L.L.C. that was formed in August 2001. Since commencement of our operations in August 2001, we generated our initial revenue from operations ($13,391) during 2003 and did not have revenues from operations during 2002. This initial revenue was primarily attributable to consulting services, a non-reoccurring revenue source. Effective August 18, 2003, pursuant to an exchange agreement, the owners of the member interests in GrayMark Productions, L.L.C. exchanged their respective member interests in GrayMark Productions, L.L.C. for 4,870,000 shares of our common stock. As a result of this exchange, GrayMark Productions, L.L.C. became a wholly-owned subsidiary of GrayMark Productions, Inc. and the plan of operation of GrayMark Productions, L.L.C. became that of GrayMark Productions, Inc.

        During 2002 and 2001, we paid Mark A. Stansberry and Harry G. "Gray" Frederickson, Jr. consulting and management fees totaling $38,650 and $105,471, respectively, and during 2001 we paid Mr. Frederickson consulting and management fees totaling $20,999. Messrs. Stansberry and Frederickson were members and served as managers of our wholly-owned subsidiary, GrayMark Productions, L.L.C. until August 18, 2003. See "Certain Transactions."

        Michael E. Dunn became one of our shareholders in August 2003 as a result of the exchange of his ownership interest in GrayMark Productions, L.L.C. for 20,000 of our common stock shares. Mr. Dunn is a member of the law firm of Dunn Swan & Cunningham, the firm that serves as our legal counsel. Dunn Swan & Cunningham was paid $29,305 during 2003 and $10,760 during 2004 for legal services performed on our behalf. See "Certain Transactions." In the future, Dunn Swan & Cunningham may perform additional legal services on our behalf on an as-needed basis at hourly rates (currently $150 to $225 per hour) based on the type of legal services provided.

        The following discussion covers our plan of operations for the next 12 months. As with any plan, there is no assurance that our operations as described will go as planned or that we will be successful in achieving the anticipated results.

Liquidity and Capital Resources

        In December 2003, we completed our private placement offering of our common stock shares and redeemable warrants in units of one common stock share and one redeemable warrant. We received net proceeds of $2,513,474 from the private placement offering. Based upon the our cash and cash equivalents at March 31, 2004 (that totaled approximately $2,519,644), we anticipate that our cash requirements will be met for at least the next 15 months.

        Our corporate headquarters and offices are located at 101 North Robinson, Suite 920, Oklahoma City, Oklahoma. These office facilities consist approximately of 1,500 square feet and are occupied under a 12-month unwritten lease, requiring monthly rental payments of $500. The costs of building-out and improving our offices was approximately $15,000 which we paid rather than Corporate Tower, LLC, our landlord. These improvements included removal and construction of new walls, ceilings and doorways, and painting of the walls throughout and installation of carpeting in the offices and reception area and vinyl flooring in a utility room, and installation of computer cabling for communications, including internet access services and telephone services. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Corporate Tower, LLC. Mr. Oliver on behalf of Corporate Tower, LLC has orally indicated that there is no intent to terminate our occupancy of the office facilities following the end of the 12-month period and that the term of the lease will simply be on a month-to-month basis, requiring 30-day prior written notice of termination under Oklahoma law. Upon termination of this occupancy arrangement, we believe there is adequate office space and facilities available in the Oklahoma City area. In the event we are required to move from our current office facilities, the terms of occupancy, including the increased rental payments, will be substantially different than those under which our office space is currently occupied and the annual rental rate will probably be from $8 to $12 per square foot ($12,000 to $18,000 per year based upon 1,500 square fee of office facilities).

        Our budgeted overhead expenses for the next 12 months are as follows:

Expenditure	Monthly	12 Months
Administrative expenditures:
Executive officer compensation	$15,333	$184,000
Administrative salaries	1,517	18,200
Payroll taxes	2,527	30,330
Telephone	700	8,400
Rent	500	6,000
Legal	2,917	35,000
Accounting	2,917	35,000
Public relations	417	5,000
Travel	4,167	50,000
Health insurance	1,020	12,240
Automobile	500	6,000
Miscellaneous	485	5,820

Total Administrative Expenditures	$33,000	$395,990

Movie Development and Production

        The movie industry generally consists of two principal activities, production and distribution. Production encompasses the development, financing and creation of feature-length movies. Distribution entails the promotion and marketing of movies in the various media markets, including theatrical, home video and television presentation.

        We anticipate primarily producing English language motion pictures intended primarily for domestic theatrical release and to a much lesser extent the ancillary market (home video and television, including pay-per-view, cable, satellite and network broadcast), that have production budgets of $2 to $5 million ("low-budget motion pictures," "low budget movies" or "low-budget films").

        The development and production costs of a low-budget film and each cost category varies from movie-to-movie and this variation may be substantial. Each movie is unique and the storyline, special effects, production locations, creative personnel involved, etc. affect the budget amount of each cost category. Accordingly, we believe the cost categories are somewhat indeterminable until the particular movie is identified and developed. However, the following table presents a general estimate of the budget cost categories of movies we intend to acquire and produce with budgets of $2 to $5 million:

	$2,000,000 Budget	$5,000,000 Budget
Screenplay rights	$40,000	$100,000
Producers unit	75,000	187,500
Direction	87,000	217,500
Cast	385,000	962,500
Travel and living costs	1,000	2,500
Fringe benefits and payroll taxes	42,500	106,250
Production staff	140,000	350,000
Extra talent	47,250	118,125
Set design	27,250	68,125
Set operations	52,000	130,000
Set dressing	78,250	195,625
Property	30,000	75,000
Wardrobe	70,000	175,000
Makeup and hair	23,500	58,750
Lighting	53,500	133,750
Camera	115,500	288,750
Production sound	27,750	69,375
Transportation	116,000	290,000
Location	83,750	209,375
Tape and transfers	59,250	148,125
Production period—fringe benefits	85,000	212,500
Film editing	112,000	280,000
Music	40,000	100,000
Post-production sound	35,000	87,500
Main end and titles	1,000	2,500
Post-production—fringe benefits	5,500	13,750
Publicity	2,000	5,000
Insurance	20,000	50,000
General expense	10,000	25,000
Contingencies	135,000	337,500

Total budget costs	$2,000,000	$5,000,000

        Rather than retain and employ personnel to develop screenplays and perform other movie development activities, we intend to acquire movies for production that are in the development phase, generally to the point that the initial screenplay has been written, and that are low-budget films. In the pre-production and production phases of a motion picture, we intend to hire skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound and lighting technicians and actors on an as needed basis.

        We expect to enter into various production cost and revenue sharing arrangements, including joint ventures, partnerships and limited liability companies, on a movie-by-movie basis. We have entered into a sharing arrangement and formed a limited liability company for the production of Cloud 9, as discussed below. These sharing arrangements are intended to complement or expand our business to permit the production of a greater number of movies, while sharing the financial risks of the movie. We may not realize the financial benefits we anticipated when we entered into these arrangements. In addition, the negotiation of these arrangements, whether successful or not, could require us to incur significant costs and cause diversion of management's time and resources. Accordingly, the costs of obtaining these sharing arrangements will increase our invested cost in a movie without providing a correlating increase in the movies revenues; thus, adversely affecting the financial performance of the movie.

        Following our production of the movie, we intend to arrange for distribution through third-parties primarily into the domestic and international theatrical markets. We do not have any plans to release our movies directly to the ancillary market (home video or pay and free television). However, we may distribute our movies into the ancillary markets if the opportunity were to develop. Our primary distribution market will be the domestic and international theatrical markets.

        A substantial amount of time may elapse between our expenditure of funds and the receipt of revenue from the motion picture. Accordingly, we plan on producing one movie during 2004 and not undertake the production of any additional movies unless we have sufficient funds with which to complete production.

        Our produced movies will be distributed domestically pursuant to licensing arrangements with unrelated third-parties that are independently engaged in the promotion and distribution of movies. Any foreign distribution will be pursuant to sale of the distribution rights to an unrelated third-party international distributor for a single up-front payment. As of the date of this prospectus, we have not entered into any distribution arrangements.

        We expect to distribute each motion picture we produce outside North America by sale of the international distribution rights to an international distributor for lump-sum single payment (in U.S. currency) without any retained participation in international source revenues. As a result, our ability to sell the international distribution rights will be subject to:

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  changes in local regulatory requirements, including restrictions on content,

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  changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and withholding taxes),

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  differing degrees of protection for intellectual property,

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  instability of foreign economies and governments,

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  cultural barriers,

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  wars and acts of terrorism, and

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  the spread of severe acute respiratory syndrome, or SARS.

Any of these factors could have a material adverse effect on our ability to sell the international distribution rights of any motion picture.

        The financial success of each motion picture we produce will depend principally on theatrical exhibition. We do not expect to realize significant revenues from release and distribution of our produced movies into the ancillary markets. As reported by the Motion Picture Association of America (MPAA), in 2002 the average theatrical costs of a MPAA company increased 14% that was attributable to the increase in production costs, studio overhead and capitalized interest. The increases in production costs, studio overhead and capitalized interest were at a faster rate than theater admissions (an increase of 10.2%) and ticket prices (an increase of 2.7%) in 2002. The production company receives a portion of the theatrical admission revenues or box office receipts of a movie, generally 30% to 40%, after the distributor recovers its costs of distribution. Consequently, as production costs increase box office receipts must increase as much as three times the amount of increase in production costs to keep pace. These rising production costs without commensurate increases in movie admissions and admission ticket prices adversely affect the financial performance of a movie and the ability to recover the invested costs in the movie as well as realize any profit. There is no assurance that this trend will reverse in the near term or continue for an extended period.

Production Budget of Cloud 9

        In January 2004 we commenced pre-production of the movie currently titled Cloud 9 (formerly Out of the Blue). The budgeted production and development costs of this movie project are as follows:

$2,000,000 Budget
Screenplay rights	$40,970
Producers unit	74,000
Direction	87,100
Cast	379,695
Travel and living costs	825
Fringe benefits and payroll taxes	43,275
Production staff	139,475
Extra talent	47,750
Set design	27,325
Set operations	52,150
Set dressing	78,250
Property	29,700
Wardrobe	69,400
Makeup and hair	23,550
Lighting	53,600
Camera	115,650
Production sound	27,750
Transportation	116,170
Location	83,775
Tape and transfers	59,250
Production period—fringe benefits	84,705
Film editing	112,000
Music	40,000
Post-production sound	35,000
Main end and titles	1,000
Publicity	2,000
Post-production—fringe benefits	5,560
Insurance	20,000
General expense	10,000
Contingencies	140,075

Total budget costs	$2,000,000

Production Agreement

        Pursuant to the Investor Agreement with A&A Productions, LLC and Frozen Televison, Inc., dated November 20, 2003, GrayMark Productions, Inc. shares the development and production costs and revenue of picture known as Cloud 9 (formerly Out of the Blue) (the "Picture"). The screenplay was developed and written by Brett Hudson, Burt Kearns and Albert S. Ruddy. The following is a summary of the material terms of the Investor Agreement:

        Exploitation Efforts.    A&A Productions, LLC and Frozen Television, Inc. (the "Producer") are to use their best efforts to arrange for third parties to distribute and/or exploit the Picture on such commercially reasonable terms as the Producer might be able to obtain subject to the rights of GrayMark Productions, Inc.

        Sale Before Full Contribution.    In the event of sale of all rights to the Picture prior to GrayMark Productions, Inc. advancing at least$50,000 up to $400,000, GrayMark Productions, Inc. will be entitled to receive in lieu of the Premium Recoupment and net profit participation (as defined and described below):

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  commencing from the first dollar from the proceeds of any and all rights sales, distribution and/or any and all exploitation of the Picture in any market and media, 200% of the aggregate amount GrayMark Productions, Inc. advanced prior to the sale of the rights in the Picture;

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  25% net profit participation as described below.

        Premium Recoupment and Profit Participation.    For its financial contribution to the costs of making the Picture, GrayMark Productions, Inc. is entitled to receive the following:

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  100% of revenue and proceeds received by Producer from the rights sales, distribution and/or any and all exploitation of the Picture until GrayMark Productions, Inc. recovers its investment in the Picture ("Premium Recoupment"), plus interest at the rate of Prime plus 2% per annum from the date of the contribution until GrayMark Productions, Inc. is repaid the Premium Recoupment in full, and

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  50% of "net profits" received by Producer from the rights sales, distribution and/or any and all exploitation of the Picture ("Profit Participation"). "Net profits" is defined as the sum remaining after deduction of third-party distribution fees and expenses; cash deferments (paid out on a equal priority basis with GrayMark Productions, Inc.) to cast, equipment suppliers, rights holders or any other approved party.

In addition to the Profit Participation of GrayMark Productions, Inc., the Producer is permitted to grant similar net profit participations to third parties without obtaining the consent of GrayMark Productions, Inc. However, the Producers are not permitted to grant participations that may in any way adversely affect or reduce the Premium Recoupment and Profit Participation of GrayMark Productions, Inc.

        Financial Contributions.    Pursuant to amendment of the Investor Agreement (dated January 5, 2004), GrayMark Productions, Inc. agreed to make the following financial contributions to the production of the Picture:

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  $50,000 upon execution of the Investor Agreement to cover script rights acquisition; partial legal fees; setup of production offices; casting; location scouting;

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  $350,000 after execution of a commitment agreement with the approved lead performer and director to be utilized to fund pre-production costs;

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  $500,000 not later than one week prior to the commencement of principal photography;

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  $500,000 upon completion of the third week of principal photography;

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  $300,000 upon completion of principal photography;

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  $150,000 upon completion of dubbing and scoring of the Picture;

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  $150,000 upon completion of the final corrected answer print of the Picture and of all delivery items required by any third party distributor in order to complete full delivery.

        Each of Gray Frederickson, Brett Hudson, Burt Kearns and Albert S. Ruddy will be paid a fee of $15,000. The fee to be paid to Gray Frederickson will actually be paid to GrayMark Productions, Inc. In the event the actual cost of producing the Picture is less than $2 million, the first $50,000 of savings will be shared equally between Producer and GrayMark Productions, Inc. and the balance of the savings will be repaid or retained by GrayMark Productions, Inc. Conversely, in the event the actual costs of producing the Picture exceed $2 million, the first $50,000 excess will be shared equally by Producer and GrayMark Productions, Inc. and remaining excess will be born solely by GrayMark Productions, Inc.

        Ownership and Decision Controls.    Each of GrayMark Productions, Inc. and the Producer owns 50% of the copyright to the Picture and all underlying rights and materials. Producer exercises creative controls, subject to the following approval rights (not to be unreasonably withheld) of GrayMark Productions, Inc.:

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  any proposed increase in the production budget;

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  any re-allocation of budgetary line items in excess of $5,000;

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  all above-the-line agreements (agreements with creative personnel, producer unit, story rights, etc.);

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  locations of the production mutually with Producer;

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  shortening of the Picture run-time to less than 85 minutes or lengthening of the Picture to more than 100 minutes;

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  approve production legal counsel (Robert M. Angel, Esq. has been approved);

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  production accountant;

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  all distribution agreements;

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  unit production manager; and

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  rating of the Picture (pre-approved that the Picture will be rated PG-13 or PG, subject to review by the MPAA).

Gray Frederickson is the designated representative of GrayMark Productions to exercise all approval rights and to view daily photography, production notes, script changes, and otherwise review any other aspects of the production during principal photography of the Picture.

        Credits.    Subject to third-party distributor approval, credit presentation will be "A Ruddy Morgan Organization/Frozen Films Production in Association with Graymark Productions" and the main title single-card credits will be as follows:

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  "Produced by Gray Frederickson"

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  "Produced by Albert S. Ruddy and Andre Morgan"

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  "Produced by Brett Hudson and Burt Kearns"

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  "Executive Producer John Simonelli"

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  "Written by Brett Hudson, Burt Kearns and Albert S. Ruddy"

        Sequel/Remake Options.    In the event Producer proposes to produce a remake, sequel, prequel or television project based upon the Picture ("subsequent production"), GrayMark Productions, Inc. has the right (for a 120-day period) to elect to provide financing for the subsequent product on the same terms and conditions as the Picture. Initially failing timely to elect to provide this financing, prior to Producer's acceptance of a third-party financing, GrayMark Productions will have 10 days in which to match the material financial terms of any bona fide written third-party financing offer received by Producer.

        Security Interest.    Producer granted GrayMark Productions, Inc. a security interest in the Picture to secure Producer's obligations, representations, warranties and covenants under the Investor Agreement. GrayMark Productions, Inc. has been appointed Producer's attorney-in-fact to execute and deliver any required security documents in the event Producer fails to do so if not executed and delivered within 30 days following the request by GrayMark Productions, Inc.

        Indemnification.    Each of GrayMark Productions, Inc. and Producer agreed to indemnify and hold harmless the other against claims, demands, causes of action, obligations, liability, loss, damage, cost and expenses (including reasonable outside attorneys' fees), incurred or sustained for any breach or alleged breach of the Investor Agreement.

        Accounting and Producer Reports.    Producer agreed to maintain complete books and records with respect to the distribution and exploitation of the Picture and provide periodic accounting statements. Any accounting statement provided by Producer will be deemed conclusively true and correct and incontestable unless GrayMark Productions, Inc. delivers to Producer written objections within two years from the date the applicable accounting statement was received from Producer. GrayMark Productions, Inc. has the right to examine the books and records of Producer (and make copies thereof) to the extent they pertain to the Picture. With respect to any accounting period for which an accounting statement has been rendered by Producer, this examination shall be permitted only for a period of one year from the date the Accounting Statement was received by GrayMark Productions, Inc.

        Segregation of Funds.    All funds received by Producer that are payable to GrayMark Productions, Inc. are to be immediately deposited upon receipt in a separate interest-bearing bank account naming GrayMark Productions, Inc. as the beneficiary thereof.

        No Agency Relationship.    The relationship between GrayMark Productions, Inc. and Producer is that of independent contractors and no partnership, joint venture, agency or employment relationship is created by the Investor Agreement.

        Assignment.    The right or obligations under the Investor Agreement are not assignable without the prior written consent of the other party; however, a party may assign its right to receive monies under the Investor Agreement.

        Arbitration.    In the event a dispute arises under the Investor Agreement that the Producer and GrayMark Productions, Inc. are unable to resolve, the dispute is to be decided by arbitration pursuant to the regulations and procedures of the American Arbitration Association.

        Insurance.    Producer is to obtain certificates of insurance, upon commencement of pre-production, naming GrayMark Productions, Inc. as an additional insured, indicating that all insurance normally obtained in connection with the production of a motion picture, including general liability and errors and omissions insurance, has been obtained with commercially reasonable liability limits and deductibles, and that these policies cannot be cancelled or amended without first giving 30 days' prior written notice. As of the date of this prospectus, insurance has not been obtained.

A&A Productions, LLC

        A&A Productions, LLC ("A&A") is a limited liability company owned by Albert S. Ruddy and André E. Morgan. Mr. Ruddy is a writer and with Burt Kearns developed and wrote the screenplay for Cloud 9. Each of Messrs. Ruddy and Morgan have produced feature length motion pictures and television programing, acted and worked on film crews.

        Mr. Ruddy produced (and wrote the screenplay or script) Flatland (2002, television series), Mean Machine (2001, executive producer), Running Mates (2000, executive producer), Married to a Stranger(1997, executive producer), Heaven's Prisoners (1996), The Scout (1994), Walker, Texas Ranger, (1993, television series, produced and wrote the script), The Godfather Trilogy: 1901-1980 (1992), Miracle in the Wilderness (1992, executive producer), Ladybugs (1992), Impulse (1990), Speed Zone! (1989, executive producer), Cannonball Run II (1984, produced and wrote the screenplay), Lassiter (1984), Megaforce (1982, produced and wrote the screenplay), Death Hunt (1981), The Cannonball Run (1981), Matilda (1978, produced and wrote the screenplay), The Macahans (1976), Coonskin (1975), The Longest Yard (1974, produced and wrote the screenplay), The Godfather (1972, won Academy Award for Best Picture-Production), Making It (1971), Little Fauss and Big Halsy (1970) and Wild Seed (1965). He also wrote Bad Girls (1994), Revenue for a Rape (1976, television production), and Hogan's Heroes (1965, co-wrote one episode).

        Mr. Morgan is the Executive Producer of Golden Harvest Entertainment Co., Ltd., which is a Chinese entertainment conglomerate engaged in a wide range of activities from film production, stars management, film distribution, cinema exhibition and print processing. Golden Harvest Entertainment has produced more than 500 films, many of which have won awards and critical acclaim at the world's most prestigious international film festivals including Cannes, Berlin, Edinburgh, London, New York, Chicago, San Francisco and many others. We do not have any contractual arrangements with Golden Harvest Entertainment and do not anticipate developing any contractual arrangements.

        Mr. Morgan has produced (and acted in) Lei ting zhan jing (2000), Martial Law (1998, television series, executive producer), Mr. Magoo (1997, executive producer), Heaven's Prisoners (1996), The Scout (1994), Bad Girls (1994), Miracle in the Wilderness (1992), Ladybugs (1992), Impulse (1990), Speed Zone! (1989, executive producer), Farewell to the King (1989), Cannonball Run II (1984, executive producer), Megaforce (1982), Death Hunt (1981, unaccredited executive producer), The Cannonball Run (1981, executive producer), Si wang ta (1981), Night Games (1980), Game of Death (1978, produced and acted in), The Boys of Company C (1978), the Amsterdam Kill (1977), The Man from Hong Kong (1975, produced and acted in), Himalayans (1978), Tie jin gang da po zi yang guan (1974, unaccredited producer and acted in), Enter the Dragon (1973, associate producer), Meng long guojiang (1972, associate producer) and Jing wu men (1972, unaccredited associate producer). Mr. Morgan also appeared in Twisted (1986), Parting Glances (1986), Tai quan zhen jiu zhou (1973) and Meng long guojiang (1972).

Frozen Television, Inc.

        Brett Hudson and Burt Kearns control Frozen Television, Inc. Cloud 9 is the first feature length motion picture produced by Messrs. Hudson and Kearns and Frozen Television, Inc. Mr. Kearns has produced for television My First Time (2003, a series, executive producer), Mark David Chapmen: Death of a Beatle (2001), Hard Copy (1989, a television series) and A Current Affair (1986, television series).

        Mr. Hudson has appeared in or on Chantamania: The Benzedrine Monks of Santo Damonica (1994), Hysterical (1983), Bonkers! (1979, a hosted television series), The Millionaire (1978), Zero to Sixty (1978) and The Hudson Brothers Razzle Dazzle Show (1974, a hosted television series).

Formation of Production Company

        On December 22, 2003, with A&A Productions, LLC and Frozen Television we formed Out of the Blue Productions, LLC, a California limited liability company (the "Production Company") and the entity under which Cloud 9 is being produced. We are a 50% owner and each of A&A Productions, LLC and Frozen Television, Inc. is a 25% owner of the Production Company (collectively the "members").

  Summary of Operating Agreement

        On April 23, 2004, the members amended and restated the Operating Agreement of the Production Company, effective December 22, 2003. Under the terms of the Operating Agreement, as amended and restated, to the extent that the Operating Agreement and the Investor Agreement conflict or are inconsistent, the Operating Agreement is to control.

        Place of Business; Purpose.    The initial address of the Production Company is 9300 Wilshire Blvd., Ste 508, Beverly Hills, CA 90212, which may be changed by majority vote of the members, from its business will be conducted or such other place or places as the members determine. The Production Company may engage in all business activities that are legal for a limited liability company to engage in under California law.

        Production Budget.    The members have agreed to the production budget of Cloud 9 attached to the Investor Agreement and will also be the Production Company's budget (the "Production Budget"), unless the Members mutually agree, in writing, to increase Production Budget. See "—Production Budget of Cloud 9," above. Furthermore, there will not be any general overhead of A&A Productions, LLC or Frozen Television, Inc. included in the Production Budget.

        Capital Contribution Obligations.    Upon formation of the Production Company, we contributed $50 and each of A&A Productions, LLC and Frozen Television, Inc. contributed $25. Furthermore, we agreed to make the following capital contributions to the Production Company to fund the production costs of Cloud 9 as follows:

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  $50,000 upon execution of the Operating Agreement to cover script rights acquisition; partial legal fees; setup of production offices; casting; location scouting;

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  $350,000 after execution of a commitment agreement with the approved lead performer and director to be utilized to fund pre-production costs;

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  $500,000 not later than one week prior to the commencement of principal photography;

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  $500,000 upon completion of the third week of principal photography;

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  $300,000 upon completion of principal photography;

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  $150,000 upon completion of dubbing and scoring of Cloud 9;

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  $150,000 upon completion of the final corrected answer print of Cloud 9 and of all delivery items required by any third party distributor in order to complete full delivery.

The capital contributions obligations under the Operating Agreement are the same as our cash flow funding obligations under the Investor Agreement. Any capital contributions we make to the Production Company are also deemed made under the Investor Agreement. The members (who are also the parties to the Investor Agreement) waived the requirements under the Investor Agreement that we provide proof of our ability to perform our cash flow funding obligations under the investor agreement. This waiver eliminated our obligation to provide an irrevocable letter of credit, wire transfer or deposit of the full sum of the cash flow funding ($2,000,000) into a dedicated escrow account for withdrawal in accordance with the cash-flow production schedule of Cloud 9.

        Banking.    Funds and money received by the Production Company are to be deposited in the bank account or accounts as the members determine. Checks, wire transfers or any other withdrawals from these bank accounts require our signature and the signature of A&A Productions, LLC or Frozen Television, Inc. No disbursements of these accounts of any nature are to be made without the signature of our representative, Gray Frederickson.

        Budget Overrun.    To the extent that the actual costs of producing Cloud 9 (including script rights acquisition, legal fees, setup of production offices, casting; location scouting) exceed the budgeted costs (the "Production Budget") of Cloud 9 ("Budget Overrun"), the members are obligated to make the following additional capital contributions to the Production Company:

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  we are obligated to make additional contributions equal to 50% of the first $50,000 of Budget Overrun; and

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  each of A&A Productions, LLC and Frozen Television, Inc. is obligated to make capital contributions equal to 25% of the first $50,000 Budget Overrun.

We are obligated to make additional capital contributions to fund all Budget Overruns exceeding $50,000.

        Distribution and Return of Underages.    In the event the actual costs of producing Cloud 9 are less than the Production Budget ("Underages"),

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  first $50,000 of Underages will be distributed 50% to us, and 25% will be distributed to each of A&A Productions, LLC Frozen Television, Inc. and

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  Underages exceeding $50,000 will be distributed to us.

Any distributions of Underages we receive will reduce our capital contributions to the Production Company and, accordingly, our investment in Cloud 9.

        Fees payable to Affiliates.    Each of Gray Frederickson, Brett Hudson, Burt Kearns and Albert S. Ruddy will be paid a fee of $15,000. The fee to be paid to Gray Frederickson will actually be paid to us.

        Cash Distributions and Income and Loss Allocations.    Distributions of the cash to the members will be made quarterly or more frequently as determined by majority vote of the members as follows:

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  100% to us until we receive cumulative aggregate cash distributions of equal to our aggregate capital contributions to the Production Company, plus interest on the capital contributions at the rate of the prime rate plus 2% per annum from the date of the capital contribution to the Production Company ("Investment Recoupment"); and thereafter,

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  50% to us and 25% to each of A&A Productions, LLC and Frozen Television, Inc.

However, a portion of cash available for distribution may be retained by the Production Company upon majority vote of the members to be used for the reasonable needs of the Production Company.

        All net income of the Production Company will be allocated among the members in the same proportion that distributions of cash available for distribution for the applicable fiscal year were distributed or would have been distributed in the event no distributions of cash available for distribution were made during the applicable year.

        All net loss will be allocated among the members in proportion to their respective capital contributions to the Production Company.

        Accounting Matters.    The Production Company has elected to use the accrual method of accounting. The accounting is to be maintained to disclose the items (of income, gain, loss, deduction or credit) that the members are required to take into account separately for income tax purposes. As to matters of accounting not provided for in the Operating Agreement, if any, generally accepted accounting principles are to govern. The fiscal year of the Production Company ends on December 31 of each year. Each member is to be provided a report and statement within two and one-half months after the end of each fiscal year.

        Management Decisions.    Management decisions related to the Production Company are to be made by the affirmative vote, or written consent by proxy or otherwise, of the members entitled to receive 51% or more of distributions of cash available for distribution prior to Investment Recoupment at the applicable time of the decision. Accordingly, we have 100% voting control of the Production Company. No member is obligated to devote full-time to the business of the Production Company.

        Member Indemnification.    The Production Company has agreed to indemnify the costs and expenses of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason that the person is or was a member of the Production Company, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Production Company.

        Transferability of Member Interest. A member is not permitted to sell its interest in the Production Company without the unanimous consent of the members. Each member has the first right of refusal to purchase a selling member's interest in the Production Company within 30 days following receipt of notice of the proposed sale.

        Termination.    The Production Company will terminate on December 31, 2025, unless sooner terminated by

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  agreement of all members, or

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  in accordance with law (the laws of California, including the statutory provisions, all applicable provisions of the California Constitution, and reported judicial decisions interpreting those laws).

        Dissolution of a Member.    In the event of dissolution of a member, the Production Company has the right and option to purchase the dissolved member's interest in the Production Company within three months following the dissolution. The purchase price for the interest is the average of the value established by two independent appraisers and is payable over a 36-month period.

Literary Purchase Agreement

        As of December 22, 2003, the Production Company entered into the Literary Purchase Agreement with Brett Hudson, Burt Kearns and Albert S. Ruddy. This agreement provides for the purchase by the Production Company of the motion picture, television, radio, stage, home video, sequel and remake rights, interactive/multimedia, publishing, novelization, music publishing, soundtrack album, internet, merchandising, and promotional and advertising rights in the screenplay then titled Out of the Blue for $34,470. These rights did not include any written publishing rights including "books on tape," but these rights include publishing rights limited to 10,000 words for advertising and publicity of the movie. Messrs. Hudson, Kearns and Ruddy agreed to indemnify and hold harmless the Production Company for all claims sustained or incurred by the Production Company based upon breach of any warranty, undertaking, representation or agreement by Messrs. Hudson, Kearns and Ruddy. The Production Company agreed to indemnify and hold harmless Messrs. Hudson, Kearns and Ruddy with respect to material added to the screenplay or resulting from the development, production, distribution, exhibition, broadcast, advertising, publicity, promotion or exploitation of the movie.

        The Production Company has the right to assign its rights under the Literary Purchase Agreement to any person, but the assignment will not relieve the Production Company of its obligations unless the assignee is a major studio, mini-major studio or network or other financially responsible party that assumes the obligations of the Production Company.

Production and Distribution of Cloud 9

        The storyline of Cloud 9 is about Billy, a down-and-out promoter living in Malibu, California. A consummate hustler, Billy convinces a group of beautiful dancers from the local strip club to form a team to play beach volleyball. The money starts pouring in as the girls play exhibition matches for the jeering crowds, but they become an embarrassment to the professional beach volleyball association. Although Billy is enjoying his new success, the girls convince him that they can be a real team and play competitive beach volleyball. Billy and the girls learn that winning respect is more important than money. We expect to obtain a PG-13 rating of Cloud 9.

        The development phase of Cloud 9 has been substantially completed. We have completed development of the screenplay and we have obtained commitments from the director Harry Basil.

        We have begun negotiations of contractual arrangements with the creative and production personnel, planning the shooting schedules, securing locations, completing the budget, securing insurance and preparing to commence principal photography or the production phase. We anticipate that principal photography will begin before June 30 2004. Cloud 9 will be photographed in the Los Angles, California area and beach scenes in Malibu.

        Although we have not entered into binding agreements, we intend to rent a small production office or trailer as our production office on a month-to-month basis for five months from which production personnel and vendors will be paid during the production phase. We also intend to rent a house for one day, a night club for three to four days, and a jail for one to two days to serve as shooting locations. We anticipate that the rental costs of the production office and these locations will total $37,650.

        We anticipate that principal photography or production phase will take approximately two months following completion of the pre-production phase, weather conditions permitting.

        Following completion of principal photography, in post-production, we will edit the movie, and music and dialogue will be finalized and synchronized with the movie's photography. It is expected that this phase will be completed in four to six weeks.

        We anticipated that Cloud 9 will be theatrically released during September or October 2004. Cloud 9 will be distributed domestically pursuant to licensing arrangements with unrelated third-parties and any foreign distribution will be pursuant to sale of the distribution rights to an unrelated third-party international distributor without retaining any right to receive revenue from the international distribution of Cloud 9. We have not entered into any commitments or arrangements for distribution, domestically or internationally. It is expected that as the production phase progresses, distribution companies will become more interested in obtaining distribution rights.

        There is no assurance that Cloud 9 will be completed within the $2 million budgeted costs or on or before the anticipated completion date, either or both of which may result in delayed realization of revenue from this movie project and delay in the acquisition and production of our next movie.

Director's Loanout Agreement

        Pursuant to our Freelance Director's Loanout Contract—Theatrical Motion Picture Photoplay, dated as of January 19, 2004 (the "Loanout Agreement"), with Genco Olive Oil, Inc., we have obtained the services of Harry Basil to direct Cloud 9. Under the Loanout Agreement, Genco Olive Oil, Inc. has agreed to provide the direction services of Mr. Basil on a non-union engagement basis, through completion of all services required by the Production Company (completion of Cloud 9) in compliance with instructions, directions, requests, rules and regulations made or issued by the Production Company. The Production Company retains control of matters involving artistic taste and judgment. Without the consent of the Production Company, Mr. Basil is not permitted to engage the services or facilities of any third party in connection with the production of Cloud 9 or deviate or permit deviation form the final screenplay or otherwise utilize any element not approved by the Production Company.

        Compensation.    For the direction services, the Production Company has agreed to pay Genco Olive Oil, Inc. $75,000, payable in four installments upon

  •
  execution of the Loanout Agreement,

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  commencement of principal photography of Cloud 9,

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  completion of principal photography of Cloud 9, and

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  delivery of the first exhibition film print of Cloud 9.

In addition, Genco Olive Oil, Inc. will be paid 10% of the Production Company's gross receipts from exploitation of Cloud 9 after the Production Company has recouped its costs (including costs of production and distribution) in connection with Cloud 9. Other than as described above, Genco Olive Oil, Inc. is not entitled any additional compensation.

        Intellectual and Distribution Rights.    The Production Company and Genco Olive Oil, Inc. agreed that the Production Company owns all rights (including copyrights and other intellectual property and distribution rights) in perpetuity in Cloud 9 and in all the rights and proceeds of the direction services of Mr. Basil. Similarly, all of Mr. Basil's rights in Cloud 9 are assigned to the Production Company, and the Production Company is granted licenses throughout the universe covering the reproduction and exploitation of Cloud 9. The Production Company is permitted to use Mr. Basil's name and likeness to advertise and publicize Cloud 9. Gray Frederickson is granted final cutting authority over the editing of Cloud 9.

        Contingencies; Incapacity; Default.    The Production Company may suspend or terminate Mr. Basil's direction services and further payment obligations to Genco Olive Oil, Inc. for

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  the breach or default by Genco Olive Oil, Inc. or Mr. Basil of the Loanout Agreement (collectively, "Default"),

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  the incapacity, disability or inability, failure or refusal by Genco Olive Oil, Inc. or Mr. Basil to perform the Loanout Agreement (collectively, "Disability"),

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  any reason beyond the control of the Production Company (collectively, "Extrinsic Event"), including interruption or interference with the production of Cloud 9 as a result of disputes between the Production Company and any collective bargaining representative ("Labor Interruption").

Alternatively, while the Default, Disability or Extrinsic Event continues the Production Company may suspend payment and extend or postpone the production schedule and period of Cloud 9 and the term of the Loanout Agreement by the period equal to the duration period the Default, Disability or Extrinsic Event.

        Labor Interruption.    In the event of a Labor Interruption, including a strike, lockout, boycott, slowdown or picketing, the Production Company will have the right, preceeded by notice to Genco Olive Oil, Inc., to

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  suspend the services of Mr. Basil and the running of time under the Loanout Agreement for the period (the "Interruption Period") commencing with the first interruption or interference with production until settlement of the dispute to the extent that resumption of continuous production is permitted, or

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  cancel the engagement of Genco Olive Oil, Inc. pursuant to the Loanout Agreement if the Labor Interruption were to give rise to a cancellation of the order for development, production or exhibition of Cloud 9.

        Exclusivity.    Mr. Basil's services are to be provided on an exclusive basis during the pre-production period and the period of principal photography of Cloud 9. At all other times, Mr. Basil is not permitted to provide services that would materially interfere with the providing of services to the Production Company pursuant to the Loanout Agreement.

        On Screen Credit.    The Production Company has agreed to give on-screen credit of "Directed by Harry Basil" in the main titles of Cloud 9 in accordance with movie industry custom and practice. This credit will be subject to Mr. Basil's satisfactory completion of the direction services and with Genco Olive Oil, Inc. is not in breach of the Loanout Agreement.

        Workers' Compensation.    For purposes of the applicable workers' compensation statute, the Production Company will be considered the "special employer" of Mr. Basil. Consequently, if Mr. Basil were to be injured or become ill or disabled or die,

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  the rights and remedies of Mr. Basil and his heirs and representatives will be governed by and limited to those rights and remedies provided under the applicable workers' compensation statutes of California,

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  the Production Company and its agents and employees will not have any liability to Genco Olive Oil, Inc. by reason of the injury, illness, disability or death,

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  Genco Olive Oil, Inc. and Mr. Basil (and his heirs, representatives, successors and assigns, will not assert any claim or bring any action by reason of the injury, illness, disability or death against any corporation or other entity that furnishes to the Production Company the services of any other special employee, and

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  Genco Olive Oil, Inc. has agreed to indemnify, defend and hold harmless the Production Company and its employees from any loss, cost, liability or expense arising from any claim asserted or action brought by Mr. Basil or any other party by reason of the injury, illness, disability or death.

        Injunctive Relief.    Because of the unique, special, unusual, extraordinary and intellectual character of the direction services, in the event of breach of the Loanout Agreement by Genco Olive Oil, Inc. or Mr. Basil, the Production Company will be entitled to seek an injunction or other equitable relief and may seek damages. On the other hand, if the Production Company were to breach the Loanout Agreement, Genco Olive Oil, Inc. and Mr. Basil may only seek money damages and will not be entitled to injunctive or other equitable relief.

        Indemnification.    Each of Genco Olive Oil, Inc. and Mr. Basil has agreed to defend, indemnify and hold harmless the Production Company from all claims, liabilities, damages, costs and legal fees arising from breach of any warranty or agreement made by Genco Olive Oil, Inc. or Mr. Basil under the Loanout Agreement or from any use of the rights granted or materials provided to the Production Company by Genco Olive Oil, Inc. or Mr. Basil pursuant to the Loanout Agreement.

        The Production Company has agreed to defend, indemnify and hold harmless each of Genco Olive Oil, Inc. and Mr. Basil, from any use of the rights granted or materials provided to Genco Olive Oil, Inc. or Mr. Basil by the Production Company pursuant to the Loanout Agreement.

  Letter Agreement

        Pursuant to the letter dated as of January 19, 2004, Mr. Basil agreed to perform the direction services in accordance with the Loanout Agreement. Furthermore, if his employment with Genco Olive Oil, Inc. were to terminate before completion of Cloud 9, he agreed to perform the terms and conditions of the Loanout Agreement as though he were a party to the Loanout Agreement.

Filmography of Harry Basil

        Harry Basil is a writer, actor, director and producer of feature length motion pictures. He wrote or co-wrote Back by Midnight (2002), The 4th Tenor (2002), My Five Wives (2000) (also known as Mes ciq chéris (Canada: French title)), Meet Wally Sparks (1997), and Guide to Golf Style and Etiquette (1995). As an actor, Mr. Basil had roles in Meet Wally Sparks (1997), Ladybugs (1992), Martians Go Home (1990), The Seventh Sign (1988) and Peggy Sue Got Married (1986). Mr. Basil has previously directed three movies, Hairy Tale (2004), Back by Midnight (2002) and The 4th Tenor (2002), and produced two movies, Meet Wally Sparks (1997, co-producer) and Ladybugs (1992, associate producer).

Accounting Methods

        The application of the following accounting policies, which are important in presenting our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see note 2 to the audited consolidated financial statements appearing elsewhere in this prospectus.

        Our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (or U.S. GAAP), except as described in the notes to the financial statements.

        In June 2000, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SoP 00-2"). SoP 00-2 establishes accounting standards for producers or distributors of films, including changes in revenue recognition, capitalization and amortization of costs of acquiring films and television programs and accounting for exploitation costs, including advertising and marketing expenses. These accounting standards are as follows:

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  Advertising and marketing costs are expensed the first time the advertising takes place.

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  The capitalization of production costs for episodic television series is limited to revenue that has been contracted for on an episode-by-episode basis until the time that the criteria for recognizing secondary market revenues are met.

        We capitalize the costs of production, including financing costs, to investment in motion pictures. These costs will be amortized to direct operating expenses in accordance with SoP 00-2. These costs are stated at the lower of unamortized motion picture costs or fair value (net present value). These costs for an individual motion picture will be amortized in the proportion that current period actual revenues bear to management's estimates of the total revenue expected to be received from the motion picture over a period not to exceed 10 years from the date of delivery. We will be required to regularly review and revise when necessary the total revenue estimates of each motion picture produced. As a result, if revenue estimates change with respect to a motion picture, it may be necessary to write down all or a portion of the unamortized costs of the motion picture. There is no assurance that revised revenue estimates will not occur that result in significant write-downs affecting our results of operations and financial condition.

        Revenue from the sale or licensing of motion pictures will be recognized upon meeting all recognition requirements of SoP 00-2. Revenue from the theatrical release of motion pictures will be recognized at the time of exhibition based on our participation in box office receipts. If applicable, revenue from the sale of DVDs in the retail market, net of an allowance for estimated returns, will be recognized on the later of shipment to the customer or "street date" (when it is available for sale by the customer). Furthermore, if applicable, under revenue sharing arrangements, rental revenue would be recognized when we would become entitled to receipts. For contracts that provide for rights to exploit a motion picture on multiple media (e.g. theatrical, video, television) with a fee for a single motion picture where the contract specifies the permissible timing of release to various media, the fee will be allocated to the various media based on an assessment of the relative fair value of the rights to exploit each media and will be recognized as the movie is released to each media. For multiple-title contracts with a fee, the fee will be allocated on a title-by-title basis, based on an assessment of the relative fair value of each title. If applicable, revenues from television licensing are recognized when the motion picture becomes available to the licensee for telecast. Cash payments received are to be recorded as deferred revenue until all the conditions of revenue recognition have been met. If applicable, we will accrue for video returns and provide for allowances in the financial statements based on previous returns and our allowances history on a title-by-title basis in each of the video businesses. In this case, there may be differences between actual returns and allowances and our historical experience.

        We will depend on the distributors of any motion picture we produce to account for and accurately report our share of exhibition revenue. While we expect to have certain audit rights to verify exhibition revenues received by our North American distributors,

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  distributors are often in a position to account for revenues in a manner that understates or fails accurately to account for revenues or

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  distributors may fail to maintain appropriate accounting records making it difficult to determine a producer's actual share of revenues upon audit.

        Although we do not have any experience related to auditing distributors' revenue accounting, we anticipate that the costs associated with this type of audit may be substantial and may vary significantly from distributor-to-distributor and even picture-to-picture. Therefore, there is no assurance that, in all cases, we will be able to obtain an accurate accounting of our exhibition revenues or that audits will result in increases in the revenues that justify the associated audit costs.

FilmCapital, Inc. Agreement

        In March 2002, Messrs. Frederickson and Stansberry, members of GrayMark Productions, L.L.C., entered into an agreement to pay FilmCapital, Inc. $50,000 for services performed. This liability is only payable in the event GrayMark Productions, L.L.C. or its affiliates obtain funding for film projects from outside investors. Messrs. Frederickson and Stansberry have each represented that their intent was not to cause GrayMark Productions, L.L.C. to be liability for this obligation and each has agreed to indemnify us for any liability that may arise out of this agreement. In December 2003, we recorded a consulting expense and liability of $50,000 related to the agreement with FilmCapital. At the time that we pay this recorded liability, Messrs. Frederickson and Stansberry will be required immediately to reimburse us for the payment.

Registration Obligations

        We agreed, at our expense, to register the common stock shares and redeemable warrants offered for sale pursuant to the Resale Offering and the Primary Offering under the 1933 Act and to obtain effectiveness of the registration on or before March 21, 2004. We have agreed to maintain effectiveness of the registration, at our expense, for a seven-year period ending on December 19, 2010. In the event we fail timely to obtain effectiveness of the registration, we agreed to pay the Selling Security Holders that are offering common stock shares and redeemable warrants purchased pursuant to our private placement offering $44,325 ($0.015 per common stock share) for each 30-day period that the registration is not effective. In March 2004, we recorded an expense and liability of $44,325. We are contacting all of our shareholders that purchased common stock shares pursuant to our private placement offering, requesting their waiver of their right to receive the payment of $.015 per common share; however, there is no assurance any portion of the payment.

        Furthermore, we agreed for the seven-year period ending on December 19, 2010 to include the common stock shares underlying the placement agent warrants in any registration statement filed with the United States Securities and Exchange Commission at our expense. In accordance with this obligation, we initially included the common stock shares for which the placement agent warrants are exercisable in the registration statement of which this prospectus is a part. However, on February 27, 2004, Viewtrade Financial, on its own behalf as well as the other holders of the placement agent warrants and the recipients and holders of the common stock shares assigned to affiliates of Viewtrade Financial, elected to remove those shares from the registration statement and will not be offered pursuant to this prospectus.

Other Financial Commitments

        Other than our commitments related to Cloud 9, FilmCapital, Inc., and the registration obligations described above, we do not have any capital commitments. We neither have any plans nor anticipate the need to raise additional funds during the next 12 months; however, we may receive additional funds from the exercise of outstanding warrants and stock options, the exercise of which is generally not within our control.

        If our production activities are successful (of which there is no assurance) or movie production budgets increase, we may be required to increase overhead by hiring additional employees and increase our office facilities. We anticipate that during the next 12 months we will not be required to increase our number of employees or increase our office facilities.

Net Proceeds from Exercise of Redeemable Warrants and Stock Options

        The common stock shares listed below and offered for resale by the Selling Security Holders, if resold by the Selling Security Holders, will have been acquired from us:

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  2,955,000 common stock shares pursuant to exercise of the redeemable warrants held by the respective Selling Security Holders (on or before October 30, 2008) for $2.00 or $3.50 per common stock share and resulting in net proceeds to us of $5,910,000 to $10,342,500 (see "Use of Proceeds"); and

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  100,000 common stock shares pursuant to exercise of stock options (on or before December 31, 2008) for $1.25 per common stock share and resulting in net proceeds to us of $125,000.

The Selling Security Holders are not under any obligation to exercise their respective rights to purchase our common stock shares pursuant to the redeemable warrants and stock options. Thus, there is no assurance that we will sell any of our common stock shares pursuant to warrant or option exercises and, accordingly, receive any sale proceeds.

BUSINESS

General

        We operated historically as a limited liability company, GrayMark Productions, L.L.C. that was formed in August 2001. Harry G. "Gray" Frederickson, Jr. and Mark A. Stansberry are the organizational members of GrayMark Productions, L.L.C. In June 2002, Messrs. Frederickson and Stansberry sold one-third of their interests in GrayMark Productions, L.L.C. to Lewann, Ltd., a limited partnership controlled by Lewis B. Moon. In July 2003, Messrs. Frederickson, Stansberry and Lewann, Ltd. sold a portion of their membership interests in GrayMark Productions, L.L.C. to John Simonelli, Larry B. Howell, Mark R. Kidd and Michael E. Dunn. On August 15, 2003, Roy T. Oliver acquired a 25% membership interest in GrayMark Productions, L.L.C. Effective August 18, 2003, pursuant to an exchange agreement, the owners of the member interests exchanged their interests in GrayMark Productions, L.L.C. for 4,870,000 common stock shares of GrayMark Productions, Inc. As a result of this exchange, GrayMark Productions, L.L.C. became our wholly-owned subsidiary and the plan of operation of GrayMark Productions, L.L.C. became our plan of operation as discussed under "Management's Plan of Operation."

        We are a development stage company and an independent producer of film entertainment content. As previously indicated in this prospectus, we have not developed, produced or released any motion pictures.

        The movie industry generally consists of two principal activities, production and distribution. Production encompasses the development, financing and creation of feature-length movies. Distribution entails the promotion and marketing of movies in the various media markets, including theatrical, home video and television presentation. We initially will acquire developed or "packaged" films from third parties, rather than retain and employ personnel to develop films for our production. Furthermore, our movies will be distributed pursuant to licensing arrangements with unrelated third-parties that are independently engaged in the promotion and distribution of movies. Our approach to acquisition, production, and distribution is to maximize balance our financial risks against the probability of commercial success of each movie project.

The Motion Picture Industry

        General.    With the advent of cable and satellite television and the accompanying increase in the number of available broadcast channels, including the offering of pay-per-view movies and the premium channels, and development of the home video market, the demand for motion pictures has dramatically expanded in recent years. According to the Motion Picture Association of America, or MPAA, overall domestic box office revenue increased 13.2% to $9.5 billion in 2002. The domestic motion picture exhibition industry has historically maintained steady growth in revenues and attendance. The MPAA reports that total domestic box office revenues grew at a compound annual growth rate of 8.3% from 1996 to 2002, and annual attendance grew from 1.3 billion to over 1.6 billion over the same period.

        Competition.    Competition for the viewing audience is intense, which includes production as well as distribution. Our competitors include the diversified major studios, the less diversified studios and other independent producers, as well as independent distributors.

        Major studios have historically dominated the motion picture industry from financing through production and distribution. The term major studios is generally regarded in the entertainment industry to include: Universal Pictures, which includes Focus Features; Warner Bros., which includes New Line Cinema, Castle Rock Entertainment and Fine Line Features; Twentieth Century Fox, which includes Searchlight Pictures; Sony Pictures Entertainment, which includes Columbia Pictures, TriStar Pictures, Screen Gems Pictures and Sony Classics; Paramount Pictures, which includes Paramount Classics; The Walt Disney Company, which includes Buena Vista, Hollywood Pictures, Touchstone and Miramax Film

Corp.; and MGM, which includes Metro Goldwyn Mayer Pictures and United Artists Pictures. Competitors less diversified than the major studios include Dreamworks SKG, Alliance Atlantis, Artisan Entertainment and IFC Entertainment. The majors produce and distribute most of the largest box office grossing theatrical movies. The independent movie production companies include Magnolia Pictures, Artisan Entertainment, Lions Gate Entertainment, Sundance Film Series, First Run Features, Strand Releasing, NewMarket, Palm Pictures and Shadow Distribution.

        In recent years the major studios have come to be owned by large diversified corporations, generally with a variety of businesses, and have focused on producing a relatively smaller number of movies annually however with substantial production budgets and distribution costs. This has increased the ability of the small independent movie production companies to produce and supply a greater number of movies. Because of the expansion of the viewing media, motion pictures appealing to more specific audiences are sought and exploited, including the production of science fiction, horror and speciality films targeting specific age, gender and social-economic markets and viewing audience interests.

        According to the MPAA, the average cost to produce and distribute a major studio film in 2002 was $89.4 million, including $58.8 million of production costs and $30.6 million of distribution and marketing expenses (sometimes called "P&A"). In comparison, films released by independent studios typically cost less than $30 million to produce and $10 million to market for a total of $40 million. Within the motion picture industry, these films would be considered low-budget films. Despite the limited resources available to independent studios, independent films have gained wider market approval and increased share of overall box office receipts in recent years. Recent successful independent films such as Monster's Ball, The Blair Witch Project and My Big Fat Greek Wedding highlight moviegoers' willingness to support high quality motion pictures despite limited marketing and production budgets. However, moviegoers were unwilling to support lesser quality, low-budget motion pictures, including the following movies that were released in 2003:

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  Civil Brand (estimated production budget of $0.5 million and box office receipts of $0.255 million);

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  Confidence (estimated production budget of $15 million and box office receipt of $12.2 million);

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  Die Mommie Die (estimated production budget of $1 million and box office receipts of $0.312 million);

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  Dopamine (estimated production budget of $0.75 million and box office receipts of $0.07 million);

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  Party Monster (estimated production budget of $2 million and box office receipts of $.718 million); and

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  Spun (estimated production budget of $3.5 million and box office receipts of $0.412 million).

        The independent production companies generally rely on the majors, the less diversified studios and independent distributors to distribute their movies and obtain financing from banks and private investors in addition to the majors, less diversified studios and independent distributors.

Phases of Prerelease Production

        There are three phases of movie making prior to release beginning with development and progressing through pre-production, principal photography, and post-production. Each phase involves artistic and creative contributions to the resulting movie and each presenting a variety of challenges that may impact the movie's success.

        Development Phase.    The development phase begins with a movie producer employed by a studio or an independent film production company or as the producer's independent development project. The producer typically develops a storyline or acquires the rights to a novel, a story or original screenplay, often on an "option" basis. Under this option arrangement, the producer makes a small installment payment of the purchase price and undertakes to pay the balance before or during the production phase. The screenplay is developed based on the acquired novel or storyline. Once the screenplay is developed, creative personnel (the director and leading and supporting actors) commitments are obtained and production schedules and budgets are prepared. Production financing of the movie is generally secured by the producer through arrangements with the studio or other sources including independent film production companies, banks and other lending institution, or private investors. The development phase may be short-term or extend over a number of years.

        Pre-Production Phase.    Following development, the movie enters the pre-production phase. This phase involves the producer securing contractual arrangements with creative and production personnel, planning the shooting schedules, securing locations and any required studio facilities or stages, completing the acquisition of the screenplay and the related source material or script, completing the budget, securing insurance and, if applicable, the completion bonding, and preparing to start filming. This phase typically takes three to four months.

        Principal Photography Phase.    During the photography phase the movie is photographed. The principal photography phase typically takes one to five months, depending on the shooting locations, weather conditions, budget constraints, stunts and special effects, length and other requirements particular to the movie project.

        Post-Production.    In the post-production, final production phase, the movie is edited, the music, dialogue and special effects are finalized and synchronized with the movie's photography.

Motion Picture Distribution

        Exploitation of the potential financial success of a movie is primarily depends on the ability to license the motion picture' distribution rights for exhibition in theaters, on DVD and video rental, pay-per-view broadcast, cable, satellite and network television. Distribution arrangements are negotiated with distributors (i.e., studios and independent distribution companies). In addition to negotiating the terms of distribution arrangements, the distribution phase involves the making of distribution or print copies of the movie and delivery to exhibitors, and advertising and promotion of the movie. The independent movie production companies generally lack the resources (financial, personnel and exhibitor relationships) for distribution and, accordingly, utilize the services of distribution companies, including the major studios and their subsidiaries, for distribution.

        Distribution Arrangements.    Distributors are granted exclusive license rights to distribute a movie, either worldwide or within the distributor's market area, for a distribution fee based upon the revenue generated by the movie. In some instances, particularly under international distribution arrangements (other than in Canada), the distributor will pay an up-front amount to the producer for the distribution rights. Up-front payments for North American (United States and Canadian) distribution rights are generally recouped from movie revenue, while under international distribution arrangements the producer may not retain any portion of the movie's revenue and only receive the up-front payment for international distribution. North American and international distribution may be undertaken by the same distributor or may be granted to one or more international distributors.

        Movie revenues are generated by exhibiting the movie in various channels or media (also known as release windows) within the distributor's assigned distribution area. The North American and international releases into the various distribution channels are sequentially timed, commencing with the movie's theatrical release followed by release into the non-theatrical venues (i.e., airline flights and hotels), pay-per-view, cable and satellite, home video, network television, and syndicated television. International releases generally commence up to nine months following the initial North American release.

        Censorship and Ratings.    Movies are subject, both domestically and internationally, to review by censorship and rating boards that oversee the content of the movies distributed within their respective countries. MPAA reviews and rates movies distributed in the United States to provide the viewing audience a guide to the nature and maturity of the movie content. There are five rating levels, G for general audiences, PG for parental guidance suggested, PG-13 for parents strongly cautioned, R for restricted and NC-17 for no one 17 and under admitted. During 2001, of the movies rated by MPAA, 67% were rated R, 22% were rated PG-13, 7% were rated PG, and 4% were rated G.

        The rating received may limit the exhibition and marketing venues, especially those movies receiving the most restrictive NC-17 rating. Because of the viewing popularity and preference for R and PG-13 movies, if a movie receives a more restrictive rating than expected, the producer may elect to edit the movie's content to obtain the desired rating. These editing changes increase the production costs of the movie. If editing of the movie would adversely affect the movie's quality in the opinion of the producer, the received rating may be accepted. Furthermore, if an NC-17 rating is received, the producer may elect to release the movie on an "unrated" basis, rather than with the NC-17 rating that generally would significantly limit the exhibition and marketing venues of the movie.

        Movie Releases.    Distributors develop and follow various systematic release campaigns for movies, generally depending on the movie's content, targeted audience, potential box office performance, and the existing competitive environment at the time of release. The extent of a theatrical release will generally depend upon whether the distributor believes the movie will have a broad, mass appeal and significant audience interest has or will develop in advance of the release that would justify a wide theatrical release campaign (exhibition on more than 1,500 screens). Alternatively, the distributor may develop and utilize a limited release campaign to develop a gradual public awareness of the movie. This release approach is often used for movies that have a particular targeted audience appeal and once these movies have achieved some limited box office success, the movies the release may be expanded to a greater number of screens.

Movie Life Cycle

        Successful movies may continue to be exhibited in theaters for up to six months or longer following the initial release. Concurrent with their release in the United States, motion pictures are generally released in Canada and may also be released in one or more other foreign markets. After the initial theatrical release, distributors seek to maximize revenues by releasing movies in sequential release date windows that are generally exclusive against other non-theatrical distribution channels:

Typical Film Release Windows

Release Period	Months After Initial Release	Approximate Release Period (Months)
Theatrical	—	0-3
Home video/DVD	4-6	1-3
Pay-per-transaction (Pay-per-view and Video-on-demand)	6-9	3
Pay television (cable and satellite)	10-29	12-21
Network or basic cable	30-36	18-36
Syndication	48-70	3-15
Licensing and merchandising	Concurrent	Ongoing
All international releasing	Concurrent	Ongoing

        Within two years of their initial release, most movies generate the vast majority of their revenues and substantially all of their revenues within five years following their initial release. In those instances that a movie is believed to have sequel potential, merchandising or video game marketability, revenue generating life of the movie may extend over many years following initial release. It is difficult to predict the revenue potential of these type of movies and the actual revenue potential may be insubstantial.

        Additional revenues may be generated from the licensing of soundtrack releases (for public performances and sheet music publications), merchandise products related to the movie (video games, toys, posters, and apparel), sequels and television programming based on the movie, and book publications.

Distribution Costs

        Theatrical distributions costs are comprised of two principal elements, the cost of duplicating the movie (generally referred to as "print costs") and promoting and advertising costs (generally referred as "ad costs"). These combined costs are referred to as "print and ad costs." The print and ad cost of distribution depends upon the number of screens the movie will initially be exhibited, whether a wide or limited release. Advertising costs include promotion through theatrical trailers, ads (magazine and television), billboards, wedsites, press releases, film festivals, interviews, celebrity appearances and premieres. The promotion and advertising budget is typically correlated to the expected number of screens on which the movie will initially be exhibited. After initial release, the distributor may continue to advertise the movie as releases into additional distribution channels or media occurs.

        The distributor is typically responsible for the print and ad costs of a movie within the distributor's licensed territory. Furthermore, in addition to the up-front payment to the producer or production company, the distributor recovers these costs from movie revenue before the producer or production company receives a share of revenues. The distributor and producer may agree on the minimum and maximum amounts of print and ad costs that the distributor is permitted to recover from movie revenue.

        It is not possible to accurately predict a movie's box office success. Expecting a large the box office success, a distributor may spend a great deal to market the film in advance of its release without achieving the expected box office success. Because the distributor will be entitled to recover its distribution and marketing costs from exhibition revenues before the production company will receive any portion of these revenues, the production company's share of exhibition revenues and the financial success of the movie may be reduced. In this event, the production company may be required to recover the movie's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the movie's production costs if the movie is not sufficiently successful.

Revenue Sharing

        The revenue generated by a movie are shared at the various stages beginning at exhibition followed by distribution, production personnel (directors, writers, actors and other creative talent) and lastly the producer and production company.

  Theatrical Exhibitors—Theatrical exhibitors retain a portion of box office receipts from which the exhibitors operating costs are paid (a fixed amount per week) and a percent of receipts. The negotiated percent of receipts varies from movie to movie and depends in part upon box office performance of the distributor's or producer's prior releases. Generally the theatrical exhibitors retain 50% of box office receipts.

  Home Video Market—Distributors generally do not share revenues from the rental of movies, rather the distributor sells copies of the movies (video cassettes and DVDs) to the retailers for a fix amount. However, recently, with respect to certain movies, the retailers have entered into revenue sharing arrangements under which the retailer pays a smaller fixed amount for copies of the movies and the distributor receives a percent of the rental income (generally less than 25%).

  Regardless of the arrangement with retailers, the revenue generated in the home video market correlates to the movie's box office performance.

  Television—Network and syndication broadcast rights of movies are usually licensed only when the movies are highly successful at the box office. Pay-per-view and pay cable and satellite (premium movie channels) broadcast rights are typically licensed by distributors without regard to the success of the theatrical release or whether the movies were theatrically released.

  Releases directly to cable or video in most cases generate substantially reduced revenues and are avoided, unless the movie was produced on a very low budget.

Furthermore, movies are licensed for other forms of non-theatrical exhibition, including airlines, ships, military installations, prisons and hotels.

        Distributor's Costs and Fees.    Typically from first revenues received by a distributor, by agreement with the production company, the distributor is entitled to

  •
  recover the costs of duplicating the movie and its advertising and promotion (subject to an agreed maximum amount),

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  recover the up-front fee paid to the independent production company for the distribution rights, and

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  retain an agreed percent of the movie's revenue as a revenue-based distribution fee.

The revenue-based distribution fee is negotiated on a movie-by-movie basis and may vary significantly depending on a variety of factors, including the channels and markets in which the movie is to be released, the overall demand for the movie, and the track record of the producers, directors and acting talent associated with the movie. The revenue-based distribution fee may be up to 40% of revenue. Under some distribution arrangements, particularly distribution outside North America, the production company may only receive a fixed amount, in part payable up-front and the balance over the distribution period of the movie and forego any rights to receive a share of distribution revenue.

        Production Personnel Revenue Participation.    Often times the creative production personnel (directors, actors, etc.) may agree to participate in the financial success of a motion picture in lieu of or for a reduced up-front, fixed amount of compensation. This financial-success participation is through sharing of the revenues generated by the motion picture and received by the production company (i.e., net of exhibitor and distributor costs and fees), similar to a royalty. The right to receive a share of revenue by the creative production personnel is known as a "participation" and is determined through negotiations and varies from movie to movie and depends upon the particular creative talent of the person (whether the person is a director, actor, etc.). The participation by creative talent in motion picture revenue lessens the production company's financial exposure in the event the movie is not successful, but correspondingly reduces or dilutes the production company's share of revenues if the movie proves to be successful.

Home Video

        Growth in this sector has been supported by increased DVD penetration that reached 36.4% in 2002, up from 23.6% in 2001, according to the MPAA. Declining prices of DVD players, enhanced video and audio quality and special features such as deleted scenes, film commentaries and "behind the scenes" footage have helped increase the popularity of the DVD format, sparking increased home video rentals and sales in recent years.

        For the home video market, the distributor sells video copies of a film in the form of video cassettes or DVDs to retailers. Retailers then rent these units to consumers. Traditionally, retailers retained all of the rental revenue a film generated. Recently some distributors have adopted a strategy known as revenue sharing, where they sell video units of a film to retailers at reduced prices in exchange for the right to receive a portion of the rental revenues (generally less than 25%).

Television Programming

        Increased capacity for channels on upgraded digital cable systems and satellite television has precipitated the launch of numerous new networks seeking programming to compete with traditional broadcast networks.

International Markets

        Worldwide demand for North American filmed content has increased in recent years. According to the MPAA, international box office receipts in 2002 were a record $9.6 billion, a 20% increase from 2001. The ability to pre-sell international distribution rights for films produced by independent studios has played a key role in helping these studios finance the production of motion pictures.

Residual Ownership

        Distribution licenses of movies are generally for a specific number of years (10 or more years) and may be licensed in perpetuity. In most instances, movie ownership remains with the production company that employed the creative talent (writers, directors, producers, camera operators, editors, etc.) to produce the movies. Generally, pursuant to the agreements with the creative talent personnel, ownership of the movies produced belongs to the production company, although the creative talent personnel may have rights to share in the revenues of the movies as part of their employment arrangement with the production company.

        Movies or motion pictures are considered literary creations and, accordingly, are copyright protected for the of 95 years following publication or release in most cases, or for 120 years following creation if not published or released within 25 years after creation. The values or continuing revenue potentials of movies following distribution vary from movie to movie. Those movies that remain popular following distribution may be redistributed for exhibition in later years. Additionally, technology advancements and developments (much like the development of the DVD digital format) may create new distribution opportunities for licensing.

        Within the motion picture industry there are companies (primarily movie distributors and movie production companies) that build and maintain "film libraries." These libraries are built through proprietary production of the movies and acquisition of movies from production companies. If acquired, these companies generally acquire the copyrights and trademarks of the motion pictures. Sale of the copyrights and trademarks of a motion picture to a distribution company may be included as a part of a comprehensive licensing arrangement for initial distribution of the motion picture. Alternatively, the production company may retain ownership of the motion picture to hold for future sale or to build the production company's film library.

GrayMark Productions

        We believe our strategy of producing feature length motion pictures independent of and without financial assistance from the movie industry studio system offers a number of advantages. In general, these advantages may reduce our production costs and avoid investment in the distribution and marketing of our films and increase our exhibition revenues and the financial success of our films. These advantages are as follows:

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  Studios providing production-cost funding typically charge high interest rates, overhead fees and other miscellaneous expenses to the film project that increase production costs and the risk of not recovering production costs through exhibition revenue. These costs and expenses are avoided.

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  Financing production costs independently of a distributor or studio reduces the distributor's investment in the film and may result in competitive bidding in the distributor selection process and arm's-length negotiation of more favorable distribution arrangements, including

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  lowering of distribution fees (for example, typically distribution fees are 30% to 40% of theatrical revenue exhibition), and

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  reduction or elimination of costs and expenses related to other films that a distributor releases but that the distributor charges to a producer (these are known as "cross-collateralization" charges), all of which result in a larger percentage of gross receipts from the film's exhibition being received; thus, increasing the likelihood of recovery of production costs and achieving a financial return.

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  Utilize more fully the ability of proven artists to maintain creative control and decision making without studio or distributor involvement or interference.

Although we believe independent film production offers these advantageous, there are a number of disadvantages associated with producing a film outside the studio system. The consequences of any one of these disadvantage may reduce our share of exhibition revenues and the financial success of our film, and require that we recover the film's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the film's production costs. These disadvantages are as follows:

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  The revenue potential of a film is critically dependent on distribution and relying on third-party distribution, there is no assurance that distribution will be obtained or, if obtained, distribution will be on favorable terms. In the event we are unable to obtain distribution of a film or obtain distribution on a timely basis, we will be required to recover the film's production costs from alternative revenue sources, if any, or suffer a complete loss of the production costs.

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  By relying on third-party distributors to market our films, we will have very limited control over distribution. Regardless of our success in negotiating a favorable distribution agreement, a distributor may release the film in a very limited number of theaters, devote limited resources marketing and promoting the film, withdraw the film from theaters prematurely, or even choose not to release the film into exhibition.

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  A distributor may expend more time and resources marketing a film in which the distributor has a production-cost investment compared to one of our films in which the distributor will not have a production-cost investment. In the event a distributor does not sufficiently market our film, our share of exhibition revenue may be reduced, and we may be required to recover the film's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the film's production costs.

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  It is not possible to accurately predict a film's box office success. Expecting a large box office success, a distributor may spend a great deal to market the film in advance of its release without achieving the expected box office success. Because the distributor will be entitled to recover its distribution and marketing costs from exhibition revenues before we will receive any portion of these revenues, our share of exhibition revenues and the financial success of the film may be reduced. In this event, we may be required to recover the film's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the film's production costs if the film is not sufficiently successful.

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  We have very limited financial resources compared to the studios. In the event we are unable to complete production of a film on schedule or within budget, our funds may be insufficient to complete the film. Unlike the studios, we may not have alternate sources of funds.

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  Because we have not previously completed production of a film and lack a film production history, in comparison, other independent production companies may have a competitive advantage or leverage with distributors by being able to offer multiple films for sale to distributors. Distribution companies typically offer more favorable financial terms to companies that have the proven ability to produce multiple films, because the distributor expects to be offered additional films to distribute.

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  While we expect to have certain audit rights to verify exhibition revenues received by our North American distributors, distributors are often in a position, if they so choose, to account for revenues in a manner that understates or fail accurately to account for revenues, or they may fail to maintain appropriate accounting records, making it difficult to determine a producer's actual share of revenues upon audit. Although we do not have any experience related to auditing distributors' revenue accounting, we anticipate that the costs associated with this type of audit may be substantial and may vary significantly from distributor-to-distributor and even picture-to-picture. This type of audit will not be within the normal course of our operations. Therefore, there is no assurance that, in all cases, we will be able to obtain an accurate accounting of our exhibition revenues or that audits will result in increases in the revenues that justify the associated audit costs.

        Motion Picture Production.    We will undertake a movie project based entirely on our preliminary evaluation of the movie's commercial potential. Because each motion picture is an individual artistic work, prediction of the success of a movie is difficult or maybe impossible to predict with accuracy. The commercial success of a movie depends on a number of factors beyond our control, including

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  viewer preference and taste, which constantly changes,

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  quantity and popularity of other films and leisure activities available to movie goers at the time of release of our produced movies,

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  exhibition competition at movie theaters, through video retainers, on cable television and through other forms or channels of distribution and viewing, and

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  inability to obtain distribution in all media channels.

        Furthermore, regardless of the financial success of a produced movie, a substantial amount of time may elapse between our expenditure of funds and the receipt of revenues, if any, from our motion pictures. Also, as our production activities or production budgets increase, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks with respect to each produced movie.

        Actual motion picture production costs often exceed budget, sometimes substantially. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production.

        In addition, if a motion picture production incurs substantial budget overruns, there is no assurance that we will recoup our invested costs in a film. Increased costs incurred with respect to a particular film may result in the delayed release of the motion picture at the intended time and potentially the postponement to a less favorable time, all of which could cause a decline in box office revenue and the overall financial success of the movie. Budget overruns could also prevent a movie from being completed or released.

        If a motion picture production incurs substantial budget overruns, we may be required to seek additional financing from outside sources to complete production. There is no assurance regarding the availability of such financing or, if available, the terms will be acceptable or favorable.

        Budget cost overruns increase movie production costs often times without any additional assurance of exhibition revenues or corresponding increase in these revenues, and therefore adversely affect the financial performance of the movie and recovery of invested costs in the movie. If these overruns are substantial and we do not have the capital resources to pay these additional costs, we may be forced to abandon the movie or sell the movie of which there is no assurance. Either abandonment or sale of the movie will or may result in a loss that may be substantial and that may affect our ability to continue our movie production activities.

        If we do not achieve or sustain profitable operations, we could be required to reduce significantly or suspend our operations, including movie production activities, seek a merger partner or sell additional securities on terms that may be highly dilutive to our shareholders.

        We anticipate primarily producing English language motion pictures intended for theatrical, video, pay-per-view, and television (cable, satellite and network broadcast) that have production budgets of $2 million to $5 million (within this prospectus these motion pictures are referred to as "low-budget motion pictures" or "low-budget films"). We intend to acquire movies for production that are in the development phase, generally to the point that the initial screenplay has been written, and that are low-budget films and then arrange for distribution through third-parties primarily into the domestic and international theatrical markets and possibly into the ancillary markets (home video and television). We have not previously produced and released a film into distribution. Our current plan is to produce Cloud 9 in 2004. With respect to additional movies we may produce, we will not undertake production of our next movie until we have sufficient capital resources to finance the acquisition and production costs of the particular movie.

        Movie Types.    It is expected that our movies

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  will have a PG rating, a PG-13 rating or an R rating and, accordingly, will target the teenager and adult viewing markets, and

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  will be characterized as comedy, drama, comedy-drama, suspense, horror, adult, romance, or mystery.

        Any pre-production distribution arrangements we obtain may be based upon the subject movie having a particular rating classification from the Motion Picture Association of America (or MPAA). With these arrangements in place, we will attempt to produce the movie in a manner that will ultimately obtain the expected rating. However, it is difficult to predict the rating classification that the MPAA will ultimately assign to the movie. If the expected rating were not obtained, distribution support (including marketing and advertising) may be reduced, resulting in fewer distribution venues and smaller viewing audience. Further, censors in foreign jurisdictions may find elements of a movie objectionable.

        At additional and unbudgeted costs, we may be required to revise the movie to obtain the desired rating classification or to remove the objectionable elements of the movie. Even following revision of the movie, the release in certain jurisdictions may be denied. These events may result in release and distribution delays and adversely affect the commercial success of the movie.

        Cloud 9 Production.    We commenced pre-production of the movie currently titled Cloud 9, a low-budget motion picture project, in January 2004. The budgeted production and development costs of this project are $2 million. We anticipated that this motion picture project will require six months to complete through post-production and initial distribution and theatrical release will occur in September or October 2004. See "Management's Plan of Operation." There is no assurance that this motion picture will be completed within the amount budgeted or and released as scheduled. Other than this production commitment, we do not have any commitments related to the production of a motion picture.

        Although we have not produced any motion pictures, our production team (Harry G. "Gray" Frederickson, Fred Roos and George "Fritz" Kiersch) has developed a track record for producing large and modestly budgeted films with commercial success. Mr. Frederickson produced three films on the American Film Institute's "100 Greatest Movies of All Time," won an Oscar as co-producer of The Godfather, Part II and an Academy Award Nomination as a Co-Producer of Apocalypse Now. He had a 20-year association with the Academy Award-winning director, Francis Ford Coppola, as a producer in Coppola's famed Zoetrope Studios. During that time, he also co-produced The Godfather Part III, and was associate producer of The Godfather. He has 20 other films to his credit that include such films as Little Fauss and Big Halsy, The Good, The Bad, and The Ugly,and Candy. He has extensive contacts in the film industry, not only due to his production of films for Paramount, 20th Century Fox, Columbia, United Artists, and Warner Brothers, but also as Vice President in Charge of Feature Film Production at Lorimar. He also produced several pilots and series for television for Columbia, ABC, and Tri-Star/NBC.

        Mr. Roos is also a highly successful producer, who partnered with Mr. Frederickson on several Francis Coppola films, including Godfather II, Godfather III, Apocalypse Now, One From The Heart, and The Outsiders. He also produced numerous other acclaimed films including The Conversation, Rumble Fish, Tucker: The Man and His Dreams, Barfly, The Cotton Club, and The Black Stallion. He has a highly esteemed reputation, not only a producer, but as one of the most notable casting directors and consultants in Hollywood. His films as casting director include Petulia (George C. Scott, Julie Christy), Five Easy Pieces (Jack Nicholson), American Graffiti (Richard Dreyfuss, Ron Howard, Harrison Ford), and The Godfather (Marlon Brando, Al Pacino, Robert Duvall, James Caan, and Diane Keaton.) His most recent films are The Virgin Suicides, directed by Sofia Coppola, with James Woods, Kathleen Turner and Danny DeVito, Town And Country, starring Warren Beatty, and The Son of The Black Stallion, for Disney, scheduled for the summer of 2003 on IMAX.

        Mr. Kiersch has extensive experience in theatrical motion picture direction having worked in almost all film craft categories over the past 28 years with an emphasis on producing, directing and writing. From this variety of career strengths, in both creative and business practice, Mr. Kiersch has gained a thorough knowledge of all aspects of film planning, production and finish, developing strong leadership skills and professional depth. He directed the production of Children of the Corn, a modest budget 1984 release by New World Pictures based upon a Stephen King short story that was a significant commercial success. Mr. Kiersch has directed seven additional motion pictures studios and a television network including, Tuff Turf, Shattered Image, and a version of the classic, Gulliver's Travels for Hallmark Entertainment.

        With respect to the production of Cloud 9, Messrs. Roos and Kiersch assisted Mr. Frederickson in the selection of Cloud 9 as our first motion picture. Each of them contributed to the refinement, enhancement and further development of the screenplay and script, and participated in the selection and obtaining of the commitment of Genco Olive Oil, Inc. and Harry Basil to direct Cloud 9 and assisted in the preparation of the production budget. Messrs. Roos and Kiersch performed these services without entitlement to any remuneration or compensation. Furthermore, we do not have arrangement to pay or compensate Messrs. Roos and Kiersch for their services related to the production of Cloud 9.

        We do not intend to employ screenplay writers or employ full-time pre-production creative personnel. We will only acquire film projects that at least have written screenplays in the development phase, and may already have production commitments from directors, lead and supporting actors and other creative talent and a preliminary production schedule and budget. These types of projects are referred to in this prospectus and known as "packaged film projects" within the motion picture industry.

        Our executive officers and directors review a significant number of screenplays and film projects each year, looking for script and material that will attract new as well as accomplished creative talent. We then actively further develop the film. In general, this further development may include

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  refinement or enhancement of the screenplay and script,

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  recruiting creative talent including the director and acting cast that appeals to the film's target audience, and

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  preparation of the production schedule and budget.

Although no assurance can be provided, we believe that the experience, movie industry contacts and established reputation of our Messrs. Frederickson, Roos and Kiersch, as described above, will sufficiently serve to attract or provide access to screenplays and film projects that met our annual production goals and strategies.

        The decision whether to "greenlight" or proceed with production of a film is a diligent process. Generally, each film project will be presented to our board of directors for consideration. In this presentation, our board

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  discusses the script for both artistic merit and commercial viability,

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  considers the entire package, including the script, the talent that may be attached or pursued and the preliminary initial budget,

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  discusses talent and story elements that could make the film more successful,

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  estimates the projected revenues and the costs of marketing and distributing the film, and

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  decides whether the film is worth pursuing by balancing the risk of a production against its potential for financial success.

We will typically seek to mitigate the financial risk associated with film production by

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  negotiating arrangements for the sharing of production costs and producer revenues, similar to the Investor Agreement for the production of Cloud 9 (see "Management's Plan of Operation"),

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  selling international distribution rights to international distributors before completion of film production, and

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  structuring deals with talent that provide for them to participate in the financial success of the motion picture (through revenue sharing) in exchange for reducing up-front compensation or payments.

Other than the Investor Agreement for the production of Cloud 9, we do not have any other production-costs sharing arrangements and have not entered into any distribution agreements or sold any distribution rights (see "Management's Plan of Operation").

        Furthermore, we may become involved in the development, acquisition, and production of television projects in the movie-of-the-week and mini-series formats. However, we do not intend to pursue these types of projects in the near term.

        Distribution.    Although we have not previously produced and released a movie into distribution, we expect that the domestic theatrical market and to a much lesser extent the international theatrical market will be the primary distribution markets of any movie we produce. The prediction of the financial success of a movie in any market is difficult or maybe impossible to predict with accuracy. Because a movie's performance in ancillary markets (home video and pay and free television) is often directly related to the movie's box office performance, poor box office results may negatively affect future revenue streams outside the theatrical market. Even if one of our movies achieves financial success in the theatrical markets, we anticipate that revenues from the ancillary market will not be substantial.

        Production costs and theatrical marketing costs are rising at a faster rate than increases in either domestic admissions to movie theaters or admission ticket prices. Consequently, we may become more dependent than anticipated on the ancillary market for the financial performance of our movies. In the event one of our movies is not successful or only moderately successful in theatrical distribution, revenue potential in the ancillary market may not exist or may not be substantial. Accordingly, we anticipate that the ancillary market will not contribute significantly to the financial success of any movie we produce.

        The motion pictures we produce will be distributed by third-party distributors and we will not directly engage in film distribution. We may engage in preliminary negotiations with distributors on a pre-production basis with the intent of determining the interest of distributors in distributing the particular film and its potential target audience appeal when released. The favorable or unfavorable reaction of the distributors to the film project may influence whether we proceed with production or elect not to acquire and participate in production of the particular film project. We expect to enter into distribution arrangements that require the distribution company to pay the expenses and costs of distribution, including print and ad costs. As discussed in the section of this prospectus captioned "Management's Plan of Operation," we only recently began pre-production of Cloud 9, our initial film, and, consequently, we have neither begun production of Cloud 9 nor negotiations with any distributor. The terms of distribution arrangements are accordingly not determinable as of the date of this prospectus. Furthermore, we have not identified any distributors that will be utilized to distribute Cloud 9, domestically or internationally.

        Distributors' decisions regarding the timing of release and promotional support of our motion pictures are important in determining the success of these pictures. As with most companies engaging in licensed distribution, we will not control the timing and manner in which our licensed distributors promote and distribute our produced movies. Any decision by these distributors not to distribute or promote one of our movies or to promote competitors' movies to a greater extent than they promote ours may result in a substantial loss of revenue potential that would adversely affect our ability to recoup our capital investment in the movie and further result in a substantial loss.

        Our approach to acquiring packaged film projects will be to limit our financial exposure. The decision whether to acquire a film project will be made by our board of directors. The criteria considered by our board will include a film's expected critical reaction, marketability, and potential for commercial success, as well as the cost to acquire the picture and, to a lesser extent, the ancillary market potential for the film after theatrical release.

        We expect to distribute our productions to the international marketplace through third parties. These distribution arrangements will involve the sale of the film's distribution rights to the distributor, most likely on a worldwide basis with the exception of North America. With respect to some of our films, we may sell the international distribution rights prior to completion of the film's production (within in the movie industry referred to as "pre-sold"). Any revenues for pre-sold distribution rights will be used to pay a portion (possibly a significant portion) of the film's production costs. As mentioned above and in the section of this prospectus captioned "Management's Plan of Operation,"

we have not entered into any negotiations for the sale of the international distribution rights on a pre-sold basis.

        We believe that any revenue resulting from distribution in the ancillary markets will not be significant.

        Any third-party distribution in the video rental market will most likely be through the major video rental outlets of Blockbuster, Inc., Hollywood Entertainment Corporation, Movie Gallery, Inc. and Rentrak Corporation. Furthermore, any direct marketing by the third-party distributor will most likely be through mass merchandisers, including Costco Wholesale Corporation, Target Corporation, Best Buy Co. Inc., and others who buy large volumes of videos and DVDs to sell directly to consumers.

Our Competitive Disadvantage

        Major Studios and other Independent Producers.    We are in the development stage and, accordingly, our competitors are larger and more diversified, including the independent producers and major U.S. and international studios (see "—The Motion Picture Industry—Competition" above). Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and many independent producers have substantially more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production.

        Because we have not previously produced and release a movie, have nominal revenue and have very limited capital resources, we are at a competitive disadvantage within the movie industry. This competitive disadvantage may adversely affect the financial performance of our movies.

        Oversupply of Movies.    The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we do not plan to release our films during peak release times, which may also reduce our potential revenues for a particular release.

        Moreover, we cannot guarantee that we can release all of our films initially as scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio or other competitor may force us to alter the release date of a film because we cannot always compete with a competitor's larger promotion campaign. Any of these changes could adversely impact a film's financial performance. In addition, if we cannot change our schedule following a change by a major studio or other competitor because we are too close to the release date. Our competitor's release utilizing the typically larger promotion and advertising budget may adversely impact the financial performance of our movie.

        Theatrical Exhibition.    Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to 10 to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of available motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease. This decrease in box office receipts and revenue streams will adversely affect the financial performance of our movie that may result in a substantial loss of our investment in the movie.

Intellectual Properties

        As of the date of this prospectus, the only intellectual property rights we have relate to our interest in the movie Cloud 9 (see "Management's Plan of Operation—Literary Purchase Agreement" and "—Production Agreement"). We expect to develop and acquire additional intellectual property rights in each motion picture we produce. Once acquired, we may not have the financial resources to protect our intellectual property rights to the same extent as major studios and other competitors. We will attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific countries (outside of North America) and media for limited durations. Despite the precautions we will undertake, existing copyright and trademark laws afford only limited practical protection in certain countries. Our movies may also be distributed in countries that do not afford copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our movies or certain portions, which if distributed in domestic market could reduce our revenues and adversely affect the financial performance of the movie.

        Litigation may also be necessary in the future to enforce our acquired or developed intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and the diversion of resources. There is no assurance that infringement or invalidity claims will not have a material adverse effect on our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims. In the event we are successful in protecting our intellectual property rights, the costs of this protection may not be recovered from the revenues of the particular movie and may adversely affect the financial performance of the movie.

        Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern European bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies, including the internet and online services, piracy most likely will become more prevalent, including in the U.S., because digital formats are easier to copy and download, much like the musical recordings. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download pirated motion pictures rather than pay for motion pictures. Piracy of any movie we produce may adversely impact the gross receipts received from the exploitation of these movies, domestically and internationally, which could have a material adverse effect on the financial performance of the movie.

Government Regulation

        Our operations are and will be subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environment and zoning regulations and ordinances.

Legal Proceedings

        From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings.

Employees

        As of the date of this prospectus, we have two full-time employees (our chief executive officer and an administrative assistant) and two employees that are required to devote the necessary time and attention to the duties and responsibilities assigned to them. One of these employees, our president, is involved in the production of our initial movie, Cloud 9, and has been devoting his full time and attention (more than 40 hours per week) to the production activities of GrayMark Productions, Inc. since the beginning of 2004.

        The other employee, our chief financial officer, devotes not less than 16 hours per week to his responsibilities and duties at GrayMark Productions, Inc. Because of the work required in connection with this offering and the required financial information, including audited financial statements for 2003, he has been devoting substantially more hours than 20 hours per week to his duties and responsibilities at GrayMark Productions, Inc.

        Our future performance depends in significant part upon the continued service of our key management personnel, and our continuing ability to attract and retain highly qualified and motivated personnel in all areas of our operations. Competition for such personnel is intense, and there can be no assurance that we can retain key employees or that we can attract, assimilate or retain other highly qualified personnel in the future.

        Our employees are not represented by a labor union. However, in connection with the production of our motion pictures, we will employ actors, writers and directors who are members of the Screen Actors Guild, Writers Guild of America and Directors Guild of America, respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of May 2, 2001 for a term of three years. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2002 for a term of three years. Our productions may also employ members of a number of other unions, including the International Alliance of Theatrical and Stage Employees, and the Teamsters. A strike by one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities. A union related halt or delay, depending on the length of time, could cause a delay or interruption in our release of new motion pictures that could have a material adverse effect on our business, results of operations or financial condition.

Facilities

        Our corporate headquarters and offices are located at 101 North Robinson, Suite 920, Oklahoma City, Oklahoma. These office facilities consist approximately of 1,500 square feet and are occupied under a 12-month unwritten lease, requiring monthly rental payments of $500. The costs of building-out and improving our offices was approximately $15,000 which we paid rather than Corporate Tower, LLC, our landlord. These improvements included removal and construction of new walls, ceilings and doorways, and painting of the walls throughout and installation of carpeting in the offices and reception area and vinyl flooring in a utility room, and installation of computer cabling for communications, including internet access services and telephone services. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Corporate Tower, LLC. Mr. Oliver on behalf of Corporate Tower, LLC has orally indicated that there is no intent to terminate our occupancy of the office facilities following the end of the 12-month period and that the term of the lease will simply be on a month-to-month basis, requiring 30-day prior written notice of termination under Oklahoma law. Upon termination of this occupancy arrangement, we believe there is adequate office space and facilities available in the Oklahoma City area. In the event we are required to move from our current office facilities, the terms of occupancy, including the increased rental payments, will be substantially different than those under which our office space is currently occupied and the annual rental rate will probably be from $8 to $12 per square foot ($12,000 to $18,000 per year based upon 1,500 square fee of office facilities).

        In connection with the production of Cloud 9,we intend to rent a small production office or trailer as our production office on a month-to-month basis for five months from which production personnel and vendors will be paid during the production phase. Also, we intend to rent a house for one day, a night club for three to four days, and a jail for one to two days to serve as shooting locations. We anticipate that the rental costs of production office and these locations will total $37,650. As of the date of this prospectus we have not entered into binding agreements for the rental of the production office or locations.

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information with respect to our executive officers and directors. Directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting and until their successors are elected and qualify. Executive officers are elected by the Board of Directors and serve at its discretion. Our Bylaws provide that the Board of Directors shall consist of such number of members as the Board of Directors may from time to time determine by resolution or election, but not less than three and not more than nine. Our Board of Directors currently consists of five individuals.

Name	Age	Position with the Company
Harry G. "Gray" Frederickson, Jr.(1)	66	Chairman of the Board, Chief Executive Officer
John Simonelli(1)	57	President and Chief Operating Officer
Mark R. Kidd(1)(2)	37	Chief Financial Officer and Secretary
Fred Roos(2)	69	Director
George "Fritz" Kiersch(2)	53	Director
Lewis B. Moon	38	Director
Stanton Nelson	32	Director

(1)
Serves on our Compensation Committee.

(2)
Serves on our Audit Committee.

        The following is a brief description of the business background of our executive officers and directors:

        Harry G. "Gray" Frederickson, Jr.    has served as our Chairman of the Board and Chief Executive Officer since August 18, 2003 and served as manager of GrayMark Productions, L.L.C. since its formation in August 2001. Prior to that time, Mr. Frederickson was independently engaged in the production of films for his own account.

        Mr. Frederickson is a highly successful producer of major motion pictures. He produced three films on the American Film Institute's "100 Greatest Movies of All Time," won an Oscar as Co-Producer of The Godfather, Part II and received an Academy Award Nomination as a Co-Producer of Apocalypse Now. He had a 20-year association with the Academy Award-winning director, Francis Ford Coppola, as a producer in Coppola's famed Zoetrope Studios. During that time, he also co-produced The Godfather Part III, and was an associate producer of The Godfather. He has 20 other films to his credit that include Little Fauss and Big Halsy with Robert Redford, The Good, The Bad, and The Ugly with Clint Eastwood, and Candy with Marlon Brando and Richard Burton. He has extensive contacts in the film industry, not only due to his production of films for Paramount, 20th Century Fox, Columbia, United Artists, and Warner Brothers, but also as Vice President in Charge of Feature Film Production at Lorimar. He also produced several pilots and series for television for Columbia, ABC, and Tri-Star/NBC. Mr. Frederickson is a member of the Academy of Motion Picture Arts and Sciences, The Academy of Television Art and Sciences, The Directors Guild of America, and the Screen Actors Guild, and a graduate of the University of Oklahoma.

        John Simonelli has served as our President and Chief Operating Officer since August 18, 2003. Mr. Simonelli is an independent business consultant who has extensive experience in the planning, development, and funding of emerging growth companies. He served as a director of Precis, Inc. from

December 2000 until July 2001. Precis, Inc. is a publicly-held company primarily engaged in the providing of healthcare savings to the self-insured. From March 1994 until July 1999, Mr. Simonelli was employed by Laboratory Specialists of America, Inc. and served as Chairman of the Board, Chief Executive Officer and Secretary, and a Director until December 7, 1998. Laboratory Specialists of America, Inc. is engaged in forensic drug testing and was formerly publicly-held until acquired by The Kroll-O'Gara Company by merger.

        Mark R. Kidd serves as our Chief Financial Officer and Secretary. Mr. Kidd has over 15 years experience in finance and accounting. Mr. Kidd is also Chief Operations Officer of C&L Supply, Inc., a privately-held wholesale distribution company which serves customers in seven states. Mr. Kidd is also a co-owner of 36th Street Properties, LLC, a privately-held commercial real estate company and RandMark, LLC, a privately-held retail wireless company. Mr. Kidd served as Chief Financial Officer of Precis, Inc., a publicly-held company, from August 1999 until January 2002 and as a director of Precis, Inc. from January 2000 until February 2002. He also served as President, Chief Operating Officer, Secretary and a Director of Foresight, Inc. a wholly-owned subsidiary of Precis, Inc. from February 1999 until January 2002. Mr. Kidd served as President of Paceco Financial Services, Inc., a privately-held regulated savings company, from March 1998 until December 2000. From January 1997 until March 1998, he served as Senior Vice President and Chief Financial Officer of Republic Bank of Norman, a privately-held banking institution. From May 1988 through 1996, Mr. Kidd was employed by the privately-held public accounting firm of Arthur Andersen, LLP. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.

        Fred Roos has served as one of our Directors since August 18, 2003 and has been independently engaged in the motion picture business during the last five years. Mr. Roos is also a highly successful producer, who partnered with Gray Frederickson on several Francis Coppola films, including Godfather II, Godfather III, Apocalypse Now, One From The Heart, and The Outsiders. He also produced numerous other acclaimed films including The Conversation with Gene Hackman, Rumble Fish, Tucker: The Man and His Dreams with Jeff Bridges, Barfly, The Cotton Club, and The Black Stallion. He has a highly esteemed reputation, not only an important producer, but as one of the most notable casting directors and consultants in Hollywood. His films as casting director include Petulia (George C. Scott, Julie Christy), Five Easy Pieces (Jack Nicholson), American Graffiti (Richard Dreyfuss, Ron Howard, Harrison Ford), and The Godfather (Marlon Brando, Al Pacino, Robert Duvall, James Caan, and Diane Keaton.) His most recent films are The Virgin Suicides, directed by Sofia Coppola, with James Woods, Kathleen Turner and Danny DeVito, Town And Country, starring Warren Beatty, and The Son of The Black Stallion, for Disney, scheduled for the summer of 2003 on IMAX.

        George "Fritz" Kiersch has served as one of our directors since August 18, 2003. He has extensive experience in theatrical motion picture direction having worked in almost all film craft categories over the past 28 years with an emphasis on producing, directing and writing. From this variety of career strengths, in both creative and business practice, Mr. Kiersch has gained a thorough knowledge of all aspects of film planning, production and finish, developing strong leadership skills and professional depth. He directed the production of Children of the Corn, a modest budget 1984 release by New World Pictures based upon a Stephen King short story that was a significant commercial success. Mr. Kiersch has directed seven additional motion pictures studios and a television network including, Tuff Turf, a youth oriented action story starring James Spader and Robert Downey Jr., Shattered Image, a psychological thriller, starring Bo Derek and Jack Scalia, and a version of the classic, Gulliver's Travels for Hallmark Entertainment. In 1997, while simultaneously continuing to work in theatrical film, numerous short-term television pilots and episodic dramatic series productions, he joined the faculty of Theater of Arts, an Los Angles professional Theater School, and taught classes in acting technique and a course emphasizing the discipline of film mechanics and methods.

        In 2000 he accepted a full professorship as the inaugural Director of the Film and Video Studies Program at the Oklahoma City Community College, a curriculum focused on physical film production that has increased to 12 or 14 courses per semester with an enrollment of over 150 students and six adjunct instructors. Since 2001 he has co-chaired and developed the Oklahoma Cinema Studies Consortium that oversees cross registration among The University of Oklahoma, Oklahoma City University and Oklahoma City Community College that effectively established the largest film studies program in the mid-west by providing the greatest depth of course work, disciplines of specific study and the largest faculty. In addition, for the last two years Mr. Kiersch has served as the Executive Director of the Oklahoma Film Institute, a master workshop structured program.

        After receiving a BA in Economics in 1974 from Ohio Wesleyan University, Mr. Kiersch began a concentrated study of cinema and camera technique toward a Masters of Film Art at University of Southern California.

        Lewis B. Moon has served as one of our directors since August 18, 2003. As a partner in Lewann Ltd. beginning in January 1999 Mr. Moon's responsibilities include management and daily oversight of investment capital hedge funds and new acquisitions of investment corporations and management of daily operations of oil and gas production including new exploration and drilling operations. Lewann Ltd. is a privately-held hedge fund management firm. During 1998 and January 1999, he served as a territory manager (Texas, Oklahoma and Arkansas) of Beretta U.S.A. Corporation, a privately-held firearms manufacturer. In 1990 he graduated from Texas A&M University with a Bachelor of Science in Economics and received a Juris Doctorate in December 2003 from the Oklahoma City University School Law.

        Stanton Nelson has served as one of our directors since August 18, 2003. Mr. Nelson currently serves as Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration and development and real estate ownership and management and controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves as Chairman of Carrollton Broadcasting Company, a privately-held company that operates a radio station in Dallas, Texas. In 2000, Mr. Nelson served as Director of State and Federal Affairs for the University of Oklahoma. From 1996 to 2000, Mr. Nelson served as President of Stephens Broadcasting, a privately-held company that owned radio stations in Oklahoma. From 1992 to 1996, Mr. Nelson served as a staff member for United State Senator David Boren. Mr. Nelson has a B.B.A. in business management from the University of Oklahoma.

Director and Executive Officer Compensation

        We do not compensate directors for serving on our board or attending meetings of the board or any committee thereof. However, it is anticipated that stock options will granted to our directors on terms to be determined by our board. As of the date of this prospectus, the number of stock options to be granted to the members of our board of directors has not been considered or determined.

        The following table sets forth the total cash compensation, paid or accrued, to the manager of GrayMark Productions, L.L.C. and our chief executive officer during the years ended December 31, 2003, 2002 and 2001 who received compensation in excess of $100,000 during those years.

Summary Compensation Table

Annual Compensation(1)
Name and Principal Position
	Year	Salary(2)		Bonus(3)
Harry G. "Gray" Frederickson Chief Executive Officer of GrayMark Productions, L.L.C.	2003 2002 2001	$ $ $	100,000 100,000 20,999	$ $ $	— 5,471 —

(1)
Mr. Frederickson received additional non-cash compensation, perquisites and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for Mr. Frederickson during the year.

(2)
Dollar value of base salary (both cash and non-cash) earned during the year.

(3)
Dollar value of bonus (both cash and non-cash) earned during the year.

Employment Arrangements and Keyman Insurance

        We have an employment agreement with each of Messrs. Frederickson and Simonelli that expires on August 18, 2006 that provides, among other things, (i) Mr. Frederickson with an annual base salary of $100,000 and Mr. Simonelli an annual base salary of $60,000, (ii) bonuses at the discretion of the Board of Directors, (iii) eligibility for stock options under our stock option plan, (iv) health insurance benefits, and (v) benefits consistent with similar executive employment agreements. This agreement requires Mr. Frederickson to devote his full time and attention to our business and affairs, while Mr. Simonelli is required to devote the amount of time to perform the duties and responsibilities assigned to his position. The agreements also restrict the rights of Messrs. Frederickson and Simonelli to participate in other activities outside to the extent the activities conflict with the ability to perform his duties and that would violate his duty and loyalty to us. Since commencement of the production of Cloud 9, Mr. Simonelli has devoted more than 40 hours per week to his duties and responsibilities at GrayMark Productions, Inc.

        Furthermore, Mr. Simonelli and Mark R. Kidd have orally agreed to work not less than 16 hours per week in the performance of the respective duties and responsibilities assigned to them by the board of directors of GrayMark Productions, Inc.

        In August 2002, we obtained a term insurance policy covering the life of Mr. Frederickson in the face amount of $500,000. We are the sole named beneficiary of this policy. The annual premium on this policy is $4,446.

Loss of Key Personnel

        Our success depends to a significant degree upon the efforts, contributions and abilities of our management. Although we have employment agreements with Messrs. Frederickson and Simonelli, and maintain keyman insurance covering the death of Mr. Frederickson, the loss of services of Messrs. Frederickson and Simonelli and other key employees could have a material adverse effect on our business, results of operations or financial condition.

Equity Compensation Plans

        For the benefit of our employees, directors and consultants, we have adopted two stock option plans, the 2003 Stock Option Plan (the "Employee Plan") and the 2003 Non-Employee Stock Option Plan (the "Non-Employee Plan").

        The 2003 Employee Plan.    For the benefit of our employees, directors and consultants, we adopted the 2003 Employee Plan. This plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 300,000. As of the date of this prospectus, we have not granted any stock options under this plan.

        Our board of directors administers and interprets this plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.

        The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option and to qualify as an incentive stock option may not be less than the fair market value of common stock on the date of the grant of the incentive stock option. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.

        Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director, or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2009. Options are not transferable except by will or by the laws of descent and distribution.

        All outstanding options granted under the plan will become fully vested and immediately exercisable if (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately before the 12-month period or (ii) a "change of control" occurs. For purposes of the plan, a "change of control" is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.

        The 2003 Non-Employee Stock Option Plan.    The Non-Employee Plan provides for the grant of stock options to our non-employee directors, consultants and other advisors. Our employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes and accordingly will not qualify for the favorable tax consequences thereunder upon the grant and exercise of the Options. The total number of shares of common stock authorized and reserved for issuance upon exercise of Options granted under this plan will be 300,000.

        Our Board of Directors administers and interprets this plan and has authority to grant options to all eligible participants and determine the basis upon which the options are to be granted and the terms, restrictions and conditions of the options at the time of grant.

        Options granted under this plan are exercisable in such amounts, at such intervals and upon such terms as the option grant provides. The purchase price of the common stock under the option is determined by our board; however, the purchase price may not be less than the closing sale price of our common stock on the date of grant of the option. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.

        Options granted under this plan may not under any circumstance be exercised after 10 years from the date of grant. No option under the Non-Employee Plan may be granted after July 30, 2008. Options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a "family member." Family member transfers include transfers to parents (and in-laws) to nieces and nephews (adopted or otherwise) as well as trusts, foundations and other entities principally for their benefit. This plan will terminate on July 30, 2008. As of the date of this prospectus, we have not granted any stock options under this plan.

Director Liability and Indemnification

        As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the "Certificate") eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to us or our shareholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

        Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.

Certain Legal Proceedings

        On September 28, 1990, the Securities and Exchange Commission (the "Commission") filed a civil action against John Simonelli, our President and Chief Operating Executive Officer, alleging violations of (i) Sections 13(d) and 16(a) (which require that officers, directors and certain shareholders file securities ownership reports with the Commission) and (ii) Section 10(b) and Rule 10b-6 (which, in general, proscribe affiliates of issuers from purchasing securities during a distribution) of or promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such alleged violations, which occurred at various times from February 1985 through September 1987, pertained to Mr. Simonelli's unreported purchases of securities of Unico, Inc., an issuer unrelated to us. On the same day, Mr. Simonelli, without admitting or denying any of the Commission's allegations, agreed to make restitution payment to Unico, Inc. and consented to a permanent injunction that enjoined Mr. Simonelli from violating the foregoing sections of and rules promulgated under the Exchange Act.

CERTAIN TRANSACTIONS

        The following described transactions and proposed transactions were or will be entered into with our executive officers and directors and 5% or greater shareholders. These transactions may or will continue in effect and may result in conflicts of interest between us and these individuals. Although our executive officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in our favor or in favor of our shareholders.

        In connection with the incorporation-reorganization of GrayMark Productions, L.L.C., we issued 4,870,000 shares of our common stock to the members of GrayMark Productions, L.L.C. in proportion to their respective ownership interests in GrayMark Productions, L.L.C. The member of GrayMark Productions, L.L.C. included

  •
  Harry G. "Gray" Frederickson, John Simonelli and Roy T. Oliver, each of whom were issued 1,000,000 common stock shares,

  •
  Lewann, Ltd. (which Lewis B. Moon is the general partner and the controlling person) that was issued 1,000,000 common stock shares,

  •
  Mark Stansberry, formerly served as a manager and Chief Financial Officer of GrayMark Productions, L.L.C., who was issued 600,000 common stock shares,

  •
  Larry E. Howell, who was issued 200,000 common stock shares,

  •
  Mark R. Kidd, who was issued 50,000 common stock shares and

  •
  Michael E. Dunn, who was issued 20,000 common stock shares.

        Mr. Frederickson serves as our Chief Executive Officer and Chairman of our board of directors and Mr. Simonelli serves as our President and Chief Operating Officer. We have employment agreements with each of Messrs. Frederickson and Simonelli, who have received and will continue to receive the compensation pursuant to these agreements as described under "Management—Employment Arrangements and Keyman Insurance." Mr. Kidd serves as our Chief Financial Officer and in this capacity received and will continue to receive an annual salary of $20,000. We do not have a written employment agreement with Mr. Kidd. See "Management."

        Lewann, Ltd. is controlled by Mr. Moon, one of our directors. While Mr. Moon serves as one of our directors, he will be compensated as a director; however, as of the date of this prospectus such compensation has not been determined. To the knowledge of Mr. Moon, Lewann, Ltd. and Mr. Moon do not have any relationships with any of the Selling Security Holders.

        Although Mr. Stansberry formerly served as a manager and Chief Financial Officer of GrayMark Productions, L.L.C., since August 18, 2003, Mr. Stansberry's only continuing interest and relationship with us is that of a shareholder.

        Mr. Howell's only relationship with us is that of a shareholder. To Mr. Howell's knowledge, the only relationship he has with the Selling Security Holders is with Thomas E. Howell, his brother.

        Mr. Dunn is a member of the law firm of Dunn Swan & Cunningham, the firm that serves as our legal counsel. Dunn Swan & Cunningham was paid $29,305 during 2003 and $10,760 during 2004 for legal services performed on our behalf. In the future, Dunn Swan & Cunningham may perform additional legal services on our behalf on an as-needed basis at hourly rates (currently $150 to $225 per hour) based on the type of legal services provided. To Mr. Dunn's knowledge, he does not have any relationships with any of the Selling Security Holders.

        Each of Messrs. Frederickson and Stansberry paid $500 for his 50% ownership interest in GrayMark Productions, L.L.C. upon its formation. On June 16, 2002, Lewann, Ltd. acquired its 33% ownership interest in GrayMark Productions, L.L.C. by purchase of the ownership interests or units from each of Messrs. Frederickson and Stansberry. Following this acquisition, Lewann, Ltd. contributed $250,000 to GrayMark Productions, L.L.C. prior to July 1, 2003. On July 1, 2003, Lewann, Ltd. and each of Messrs. Frederickson and Stansberry sold a portion of their ownership interests in GrayMark Productions, L.L.C. to Messrs. Simonelli, Howell, Kidd and Dunn. Messrs. Simonelli, Howell, Kidd and Dunn paid nominal amounts, $100, $20, $5 and $2, respectively, for their member interests or units in GrayMark Productions, L.L.C.

        In December 2003, we entered into a 12-month unwritten lease with Corporate Tower, LLC which is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, for occupancy of our offices in Oklahoma City. Under this lease arrangement, we are required to pay rent of $500 per month. The costs of leasehold improvements of our office facilities was approximately $15,000 which we paid rather than Corporate Tower, LLC.

        On December 19, 2003, we entered into a one-year Consulting Agreement with E. Peter Hoffman, Jr., one of our greater than 5% shareholders, for the providing of business development services. For these services, we granted Mr. Hoffman stock options exercisable for the purchase of 100,000 shares of our common stock for $1.25 per share. These options are exercisable commencing on January 1, 2005 and expire on December 31, 2008. In accordance with our five-year registration obligation, we have included the common stock shares purchasable upon exercise of these stock options in the registration statement of which this prospectus is included.

        During 2002 and 2001, we paid Mark A. Stansberry and Harry G. "Gray" Frederickson, Jr. consulting and management fees totaling $38,650 and $105,471, respectively, and during 2001 we paid Mr. Frederickson consulting and management fees totaling $20,999. Messrs. Stansberry and Frederickson were members and served as managers of our wholly-owned subsidiary, GrayMark Productions, L.L.C.

        On August 15, 2003, Roy T. Oliver purchased a 20% ownership interest in GrayMark Productions, L.L.C. for $500,000. As indicated above, Mr. Oliver exchanged his 20% ownership interest in GrayMark Productions, L.L.C. for (1,000,000) common stock shares of GrayMark Productions, Inc.

        Viewtrade Financial served as the placement agent for our private placement of 2,955,000 shares of our common stock and redeemable warrants that was completed on December 19, 2003. For its services as placement agent, Viewtrade Financial received

  •
  the right to a fee equal to 10% of the proceeds from sale of common stock shares pursuant to exercise of the redeemable warrants (the "warrant exercise fee"),

  •
  the placement agent warrants exercisable during the period that began on December 19, 2003 and that will end on October 30, 2008 for the purchase of 443,250 shares of our common stock for $1.10 per share, and

  •
  sales commissions of $295,500 and a non-accountable expense allowance of $88,650.

        In addition, on August 19, 2003, we entered into the one-year Financial Advisor Agreement with Viewtrade Financial pursuant to which Viewtrade Financial is currently providing financial advisor consultant services. For these consulting services, we issued 383,425 common stock shares to Viewtrade Financial.

        On February 27, 2004, Viewtrade Financial orally waived its right to receive the warrant exercise fee.

        In March 2002, Messrs. Frederickson and Stansberry, members of GrayMark Productions, L.L.C., entered into an agreement to pay FilmCapital, Inc. $50,000 for services performed. This liability is only payable in the event GrayMark Productions, L.L.C. obtains funding for film projects from outside investors. Messrs. Frederickson and Stansberry have each represented that their intent was not to cause

GrayMark Productions, L.L.C. to be liability for this obligation and each has agreed to indemnify us for any liability that may arise out of this agreement. In December 2003, we recorded a consulting expense and liability of $50,000 related to the agreement with FilmCapital. At the time that the recorded liability is paid by GrayMark Productions, Inc., Messrs. Frederickson and Stansberry will be required to reimburse us.

        We believe that the transactions described above were on terms no less favorable to us than could have been obtained with unrelated third parties. All material future transactions between us and our officers, directors and 5% or greater shareholders

  •
  will be on terms no less favorable than could be obtained from unrelated third parties and

  •
  must be approved by a majority of our disinterested-independent members of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to give effect to this offering and exercise of the redeemable warrants, placement agent warrants and stock options, of (i) the only persons known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers (including those executive officers named in the Summary Compensation Table, see "Management—Director and Executive Officer Compensation") and (iv) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there is no family relationship among our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days of the date of this prospectus (pursuant to exercise of stock options and warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Before Offering			After Offering
			Shares Offered for Resale
Name (and Address) of Beneficial Owner	Shares Beneficially Owned(1)	Ownership Percent		Shares Beneficially Owned(1)(2)	Ownership Percent
Harry G. "Gray" Frederickson, Jr.(3) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	1,000,000	12.2%	—	1,000,000	8.9%
John Simonelli(4) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	1,000,000	12.2%	—	1,000,000	8.9%
Roy T. Oliver. 101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102	1,000,000	12.2%	—	1,000,000	8.9%
Lewann, Ltd.(5) 6345 Glenbrook Court Oklahoma City, Oklahoma 73118	1,000,000	12.2%	—	1,000,000	8.9%
Lewis B. Moon(5) 6345 Glenbrook Court Oklahoma City, Oklahoma 73118	1,000,000	12.2%	—	1,000,000	8.9%
Viewtrade Financial(6)(7) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Daniel Pietro(6)(8) 7280 West Palmetto Park Road, Suite 210 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Sean Callahan(6)(9) 7280 West Palmetto Park Road, Suite 210 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%

Thomas Corona(6)(10) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
James St. Clair(6)(11) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Robert Dombrowski(6)(12) 525 Washington Boulevard, 24th Floor Jersey City, New Jersey 07310	1,106,675	12.8%	280,000	826,675	7.3%
John Green(6)(13) 525 Washington Boulevard, 24th Floor Jersey City, New Jersey 07310	1,106,675	12.8%	280,000	826,675	7.3%
Roger Lockhart and Davina Lockhart(6)(14) 20 Blue water Circle Holiday Island, Arkansas 72631	1,106,675	12.8%	280,000	826,675	7.3%
Claud Ware(6)(15) 7280 West Palmetto Park Road, Suite 210 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
ROO, LLC(6)(16) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Mark Ford(6)(17) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Brian Herman(6)(18) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Capital West Securities, Inc.(6)(19) Leadership Square, Second Floor 211 North Robinson Oklahoma City, Oklahoma 73102	1,106,675	12.8%	280,000	826,675	7.3%
Robert O. McDonald(6)(19) Leadership Square, Second Floor 211 North Robinson Oklahoma City, Oklahoma 73102	1,106,675	12.8%	280,000	826,675	7.3%
Mark A. Stansberry 1105 Waterwood Parkway, Suite GP-2 Edmond, Oklahoma 73034	600,000	7.3%	—	600,000	5.3%
E. Peter Hoffman, Jr.(20) 6301 North Western Avenue, Suite 260 Oklahoma City, Oklahoma 73118	600,000	7.0%	600,000	600,000	—%

Mark R. Kidd(21) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	50,000	..6%	—	50,000	..4%
Fred Roos(22) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	—	—%	—	—	—%
George "Fritz" Kiersch(22) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	—	—%	—	—	—%
Stanton Nelson(23) 101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102	—	—%	—	—	—%
Executive Officers and Directors as a group (seven individuals)	3,050,000	37.2%	—	3,050,000	27.1%

(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To the Company's knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)
Rounded to the nearest one-tenth of one percent, based upon 8,208,425 shares of common stock outstanding before this offering and 11,263,425 shares of Common Stock assuming exercise in full of the redeemable warrants and the stock options.

(3)
Mr. Frederickson is Chairman of our Board of Directors and our Chief Executive Officer.

(4)
Mr. Simonelli is our President and Chief Operating Officer.

(5)
Lewann, Ltd. is controlled by Lewis B. Moon and each is deemed the beneficial owner of the common stock shares. Mr. Moon is one of our directors.

(6)
The number of shares and the percentages include 443,250 common stock shares purchasable pursuant to exercise of placement agent warrants during the period commencing on December 19, 2003 and ending on October 30, 2008. Viewtrade Financial and its assigns, Daniel Pietro, Sean Callahan, Thomas Corona, James St. Clair, Robert Dombrowski, John Green, Roger Lockhart, Claud Ware, ROO, LLC, Mark Ford, Brian Herman, and Capital West Securities, Inc. are considered to be members of a "group" for purposes of the foregoing table. Each of Daniel Pietro, Sean Callahan, Thomas Corona, James St. Clair, Robert Dombrowski, John Green, Roger Lockhart, Claud Ware, ROO, LLC, Mark Ford, Brian Herman is an employee of or affiliated with Viewtrade Financial and with Capital West Securities, Inc., and were assigned in the aggregate 377,025 common stock shares and placement agent warrants (exercisable for the purchase of 435,826 common stock shares) by Viewtrade Financial effective as of December 19, 2003. Furthermore, because each of the Roger Lockhart, ROO, LLC and Capital West Securities, Inc. are included in the "group," the Roger and Davina Lockhart Charitable Remainder Trust is included in the group because Roger Lockhart and his wife, Davina Lockhart, are the current income beneficiaries and trustees of the Roger and Davina Lockhart Charitable Remainder Trust and therefore control this trust, because James St.Clair controls ROO, LLC and because Robert

  O. McDonald controls Capital West Securities, Inc. Each person within this "group" is deemed the beneficial owner of the common stock shares and placement agent warrants that all of the group members own in the aggregate. Of the beneficially owned common stock shares, 280,000 of those shares are being offered for resale by Sean Callahan, Robert Dombrowski, Roger Lockhart and the Roger and Davina Lockhart Charitable Remainder Trust pursuant to this prospectus (see "Selling Security Holders").

(7)
Viewtrade Financial owns of 6,400 common stock shares and placement agent warrants exercisable for the purchase of 7,424 common stock shares.

(8)
Mr. Pietro owns placement agent warrants exercisable for the purchase of 5,400 common stock shares that were received from Viewtrade Financial.

(9)
Mr. Callahan owns 25,000 common stock shares and placement agent warrants exercisable for the purchase of 16,537 common stock shares that were received from Viewtrade Financial and in addition owns and is offering for resale 10,000 beneficially owned shares (which includes 5,000 shares purchasable pursuant to exercise of redeemable warrants) (see "Selling Security Holders").

(10)
Mr. Corona owns placement agent warrants exercisable for the purchase of 5,000 common stock shares that were received from Viewtrade Financial.

(11)
Mr. St. Clair is the President of Viewtrade Financial and owns 6,400 common stock shares and placement agent warrants exercisable for the purchase of 7,424 common stock shares that were received from Viewtrade Financial.

(12)
Mr. Dombrowski owns 6,400 common stock shares and placement agent warrants exercisable for the purchase of 7,424 common stock shares that were received from Viewtrade Financial and in addition owns and is offering for resale 20,000 beneficially owned shares (which includes 10,000 shares purchasable pursuant to exercise of redeemable warrants) (see "Selling Security Holders").

(13)
Mr. Green owns placement agent warrants exercisable for the purchase of 7,424 common stock shares that were received from Viewtrade Financial.

(14)
Mr. Lockhart owns 5,000 common stock shares and placement agent warrants exercisable for the purchase of 27,000 common stock shares that were received from Viewtrade Financial and in addition owns and is offering for resale 150,000 beneficially owned shares (which includes 75,000 shares purchasable pursuant to exercise of redeemable warrants and, together with his wife (Davina Lockhart) in their capacities as trustees of the Roger and Davina Lockhart Charitable Remainder Trust of which they are also the current income beneficiaries, own and are offering for resale 100,000 beneficially owned shares (which includes 50,000 shares purchasable pursuant to exercise of redeemable warrants) (see "Selling Security Holders"). Mr. and Mrs. Lockhart's address is 20 Blue Water Circle, Holiday Island, Arkansas 72631.

(15)
Mr. Ware owns 25,000 common stock shares and placement agent warrants exercisable for the purchase of 28,000 common stock shares that were received from Viewtrade Financial.

(16)
ROO, LLC owns 19,200 common stock shares and placement agent warrants exercisable for the purchase of 22,275 common stock shares that were received from Viewtrade Financial. Mr. James St.Clair controls ROO, LLC and is deemed to own the common stock shares and placement agent warrants owned by ROO, LLC.

(17)
Mr. Ford owns 100,000 common stock shares and placement agent warrants exercisable for the purchase of 88,016 common stock shares that were received from Viewtrade Financial.

(18)
Mr. Herman owns 190,025 common stock shares and placement agent warrants exercisable for the purchase of 198,000 common stock shares that were received from Viewtrade Financial.

(19)
Capital West Securities, Inc. owns placement agent warrants exercisable for the purchase of 24,000 common stock shares that were received from Viewtrade Financial. Mr. McDonald is the president of and controls Capital West Securities and is deemed to own the common stock shares and placement agent warrants owned by Capital West Securities, Inc.

(20)
The number of shares and the percent includes 300,000 common stock shares purchasable pursuant to exercise of redeemable warrants on or before October 30, 2008. Mr. Hoffman is one of the Selling Securities Holders, and the common stock shares and redeemable warrants owned by Mr. Huffman are being offered for resale pursuant to this offering (see "Selling Security Holders").

(21)
Mr. Kidd is our Chief Financial Officer and Secretary.

(22)
The named person is one of our directors.

(23)
Mr. Nelson is one of our directors and serves as Vice President of R. T. Oliver Investment Company, a company controlled by Roy T. Oliver. Mr. Nelson does not have any beneficial owner in the common stock shares beneficially owned by Mr. Oliver.

SELLING SECURITY HOLDERS

        The following table presents certain information relating to the ownership of our common stock shares and redeemable warrants of the named persons that are selling common stock shares and redeemable warrants pursuant to this offering (the "Selling Security Holders"). During the past three years none of the Selling Security Holders held any position or office with us and other than

  •
  Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart (including Mr. Lockhart in his capacity with his wife, Davina Lockhart, as the trustee and current income beneficiaries of the Roger and Davina Lockhart Charitable Remainder Trust), who are employees of or affiliated with Viewtrade Financial,

  •
  E. Peter Hoffman, Jr., with whom we have a consulting agreement (see "Certain Transactions"), and

  •
  Thomas E. Howell, who is the brother of Larry E. Howell and who was formerly a member of GrayMark Productions, L.L.C. and exchanged his interest in GrayMark Productions, L.L.C. for 200,000 shares of our common stock in August 2003 (see "Certain Transactions"), have not had any kind of material relationship with us other than as the holder of our common stock shares and the redeemable warrants set forth opposite their names.

        Viewtrade Financial served as the placement agent for our private placement of 2,955,000 shares of our common stock and redeemable warrants that was completed on December 19, 2003 and each of Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart, who are employees of or affiliated with Viewtrade Financial, assisted in the distribution of the private placement offering (see "Security Ownership of Certain Beneficial Owners and Management"). The common stock shares and redeemable warrants being offered for resale by each of Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart (including those offered by Roger and Davina Lockhart Charitable Remainder Trust of which they are the trustees and current income beneficiaries) were acquired by purchase as part of our private placement offering. For its services as placement agent, Viewtrade Financial received the placement agent warrants, sales commissions of $295,500 and a non-accountable expense allowance of $88,650. In addition, Viewtrade Financial is currently serving as our financial advisor consultant pursuant to the Financial Advisor Agreement that will terminate in December 2004. For these consulting services, we issued 383,425 common stock shares to Viewtrade Financial, none of which are being offered for resale pursuant to this prospectus.

        Also, E. Peter Hoffman, Jr., one of the Selling Securities Holders, currently serves as one of our business development consultants and for those services received stock options exercisable for the purchase of 100,000 of our common stock after December 31, 2004 and on or before December 31, 2008 for $1.25 per share.

        Of the Selling Security Holders, Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart, First Dallas Holdings, Inc., and Roger and Davina Lockhart Charitable Remainder Trust, are either member firms or affiliated with member firms of the National Association of Securities Dealers, Inc. ("NASD"). Each of Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart (including Mr. Lockhart in has capacity with his wife, Davina Lockhart as the trustees and current income beneficiaries of the Roger and Davina Lockhart Charitable Remainder Trust), and First Dallas Holdings, Inc. acquired their common stock shares and redeemable warrants pursuant to our private placement offering that was completed in December 2003 and will acquire the common stock shares underlying the redeemable warrants pursuant to exercise of the redeemable warrants. These common stock shares and redeemable warrants were accordingly acquired in the ordinary course of business and at the time of receipt or purchase of the common stock shares and redeemable warrants offered for resale, each of the above named Selling Security Holders neither has had nor will have any agreements or understandings, directly or indirectly, with any person to distribute those common stock shares and redeemable warrants.

        For purposes of the following table, the number of shares and percent of ownership of outstanding common stock that the named Selling Security Holder owns includes

  •
  common stock shares that the named Selling Security Holder has the right to acquire within 60 days of the date of this prospectus pursuant to exercise of stock options and warrants, including the common stock shares for which the redeemable warrants may be exercised, and

  •
  common stock shares that the named Selling Security Holder has the right to acquire pursuant to exercise of the redeemable warrants or stock options and offer for sale pursuant to this offering, and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares owned and percent of outstanding common stock of any other named person.

	Before the Offering		Securities Offered
Name of Selling Security Holder	Common Stock Shares Owned(1)	Redeemable Warrants Owned(2)	Common Stock Shares Offered(1)	Redeemable Warrants Offered(2)	Securities Owned After the Offering
Alan H. Hulva Revocable Living Trust(3)	20,000	10,000	20,000	10,000	—
Allen Solomon Revocable Trust(4)	10,000	5,000	10,000	5,000	—
Alfred W. Amore	20,000	10,000	20,000	10,000	—
Alves Ribeiro	50,000	25,000	50,000	25,000	—
Federic Bauthier	200,000	100,000	200,000	100,000	—
Grenfal Beachler	70,000	35,000	70,000	35,000	—
Thomas K. Beard	100,000	50,000	100,000	50,000	—
Terry Bell	20,000	10,000	20,000	10,000	—
Billy E. Fowler Living Trust(5)	200,000	100,000	200,000	100,000	—
Philip C. Bird	10,000	50,000	10,000	50,000	—
Dana P. Bowler	80,000	40,000	80,000	40,000	—
John H. and Milissa Brown	100,000	50,000	100,000	50,000	—
Dennis Brunner	50,000	25,000	50,000	25,000	—
Sean M. Callahan(6)	35,000	5,000	10,000	5,000	25,000
Christopher P. Choma	50,000	25,000	50,000	25,000	—
Earl E. Coleman, Jr.	50,000	25,000	50,000	25,000	—
Earl Correa	20,000	10,000	20,000	10,000	—
James Craig, Jr.	30,000	15,000	30,000	15,000	—
Louis J. and Kathy J. Cristan	60,000	30,000	60,000	30,000	—
Howard F. Curd(7)	25,000	12,500	25,000	12,500	—
Robert J. Dombrowski(8)	26,400	10,000	20,000	10,000	6,400
Gregory M. Downes	40,000	20,000	40,000	20,000	—
Alan E. Ennis	20,000	10,000	20,000	10,000	—
Gerald Ferro	20,000	10,000	20,000	10,000	—
First Dallas Holdings Inc.(9)	50,000	25,000	50,000	25,000	—
Five Points Partners, LLC(10)	25,000	12,500	25,000	12,500	—
Judith Ann Floyd	50,000	25,000	50,000	25,000	—
Michael S. Fowler	200,000	100,000	200,000	100,000	—
Thomas J. Franco	40,000	20,000	40,000	20,000	—
Andrew F. Frost	20,000	10,000	20,000	10,000	—
Martin Garber, Jr.	50,000	25,000	50,000	25,000	—

David P. Garmus and Caren M. Garmus Living Trust(11)	10,000	5,000	10,000	5,000	—
Walt Garner	50,000	25,000	50,000	25,000	—
Regnald T. and Nancy Grzeskoviak	30,000	15,000	30,000	15,000	—
Ronald Hale	50,000	25,000	50,000	25,000	—
Charles T. Harris	50,000	25,000	50,000	25,000	—
E. Peter Hoffman, Jr.(12)	700,000	400,000	700,000	400,000	—
Larry Howell	10,000	5,000	10,000	5,000	—
Thomas E. Howell	20,000	10,000	20,000	10,000	—
Salvatore Iannuzzi	20,000	10,000	20,000	10,000	—
Ka Pri Associates	50,000	25,000	50,000	25,000	—
Scot A. Kane	297,000	148,500	297,000	148,500	—
James E. and Mary Jane Kelly	100,000	50,000	100,000	50,000	—
Rudolf R. Konegen	30,000	15,000	30,000	15,000	—
Chris Lamance	50,000	25,000	50,000	25,000	—
H.E. Lamance	50,000	25,000	50,000	25,000	—
Kathy Lamance	50,000	25,000	50,000	25,000	—
William M. Levin	20,000	10,000	20,000	10,000	—
Roger Lockhart(13)	155,000	75,000	150,000	75,000	5,000
Rosa Maria Lukens	20,000	10,000	20,000	10,000	—
Jerry M. Maddux	20,000	10,000	20,000	10,000	—
George Manos	140,000	70,000	140,000	70,000	—
Maintin and Linda B. Mennes	100,000	50,000	100,000	50,000	—
Julie L. Michael	103,000	51,500	103,000	51,500	—
William J. and Teresa M. Moisant	20,000	10,000	20,000	10,000	—
Walter J. and Bonnie K. Morris	50,000	25,000	50,000	25,000	—
Daniel P. O'Halloran	10,000	5,000	10,000	5,000	—
Nathaniel Orme	20,000	10,000	20,000	10,000	—
Dennis I. Pak	20,000	10,000	20,000	10,000	—
Roger and Davina Lockhart Charitable Remainder Trust(14)	100,000	50,000	100,000	50,000	—
Kendle B. Rackley	50,000	25,000	50,000	25,000	—
George J. Records	20,000	10,000	20,000	10,000	—
Rosen & Eichner P.A.(15)	60,000	30,000	60,000	30,000	—
Harry M. and Jacqueline H. Rosen	60,000	30,000	60,000	30,000	—
Ralph Rybacki	50,000	25,000	50,000	25,000	—
Paul R. Sanberg	10,000	5,000	10,000	5,000	—
Slab N-Vestments LP(16)	20,000	10,000	20,000	10,000	—
Timothy Sledz	50,000	25,000	50,000	25,000	—
Hal W. Smith	50,000	25,000	50,000	25,000	—
John Smody	100,000	50,000	100,000	50,000	—
Shannon Squyres	10,000	5,000	10,000	5,000	—
Charles P. Strogen	200,000	100,000	200,000	100,000	—
SXJE, LLC(17)	400,000	200,000	400,000	200,000	—
The Financial Staytion Inc.(18)	50,000	25,000	50,000	25,000	—
Steven R. Thompson	50,000	25,000	50,000	25,000	—
Don L. Turner	30,000	15,000	30,000	15,000	—

Fred and Deley Vallen	50,000	25,000	50,000	25,000	—
Laurens Van Den Broek	50,000	25,000	50,000	25,000	—
Robert Vaughn	20,000	10,000	20,000	10,000	—
William K. Walker	150,000	75,000	150,000	75,000	—
Clark A. and Elizabeth Ward	50,000	25,000	50,000	25,000	—
Arch W. Watson, Sr.	50,000	25,000	50,000	25,000	—
Kent H. Webb	10,000	5,000	10,000	5,000	—
Brett Wimberley	100,000	50,000	100,000	50,000	—
Ronald H. Wise	50,000	25,000	50,000	25,000	—
Jim and Darlene Wolfinbarger	50,000	25,000	50,000	25,000	—
Worldwide Financial Marketing Inc.(19)	5,000	2,500	5,000	2,500	—
Edward M. Wysocki, Jr.	25,000	12,500	25,000	12,500	—
Peter A. Yaskowitz	30,000	15,000	30,000	15,000	—
Total	6,010,000	2,955,000	6,010,000	2,955,000	—

(1)
The number of common stock shares owned before the offering and the number of common stock shares offered for sale include the number of shares for which each redeemable warrant is exercisable. Each redeemable warrant is currently exercisable for the purchase of one common stock share. In lieu of exercising the redeemable warrants and then sell the common stock shares purchased pursuant to exercise, the Selling Securities Holders may elect to sell the redeemable warrants.

(2)
Each redeemable warrant is exercisable for the purchase of one common stock share on or before October 30, 2008. In lieu of selling the redeemable warrants, the Selling Securities Holders may elect to exercise the redeemable warrants and then sell the common stock shares purchased pursuant to exercise.

(3)
Alan H. Hulva is the current income beneficiary and trustee of the Alan H. Hulva Revocable Living Trust.

(4)
Allen Solomon is the current income beneficiary and trustee of the Allen Solomon Revocable Trust.

(5)
Billy E. Fowler is the current income beneficiary and trustee of the Billy E. Fowler Living Trust.

(6)
Mr. Callahan is an employee by and affiliated with Viewtrade Financial, a member firm of the NASD. The number of shares owned include 25,000 shares that are not being offered

(7)
Mr. Curd is a control person of Five Points Partners, LLC.

(8)
Mr. Dombrowski is an employee of and affiliated with Viewtrade Financial, a member firm of the NASD.

(9)
First Dallas Holdings Inc. is affiliated with First Dallas Securities, Inc., a member firm of the NASD, and Donald Hodges is the control person of First Dallas Holdings, Inc.

(10)
Five Points Partners, LLC is controlled by Howard R. Curd and John Rigos.

(11)
David P. Garmus and Caren M. Garmus are the current income beneficiaries and trustees of the David P. Garmus and Caren M. Garmus Living Trust.

(12)
The number of common stock shares owned before the offering and the number of common stock shares offered for sale by Mr. Hoffman include 100,000 common stock shares purchasable by Mr. Hoffman pursuant exercise of stock options during the period commencing on December 19, 2003 and ending on December 31, 2008.

(13)
Mr. Lockhart is an employee by and affiliated with Viewtrade Financial, a member firm of the NASD.

(14)
Roger and Davina Lockhart are the trustees and current income beneficiaries of the Roger and Davina Lockhart Charitable Remainder Trust.

(15)
The control person of Rosen & Eichner P.A. is Harry Rosen.

(16)
The control person of Slab N-Vestments LP is Bill Neimann.

(17)
The control person of SXJE, LLC is Sam Eyde.

(18)
The control person of The Financial Staytion Inc. is Jay Bandur.

(19)
The control person of Worldwide Financial Marketing Inc. is Floyd Stumpf.

PLAN OF DISTRIBUTION

Resale Offering of Common Stock Shares and Redeemable Warrants by Selling Security Holders

        As of the date of this prospectus, a market for the common stock shares and redeemable warrants offered pursuant to this prospectus does not exist. There is no assurance that a market for the common stock shares and redeemable warrants will develop.

        Based upon the requirements of Section 16 of Schedule A (Schedule of Information Required in Registration Statement) of the Securities Act of 1933, as amended, we have been required to establish the offering prices of the common stock shares and redeemable warrants that are being offering for resale by the Selling Security Holders and

  •
  until the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board,

  •
  the common stock shares may only be offer and resold pursuant to this prospectus at $1.00 per share,

  •
  the redeemable warrants may only be offered and resold pursuant to this prospectus at $.27 per redeemable warrant, and

  •
  may not be offered and sold pursuant to this prospectus at negotiated prices; however,

  •
  after the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices.

These resale price limitations are based on Section 16 of Schedule A (Schedule A and B—Schedule of Information Required in Registration Statement) that requires the public offering price of the common stock and redeemable warrants be included in a registration statement prior to the public offering of the securities.

        Therefore, after the common stock and redeemable warrants are quoted on the NASD OTC Bulletin Board, the common stock shares and redeemable warrants offered for resale may be sold by the Selling Securities Holders, or by their pledgees, donees, transferees or other successors in interest that receive the shares as a gift, distribution (from a trust, partnership, limited liability company or other entity) or other non-sale related transfer, from time to time,

  •
  in negotiated private sale transactions at the negotiated sale prices,

  •
  in transactions in the over-the-counter market at prevailing market prices,

  •
  in negotiated off-market private transactions at the negotiated sale prices, or

  •
  a combination of such methods of sale at the prevailing market prices or negotiated prices as may be applicable.

The Selling Securities Holders may effect such transactions by selling the shares or redeemable warrants to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securities Holder and/or the purchasers of the shares or redeemable warrant for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        If a market develops, our common stock and redeemable warrants will initially be traded and quoted on the NASD OTC Bulletin Board. This market is volatile and characterized as follows:

  •
  the over-the-counter securities are subject to substantial and sudden price increases and decreases,

  •
  at times the price (bid and ask) information for the securities may not be available,

  •
  if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

  •
  the available offered price may be substantially below the quoted bid price.

Sales of the common stock shares or redeemable warrants at less than market price may depress the market price of the common stock or redeemable warrants.

Primary Offering of Common Stock Shares by GrayMark Productions, Inc.

        We at GrayMark Productions, Inc. are offering 2,955,000 shares of common stock to the holders of the redeemable warrants following their resale by the Selling Security Holders. These common stock shares will not be offered through an underwriter. No underwriter (including Viewtrade Financial) is obligated to take or purchase these common stock shares (i.e., firm commitment or best effort). Additionally, we have not hired, engaged or retained any person to assist in the solicitation of the exercise of the redeemable warrants, including Viewtrade Financial. We will not enter into any agreement or arrangement to offer through Viewtrade Financial these common stock shares or their services to solicit exercise of the redeemable warrants. Viewtrade Financial is not under any obligation to take or purchase the redeemable warrants or the 2,955,000 common stock shares being offered by us pursuant to the Primary Offering.

Penny Stock Rules and Requirements

        Our common stock and redeemable warrants are considered "penny stock" and subject to the penny stock rules. A "penny stock" is generally a stock that

  •
  is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

  •
  has a price per share of less than $5.00 and

  •
  is issued by a company that

  •
  has been in continuous operation for less than three years, or

  •
  if in continuous operation for more than three years otherwise, but has less than $2 million in net tangible assets, or

  •
  in continuous operation for less that three years and has less than $5 million in net tangible assets, or

  •
  has average revenue of less than $6 million for the last three years.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers recommending the purchase of a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated by the Commission under the 1933 Act) or the sale of a penny stock. Among these duties and responsibilities, with respect to a purchaser who has not previously had an established account with the broker-dealer, the broker-dealer is required to

  •
  obtain information concerning the purchaser's financial situation, investment experience, and investment objectives,

  •
  make a reasonable determination that transactions in the penny stock are suitable for the purchaser and that the purchaser (or his independent adviser in these transactions) has sufficient knowledge and experience in financial matters and may be reasonably capable of evaluating the risks of these transactions,

  •
  obtain a manually signed written statement which sets forth the basis for the foregoing determination and which informs the purchaser that it is unlawful to effectuate a transaction in the penny stock without first obtaining a written agreement to the transaction,

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  until the purchaser becomes an established customer, obtain from the purchaser a written agreement to purchase the penny stock which sets forth the identity and number of shares or units of the security to be purchased before confirmation of the purchase,

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  deliver a generic risk disclosure document to the purchaser before the initial the transaction in a penny stock,

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  deliver a transaction-related disclosure to the purchaser before effecting the transaction in the penny stock containing bid and asked information related to the penny stock and the dealer's and salesperson's compensation (i.e., commissions, commission equivalents, markups and markdowns) in connection with the transaction, and

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  furnish to the purchaser-customer account statements, generally on a monthly basis, which include prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

The purchaser will become an established customer when the purchaser has had an account with the dealer for at least one year or the dealer has effected three sales or more of penny stocks on three or more different days involving three or more different issuers. The penny stock trading rules do not apply to those transactions in which a broker-dealer or salesperson does not make any purchase or sale recommendation to the purchaser or seller of the penny stock.

        Compliance with the penny stock trading rules affect or will affect the ability to resell the common stock shares and redeemable warrants principally because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in these securities. In addition, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. The penny stock trading rules consequently may

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  materially limit or restrict the liquidity typically associated with other publicly traded equity securities,

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  the holder of the common stock shares or redeemable warrants may be unable to obtain on resale the quoted bid price because a dealer or group of dealers may control the market in these securities and may set prices that are not based on competitive forces,

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  at times there may be a lack of bid quotes that may mean that the market among dealers is not active, in which case a ready market for the common stock shares or redeemable warrants may not exist, which may continue for an extended period resulting in the inability to sell the common stock shares or redeemable warrants, and

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  because market quotations in the over-the-counter market are often subject to negotiation among dealers and often differ from the price at which transactions in securities are effected, the bid and asked quotations of our common stock may not be reliable.

        In order to comply with the securities laws of certain states, if applicable, the shares and redeemable warrants will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares or redeemable warrants may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

        The Selling Securities Holders and any broker-dealers or agents that participate with the Selling Securities Holders in the distribution of the common stock shares or redeemable warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by any broker-dealers and any profit on the resale of the shares or redeemable warrants purchased by broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock shares or redeemable warrants may not simultaneously engage in market making activities with respect to our common stock and redeemable warrants during the period beginning one or five business days prior to commencement of the distribution. In addition and without limiting the foregoing, each Selling Securities Holder will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of the common stock shares and redeemable warrants by the Selling Securities Holder.

        We have agreed to bear all costs and expenses associated with this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel, stock and warrant transfer, and commissions and discounts, if any, associated with the sale of the common stock shares and warrants. We have agreed to indemnify the Selling Securities Holders against any costs or liabilities incurred by any of them because of the Selling Securities Holder's participation in this offering and our misstatement or omission to state a material fact. We are not obligated to indemnify the Selling Securities Holder if the cost or liability was due to the knowingly fraudulent, deliberately dishonest or willful misconduct of the Selling Securities Holder.

        The foregoing is a summary of the material terms of our agreements with the Selling Securities Holders. Each of these agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

        The holders of the common stock shares and redeemable warrants that are offered in this offering are under no obligation to sell all or any of those shares or warrants.

DETERMINATION OF OFFERING PRICE

        Pursuant to this prospectus, GrayMark Productions, Inc. is offering 2,955,000 shares of our common stock and the Selling Securities Holders are offering for resale 6,010,000 shares of our common stock, assuming the redeemable warrants (exercisable for the purchase of 2,955,000 common stock shares) and the stock options (exercisable for the purchase of 100,000 shares) are exercised in full. The 2,955,000 common stock shares offered by GrayMark Productions, Inc. pursuant to this prospectus will be purchased only pursuant to exercise of the redeemable warrants following resale of the redeemable warrants by the Selling Security Holders pursuant to this prospectus.

Resale Offering Prices of Common Stock and Redeemable Warrants

        As previously indicated, Section 16 of Schedule A (Schedule of Information Required in Registration Statement of the Securities Act of 1933, as amended, requires that until quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants, as the case may be, may only be offered and sold pursuant to this prospectus (and the registration statement of which this prospectus is a part) at fixed prices. Section 16 of Schedule A requires the public offering price of the common stock and redeemable warrants be included in a registration statement prior to the public offering of the securities.

        Based upon the requirement to establish fixed prices for resale of the common stock shares and redeemable warrants by the Selling Security Holders, we have set the offering and resale prices at $1.00 per common stock share and $.27 per redeemable warrant until the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board (see "Plan of Distribution").

        Pursuant to the private placement by GrayMark Productions, Inc. of 2,955,000 common stock shares and all redeemable warrants were sold in units consisting of one common stock share and one redeemable warrant for $1.00 per unit. The $1.00 fixed price of each common stock shares was based upon the $1.00 private placement offering price of the common stock share and redeemable warrant as a unit, without attributing any portion of the $1.00 unit price to the redeemable warrant.

        Utilizing the Black-Scholes valuation model that was similarly used in the valuation of the stock options granted to E. Peter Hoffman, Jr. (see Note 8 to the Consolidated Financial Statements of GrayMark Productions, Inc.), each redeemable warrant has a value of $.27. The assumptions utilized in determining the fair value of each redeemable warrant pursuant to the Black-Scholes option pricing model are

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  the $1.00 fixed price of the common stock share for which the redeemable warrant is exercisable;

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  an assumed constant exercise price of $2.00 during the exercise period of the redeemable warrant;

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  a weighted average risk free interest rate of 3%;

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  no dividend yield;

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  a volatility rate of 50%; and

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  expected life less than fives years.

The fair value of each redeemable warrant was based on the difference between the present value of the exercise or purchase price of the redeemable warrant and the estimated fair value price of the common stock share.

        After the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants may be offered and sold pursuant to this prospectus by the Selling Securities Holders, or by their pledgees, donees, transferees or other successors in interest that receive the shares as a gift, distribution (from a trust, partnership, limited liability company or other entity) or other non-sale related transfer, from time to time,

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  in negotiated private sale transactions at the negotiated sale prices,

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  in transactions in the over-the-counter market at prevailing market prices,

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  in negotiated off-market private transactions at the negotiated sale prices, or

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  a combination of such methods of sale at the prevailing market prices or negotiated prices as may be applicable.

        The $1.00 fixed offering price of the common stock shares and the $.27 fixed offering price of the redeemable warrants do not necessarily bear any relationship to our assets, book value, losses, or other established criterion of value. Furthermore, these fixed prices may not be representative of the market value of the common stock shares and redeemable warrants in the event a market develops for them.

Offering Price of Common Stock Shares Offered by GrayMark Productions, Inc.

        The offering price of the common stock shares offered by GrayMark Productions, Inc. pursuant to this prospectus was established by the terms of the redeemable warrants agreement. Under the terms of the redeemable warrants, the holder of each redeemable warrant is entitled, upon payment of the exercise or purchase price, to purchase one share of our common stock. The initial exercise price of the common stock share is $2.00 and will increase to $3.50 after the common stock has been quoted on the NASD OTC Bulletin Board for 18 consecutive months. There is no assurance that the common stock will be quoted on the NASD OTC Bulletin Board or for a period of 18 consecutive months. Upon increase in the exercise price, we will provide the holders of the redeemable warrants appropriate and prompt notice of the adjusted exercise price. The number and kind of securities or other property for which the redeemable warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution.

        The terms of the redeemable warrants agreement and the redeemable warrants were determined by negotiations with Viewtrade Financial in connection with our private placement offering of which Viewtrade Financial served a placement agent. Among the factors considered in determining the exercise or purchase price of the redeemable warrants

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  the history of, and the prospects for, our business,

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  an assessment of our management,

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  our past and present operations, and

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  the general condition of the securities market.

        The offering price (exercise or purchase price of the common stock shares pursuant to the redeemable warrants) does not necessarily bear any relationship to our assets, book value, losses, or other established criterion of value. We provide no assurance that

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  a public market for our common stock will develop during or after this offering, or

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  if a public market in fact develops, that the public market will be sustained, or

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  that the shares of common stock purchased pursuant to exercise of the redeemable warrants can be resold at any time at the purchase or exercise price or at any other price.

DESCRIPTION OF SECURITIES

        Under our Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of the date of this prospectus, the total number of our issued and outstanding capital stock is 8,208,425 shares of common stock. Pursuant to the Primary Offering, we are offering 2,955,000 shares of our common stock. Pursuant to the Resale Offering, the Selling Securities Holders are offering for resale 6,010,000 shares of our common stock, assuming the redeemable warrants (exercisable for the purchase of 2,955,000 common stock shares) and the stock options (exercisable for the purchase of 100,000 shares) are exercised in full.

        The following description of our common stock, redeemable warrants, preferred stock, placement agent warrants is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, Bylaws, the Redeemable Warrant Agreement, and Placement Agent Warrant Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and will be provided by us upon request. See "Where You Can Find Additional Information."

Common Stock

        As holders of our outstanding common stock shares, your rights, privileges, disabilities and restrictions in general will be as follows:

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  the right to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to our then outstanding preferred stock;

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  the right to share ratably in all assets available for distribution to the common stock shareholders after payment of our liabilities in the event of our liquidation, dissolution and winding-up, subject to the prior distribution rights of the holders of our then outstanding preferred stock;

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  the right to one vote per share on matters submitted to a vote by our common stock shareholders;

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  no preferential or preemptive right and no subscription, redemption or conversion privilege with respect to the issuance of additional shares of our common stock; and

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  no cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our board of directors then subject to election.

In general, a majority vote of shares represented at a meeting of common stock shareholders at which a quorum (a majority of the outstanding common stock shares is present in person and by proxy) is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of our then outstanding preferred stock and entitled to vote with the holders of our common stock. Upon our issuance of the common stock offered by us pursuant to this offering, all of our outstanding common stock shares will be fully paid and non-assessable.

Redeemable Warrants

        The outstanding redeemable warrants are exercisable for the purchase of 2,955,000 common stock shares of GrayMark Productions, Inc. The holder of each redeemable warrant is entitled, upon payment of the exercise price, to purchase one share of our common stock. The initial exercise price of the common stock share is $2.00 and will increase to $3.50 after the common stock has traded on the NASD OTC Bulletin Board for 18 consecutive months. Upon increase in the exercise price, we will provide the holders of the redeemable warrants appropriate and prompt notice of the adjusted exercise price.

        The number and kind of securities or other property for which the redeemable warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. Unless previously redeemed, the Redeemable Warrants are exercisable on or before October 30, 2008. A holder of redeemable warrants will only be able to exercise the warrants held in the event the shares of common stock for which the redeemable warrants are exercisable are qualified for sale or exemption from qualification under the applicable securities laws of the state in which the holder resides.

        We may redeem the redeemable warrants at any time on not less than 30 days' written notice, at a price of $0.10 each, after the closing price per share of the common stock, for a period of not less than 20 consecutive trading days, has been at or above $4.00 (or $7.00 following the increase in the exercise price of the redeemable warrants). Holders of redeemable warrants will automatically forfeit their rights to purchase the common stock shares pursuant to exercise of the redeemable warrants unless the redeemable warrants are exercised on or before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding redeemable warrants must be redeemed if any are redeemed. We will mail to the registered holders of the redeemable warrants the notice of redemption by first class mail, postage prepaid, more than 10 trading days prior to the date we select to exercise our redemption right. The notice of redemption will specify the redemption price, the date fixed for redemption, the place where the redeemable warrant certificates are to be delivered and the redemption price to be paid, and that the right to exercise the Redeemable Warrants will terminate at 5:00 p.m. New York City time on the business day immediately preceding the date fixed for redemption.

        The redeemable warrants may be exercised upon surrender of the certificate therefor on or prior to 5:00 p.m. New York City time on the expiration date of the redeemable warrants or, if the redeemable warrants are called for redemption, the business day prior to the redemption date, as explained above, at our offices or such other location that we may direct pursuant to notice with the subscription on the reverse side of the certificate completed and executed as indicated, accompanied by payment of the full exercise price for the number of redeemable warrants being exercised.

        The redeemable warrant agreement contains provisions that protect the warrant holders against dilution by adjustment of the number of common stock shares or other securities purchasable upon exercise in certain events, including stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

        We are not required to issue fractional shares of common stock, and, in lieu thereof, will make a cash payment based upon the current market value of the common stock share. The holders of the redeemable warrants will not possess the rights that our shareholders have unless and until the holders exercise the redeemable warrants and then only as a holder of the common stock shares.

        The foregoing summary of the principal terms of the redeemable warrants does not purport to be complete. A copy of the Redeemable Warrant Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and may be obtained from us upon request. See "Where You Can Find Additional Information."

Registration Rights

        We have agreed, at our expense, to register the common stock shares and redeemable warrants offered for sale pursuant to this offering under the 1933 Act and to obtain effectiveness of the registration on or before March 21, 2004. We have agreed to maintain the effectiveness of the registration, at our expense, for a seven-year period ending on December 19, 2010. In the event we fail timely to obtain effectiveness of the registration, we agreed to pay the Selling Security Holders that are offering common stock shares and redeemable warrants purchased pursuant to our private placement offering $44,325 ($0.015 per common stock share) for each 30-day period that the registration is not effective. In March 2004, we recorded an expense and liability of $44,325. We are contacting all of our shareholders that purchased common stock shares pursuant to our private placement offering, requesting their waiver of their right to receive the payment of $.015 per common share; however, there is no assurance any portion of the payment.

Preferred Stock

        Our authorized preferred stock may be issued from time to time in one or more series. Our board of directors, without further approval of the common stock shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of our preferred stock. We believe that having this a class of preferred stock provides greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any of our preferred stock, in the event of any issuance, our common stock shareholders will not have any preemptive or similar rights to acquire any of the preferred stock. Issuance of preferred stock could adversely affect

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  the voting power of the holders of our then outstanding common stock,

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  the likelihood that the holders will receive dividend payments and payments upon liquidation and

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  could have the effect of delaying or preventing a change in shareholder and management control.

Transfer and Warrant Agent and Registrar

        UMB Bank, N.A. is the registrar and transfer agent of our common stock and registrar and warrant agent of our redeemable warrants. The mailing address of UMB Bank, N.A. is Security Trust Division, 28 Grand Boulevard, 13th Floor, Kansas City, Missouri 64106.

Placement Agent Warrants

        In connection with its services as placement agent of our private placement offering that was completed on December 19, 2003, we sold Viewtrade Financial for $10 common stock purchase warrants (the "placement agent warrants") exercisable for the purchase of 443,250 common stock shares. The purchase price of the common stock shares upon exercise of the placement agent warrants is $1.10 per share. The placement agent warrants became exercisable on December 19, 2003 and will expire on and after October 30, 2008. The placement agent warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for one year ending on September 19, 2004, except

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  to officer of Viewtrade Financial or officers and partners of other NASD member firms that participated in our private placement offering, or

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  by will, or

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  by operation of law.

The number of shares purchasable under the placement agent warrants will be appropriately adjusted in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction.

        The placement agent warrants may be exercised using shares of our common stock to be received upon exercise for payment of the exercise price of the warrants. This type of exercise is referred to as a cashless exercise or net issuance exercise. This type of exercise has the effect of requiring us to issue shares of our common stock without a corresponding increase in capital. A net exercise of the placement agent warrants will have the same dilutive effect on our shareholders' interests as will a cash exercise. The placement agent warrants and the securities issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of federal securities laws.

        For the seven-year period ending on December 19, 2010, we have agreed to include the common stock underlying these warrants in any registration statement filed with the United States Securities and

Exchange Commission at our expense. In accordance with this obligation, we initially included the common stock shares for which the placement agent warrants are exercisable in the registration statement of which this prospectus is a part. However, on February 27, 2004, Viewtrade Financial, on its own behalf as well as the other holders of the placement agent warrants and the recipients and holders of the common stock shares assigned to affiliates of Viewtrade Financial, elected to remove those shares from the registration statement and will not be offered pursuant to this prospectus. Pursuant to the Placement Agent Agreement, Viewtrade Financial was to receive a warrant exercise fee equal to 10% of the proceeds received by GrayMark Productions, Inc. from exercise of the redeemable warrants. However, on February 27, 2004, Viewtrade Financial orally waived its right to receive the warrant exercise fee.

        The foregoing summary of the principal terms of the placement agent warrants does not purport to be complete. A copy of the Placement Agent Warrant has been filed as an exhibit to the registration statement of which this prospectus is a part and may be obtained from us upon request. See "Where You Can Find Additional Information."

Outstanding Stock Options

        We have outstanding stock options exercisable for the purchase of 100,000 shares of our common stock for $1.25 each. These options will become exercisable on January 1, 2005 and will expire on December 31, 2008 and are transferrable to the immediately family members of the holder or by will or operation of law. E. Peter Hoffman, Jr. owns these options and, our common stock shares purchasable upon exercise are included in this offering and the common stock shares offered for sale by Mr. Hoffman.

Shareholder Action

        Under our Bylaws, the affirmative vote of the holders of a majority of our outstanding shares of the Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any act or action required of or by the holders of the Common Stock, except as otherwise provided by the Oklahoma General Corporation Act.

        Under the Oklahoma General Corporation Act, our shareholders may take actions without the holding of a meeting by written consent. The written consent must be signed by the holders of a sufficient number of shares to approve the act or action had all of our outstanding shares of capital stock entitled to vote thereon been present at a meeting. In this event, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the act or action. However, any time that we have 1,000 or more shareholders of record, any act or action required of or by the holders of our capital stock entitled to vote thereon may only be taken by unanimous affirmative written consent of the shareholders or a shareholder meeting.

Anti-Takeover Provisions

        Our Certificate of Incorporation and the Oklahoma General Corporation Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms. The description below related to provisions of our Certificate of Incorporation is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation filed as an exhibit to the registration statement of which this Prospectus is a part. See "Where You Can Find Additional Information."

        Preferred Stock.    Our Certificate of Incorporation authorizes the issuance of the preferred stock in classes. Our board of directors is authorized to set and determine the voting rights, redemption rights, conversion rights and other rights relating to the class of preferred stock, and to issue this stock in either private or public transactions. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our board of directors opposes.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 8,208,425 common stock shares outstanding, all of which were issued without prior registration under the Securities Act of 1933, as amended (the "1933 Act") or any state securities act, constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act ("Rule 144"), and are not be freely tradable without registration under the 1933 Act or compliance with the applicable provisions of Rule 144. Pursuant to the registration statement of which this prospectus is included, we have registered 2,955,000 shares of our outstanding common stock shares (as well as the redeemable warrants), the 2,955,000 common stock shares purchasable pursuant to the redeemable warrants, and the 100,000 common stock shares purchasable pursuant to the stock options,) to permit their sale by the Selling Securities Holders. The Selling Securities Holders are not obligated to sell these registered shares, but may elect to sell in their sole discretion. In the event

  •
  the redeemable warrants are exercised in full for the purchase of 2,955,000 common stock shares and

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  the stock options are exercised in full for the purchase of 100,000 common stock shares,

these common stock shares may be sold without further registration or restriction.

        Our outstanding common stock shares that have not been registered, 4,870,000 shares, continue to be restricted and may not be freely tradable without registration under the 1933 Act or compliance with the applicable provisions of Rule 144.

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of securities (shares of common stock) that does not exceed the greater of (i) 1% of the then outstanding shares of the securities or (ii) the average weekly trading volume in the securities in the over-the-counter market during the four calendar weeks preceding the date on which notice of proposed sale is filed with the United States Securities and Exchange Commission, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied, and then only in the event we are subject to and current under the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, our affiliates (executive offices, directors and 10% or greater shareholders) must comply with the restrictions and requirements of Rule 144, other than the two-year holding period, in order to sell shares of common stock or redeemable warrants that are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned the restricted securities for at least two years may resell such securities without compliance with the foregoing requirements of Rule 144. In meeting the one-and two-year holding periods described above, a holder of restricted securities can include the holding period of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate.

Lockup Agreements

        In order to induce Viewtrade Financial to serve as placement agent of our private placement offering, our officers, directors, and other shareholders on and as of September 29, 2003 (who owned 4,870,000 shares of our common stock) agreed not to sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the common stock shares owned. These agreements also include any common stock shares acquired after September 19, 2003 through the exercise of any options, warrants or rights, split or other distribution of stock, or grant of options, rights or warrants with respect to any the common stock shares. Initially, these restrictions were for the two-year period (one-year period with respect to 1,000,000 common stock shares) commencing on the first day that the closing price of our common stock is electronically reported in the over-the-counter market. Viewtrade Financial orally agreed to a modification of these restrictions. As modified, these restrictions are for the period ending on April 15, 2006 (the period ending on April 15, 2005 with respect to 1,000,000 common stock shares). Viewtrade Financial may consent in the future to permit the sale of all or any portion of the common stock shares owned by the shareholder with or without further restriction under the lockup agreements.

        With respect to the common stock shares issued for the providing of financial advisor services and the common stock shares purchasable pursuant to exercise of the placement agent warrants, Viewtrade Financial similarly agreed not to to sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the common stock shares for the one-year commencing on first day that the closing price of the our common stock is electronically reported in the over-the-counter market. We orally agreed with Viewtrade Financial that this restrictive period will end on April 15, 2005. We may agree with Viewtrade Financial and its assigns in the future to permit the sale of all or any portion of the common stock shares owned by Viewtrade Financial and its assigns with or without further restriction under the lockup agreements.

        All certificates and other instruments evidencing their ownership of the common stock shares, directly or indirectly, subject to these restrictions are endorsed with the appropriate restrictive legends and stop transfer orders have been placed with our transfer agent covering the common stock shares.

LEGAL MATTERS

        The validity of issuance of the shares of the common stock offered hereby will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, of Oklahoma City, Oklahoma. Michael E. Dunn, a member of Dunn Swan & Cunningham, owns 20,000 shares of our common stock. The acquisition of these shares were unrelated to this offering.

EXPERTS

        The balance sheets as of December 31, 2003 and 2002, and the statements of operations and accumulated deficit, stockholders' equity and cash flows for each of the two years ended December 31, 2003 and 2002, included in this prospectus, have been included herein in reliance on the report of Evans, Gaither & Associates, PLLC, independent public accountants, given on authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form SB-2, of which this Prospectus constitutes a part, with the United States Securities and Exchange Commission (the "SEC") in Washington, D.C. under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information included in the registration statement and in the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference. The registration statement (including the exhibits thereto) may be inspected without charge at the Securities and Exchange Commission, Public Relations Room, Judiciary Plaza 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Copies of the registration statement and the exhibits and schedules thereto may be obtained from the SEC at these offices, upon payment of prescribed rates. In addition, the registration statements as filed with the SEC through its Electronic Data Gathering, Analysis and Retrieval (known as "EDGAR") system are publicly available through the SEC's site on the World Wide Web on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless these exhibits are themselves specifically incorporated by reference).

        We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Following completion of the offering, we will be subject to the informational reporting requirements of the Securities Exchange Act as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Exchange Act. In accordance with the Securities Exchange Act, we will file reports and other information with the SEC, and these reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the SEC in Washington, D.C. We will distribute to our shareholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

        Any requests for copies of information, reports or other filings with the SEC should be directed to GrayMark Productions, Inc. at 101 North Robinson, Suite 920, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5300.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets as of March 31, 2004 and 2003 (Unaudited)	F-2
Consolidated Statements of Operations and Accumulated Deficit (Restated) for the Periods Ended March 31, 2004 and 2003 and from Inception (August 2001) to March 31, 2004 (Unaudited)	F-3
Consolidated Statements of Shareholders' Equity (Restated) for the Periods Ended March 31, 2004 and 2003	F-4
Consolidated Statements of Cash Flows (Restated) for the Periods Ended March 31, 2004 and 2003 and from Inception (August 2001) to March 31, 2004 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6
Report of Independent Public Accountants	F-12
Consolidated Balance Sheets (Restated) as of December 31, 2003 and 2002	F-13
Consolidated Statements of Operations and Accumulated Deficit (Restated) for the Years Ended December 31, 2003 and 2002 and from Inception (August 2001) to December 31, 2003	F-14
Consolidated Statements of Shareholders' Equity (Restated) for the Years Ended December 31, 2003 and 2002	F-15
Consolidated Statements of Cash Flows (Restated) for the Years Ended December 31, 2003 and 2002 and from Inception (August 2001) to December 31, 2003	F-16
Notes to Consolidated Financial Statements	F-17

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Balance Sheets (Restated)
(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$2,519,644	$2,953,159

Total current assets	2,519,644	2,953,159
Fixed assets, net	24,839	26,056
Film costs	379,156	34,470

Total assets	$2,923,639	$3,013,685

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accrued liabilities	$103,443	$68,039

Total liabilities	103,443	68,039

Shareholders' Equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 90,000,000 shares authorized; 8,208,425 shares issued and outstanding (no shares issued at December 31, 2002)	821	821
Paid-in capital	3,790,944	3,790,944
Deficit accumulated during development stage	(971,569)	(846,119)

Total shareholders' equity	2,820,196	2,945,646

Total liabilities and shareholders' equity	$2,923,639	$3,013,685

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Operations and Accumulated Deficit (Restated)
(Unaudited)

	Three Months Ended March 31,
			Inception (August 2001) to March 31, 2004
	2004	2003
Revenues	$—	$—	$13,391

Operating expenses:
Consulting and management fees	5,000	44,199	789,274
Salaries and employee benefits	58,371	—	58,371
Obligation related to non-timely filing of registration statement	44,325	—	44,325
Legal and professional fees	15,656	—	31,142
Travel and entertainment	285	1,243	40,030
Other	9,795	1,153	35,371

Total operating expenses	133,432	46,595	998,513

Operating loss	(133,432)	(46,595)	(985,122)

Other Income (Expense):
Interest and other income	7,982	580	13,553

Net loss—deficit accumulated during development stage	$(125,450)	$(46,015)	$(971,569)

Net loss per share of common stock, basic and diluted	$(0.02)	$(0.01)	$(0.18)

Weighted average number of common shares outstanding	8,208,425	4,870,000	5,287,303

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Shareholders' Equity (Restated)
(Unaudited)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount
Balance, Inception (August 2001)	—	$—	$—	$—
Capital contributions	—	—	21,263	—
Net loss	—	—	—	(21,089)

Balance, December 31, 2001	—	—	21,263	(21,089)
Capital contributions	—	—	222,991	—
Net loss	—	—	—	(178,768)

Balance, December 31, 2002	—	—	244,254	(199,857)
Capital contributions	—	—	610,412	—
Issuance of stock inincorporation-reorganization	4,870,000	487	(487)	—
Sale of stock	2,955,000	296	2,513,178	—
Issuance of stock to investment banking firm	383,425	38	383,387	—
Issuance of stock options to non-employee consultant	—	—	40,200	—
Net loss	—	—	—	(646,262)

Balance, December 31, 2003	8,208,425	821	3,790,944	(846,119)
Net loss	—	—	—	(125,450)

Balance, March 31, 2004	8,208,425	$821	$3,790,944	$(971,569)

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Cash Flows (Restated)

	Three Months Ended March 31,
			Inception (August 2001) to March 31, 2004
	2004	2003
Operating activities:
Net loss	$(125,450)	$(46,015)	$(971,569)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	1,217	—	1,853
Issuance of common stock to investment banking firm	—	—	383,425
Issuance of stock options to non-employee consultant	—	—	40,200
Changes in assets and liabilities—
Accrued liabilities	35,404	43,715	103,443
Film costs	(344,686)	—	(379,156)

Net cash used by operating activities	(433,515)	(2,300)	(821,804)

Investing activities:
Purchase of fixed assets	—	—	(26,692)

Net cash used by investing activities	—	—	(26,692)

Financing activities:
Capital contributions	—	110,414	854,667
Sale of stock	—	—	2,513,473

Net cash provided by financing activities	—	110,414	3,368,140

Net change in cash and cash equivalents	(433,515)	108,114	2,519,644
Cash and cash equivalents at beginning of period	2,953,159	51,514	—

Cash and cash equivalents at end of period	$2,519,644	$159,628	$2,519,644

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Notes to Consolidated Financial Statements
(Unaudited)

Note 1—Nature of Business

        GrayMark Productions, Inc. (the "Company") is a development stage company organized in Oklahoma and an independent producer and distributor of film entertainment content. The Company began operations in 2001 as GrayMark Productions, L.L.C. (the "LLC"), all of the assets of which were recently acquired by the Company through our incorporation-reorganization, effective August 18, 2003.

        The Company has not previously developed or produced any film entertainment content; however, the Company has commenced production of its first motion picture project. The Company intends to produce and distribute films that are completed and marketed using smaller budgets than those of major studios. Management believes that producing and distributing low- or modest-budget, commercially successful films will afford us access to Hollywood talent and scripts and third-party production packages for acquisition, without compromising management's approach to managing financial risk.

Note 2—Summary of Significant Accounting Policies

        Restatement of Financial Statements—Subsequent to the issuance of the Company's consolidated financial statements as of March 31, 2004 and for the periods then ended, the Company identified an error in the previously reported financial statements. During 2003, the Company issued 383,425 shares of common stock to an investment banking firm for consulting services to be performed for the twelve-month period ending December 2004. The Company valued these services at $383,425. Also, during 2003, the Company entered into a one-year consulting agreement with one of the Company's greater than 5% shareholders, for the providing of consulting services that were valued at $40,200. Upon further consideration of the consulting agreements, the Company determined that it was required to expense the related equity compensation in 2003 and that amortization of the expense using the straight-line method was not in accordance with generally accepted accounting principles. Consequently, the Company revised its financial statements as of March 31, 2004 and for the periods then ended to eliminate deferred compensation of $282,417, decrease the previously recorded deficit accumulated during development stage by $388,323 and decrease consulting fees by $105,906. This restatement decreased the net loss from $231,356 to $125,450 and the net loss per share from $0.03 to $0.02 for the three months ended March 31, 2004. All notes to the consolidated financial statements have been adjusted to conform with this restatement.

        Interim Financial Information—The accompanying financial statements are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position at such dates and of the operations and cash flows for the periods then ended. Operating results for the three months ended March 31, 2004 and 2003 are not necessarily indicative of results that may be expected for the entire year.

        Development stage operations—The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has generated a limited amount of consulting revenues; however, the Company has yet to generate any revenue from the sale and/or distribution of film entertainment content and has no assurance of future revenues from such sales and/or distribution. In addition, the Company plans to spend significant amounts on the production and distribution of its film projects.

        In view of the matters described in the preceding paragraph, the ability of the Company to establish a source of recurring revenue is dependent upon the Company's ability to develop, produce and market film entertainment content. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

        Consolidation—The accompanying consolidated financial statements include the accounts of GrayMark Productions, Inc. and its majority-owned and controlled subsidiaries, with a provision for minority interests. The Company controls a subsidiary company through a combination of existing voting interests and the ability to exercise various rights under certain shareholder or operating agreements. The Company's subsidiaries include GrayMark Productions, L.L.C. (the "LLC") and Out of the Blue Productions, LLC ("Out of the Blue"). The LLC became a subsidiary of the Company in August 2003 as a result of the incorporation-reorganization of the Company. Out of the Blue, a variable interest entity (see "—Accounting Changes—FIN 46), was formed in December 2003 as the entity under which the Company's first motion picture project, Cloud 9 (the "Picture") is to be produced. The Company is obligated to fund more than 98% of the acquisition and production costs of the "Picture", and the Company has the capital resources fully to fund its $2 million capital contribution obligation that will be sufficient to finance the activities of Out of the Blue Productions and greater than or equal to any expected losses of Out of the Blue. The Company is entitled to recover its capital contributions to Out of the Blue plus interest at 2% above the prime rate (defined as "investment recoupment") from cash distributions before the other interest owners and thereafter 50% of cash distributions and entitled to receive a majority of the proceeds from rights sales, distribution and any and all exploitation of the Picture. The Company has 100% voting control of Out of the Blue.

        Accounting Changes—

        SFAS 150—In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150, establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 did not have a material impact on the Company's results of operation or financial position.

        SFAS 149—In April 2003, the FASB issued SFAS No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The adoption of SFAS 149 did not have a material impact on the Company's results of operation or financial position.

        FIN 46—In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities (VIEs), which is an interpretation of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. FIN 46 addresses the application of ARB No. 51 to VIEs, and generally would require that assets, liabilities and results of the activity of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. This interpretation applies immediately to VIEs created after January 31, 2003, and to VIEs in which a company obtains an interest after that date. Other than Out of the Blue, the Company neither created nor obtained an interest in any VIEs in 2003 or in prior periods. In addition, the interpretation becomes applicable on December 31, 2003 for special purpose entities (SPEs) created prior to February 1, 2003. As of March 31, 2004, the company had no SPEs for which it was considered the primary beneficiary. Other than with respect to Out of the Blue, adoption of this standard did not have a material effect on the Company's financial statements.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Revenue recognition—Revenues from the sale of the rights to a film are recognized when the feature film is available to the distributor for exploitation and no conditions for delivery exist, which under most sales contracts requires that full payment has been received from the distributor. Revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited. Revenues from video sales are recognized on the date that video units are made widely available for sale by retailers. Revenues from the licensing of motion picture films are recorded when the material is available for telecasting by the licensee and when certain other conditions are met. Revenues from consulting services are recognized when earned.

        Cash and cash equivalents—Cash and cash equivalents consist primarily of cash on deposit or certificates of deposits purchased with original maturities of three months or less.

        Fixed Assets—Fixed assets are stated at costs less accumulated depreciation. Depreciation is calculated using the straight line method based on the useful lives which range from three to seven years.

        Film Costs—Film costs include capitalizable direct negative costs, production overhead, interest and development costs and are stated at the lower of cost, less accumulated amortization, or fair value. Film production and participation costs are expensed based on the ratio of the current period's gross revenues to estimated remaining total gross revenues from all sources on an individual production basis.

        Net loss per share—Net loss per share is calculated based on the weighted average number of common, and dilutive common equivalent shares outstanding. There were no material differences between basic and diluted earnings per share for the periods presented. The computation of net loss per share gives retroactive effect for all periods presented to reflect the 2003 incorporation-reorganization. At December 31, 2003, all outstanding options and warrants were excluded from the computation of diluted loss per share as the effect of the assumed exercise was anti-diluted.

        Concentration of credit risk—The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk.

        Fair value of financial instruments—The recorded amounts of cash and cash equivalents, other receivables, and accrued liabilities approximate fair value because of the short-term maturity of these items.

        Stock options—The Company accounts for its stock option grants in accordance with the provisions of Accounting Principles Board (APB) Opnion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation. As such, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. To date, the Company has not issued any stock options to employees.

        Compensation expense related to stock options granted to non-employees is accounted for under SFAS No. 123, Accounting for Stock-Based Compensation and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring,or in Conjunction With Selling, Goods or Services, which require entities to recognize an expense based on the fair value of the related awards.

Note 3—Incorporation-Reorganization

        The Company operated historically as a limited liability company, GrayMark Productions, L.L.C. (the "LLC"). On August 18, 2003, the Company acquired LLC by exchanging 4,870,000 of GrayMark Productions, Inc. common stock shares for the ownership interests in the LLC, and the LLC became a wholly-owned subsidiary of the Company. The acquisition was accounted for as an incorporation-reorganization. The effect of the reorganization was a change in the capital structure of the Company; there were no other accounting adjustments made as a result of the incorporation-reorganization.

Note 4—Film Costs

        As of March 31, 2004, the Company spent $379,156 in development, pre-production and production costs associated with the Company's first motion picture project.

Note 5—Income Taxes

        Since the Company was operated as a limited liability company through August 2003, there was no current or deferred provision for income taxes through that date. Since August 2003, the Company has generated a net operating loss benefit of approximately $115,000 that was offset by a valuation allowance of approximately $115,000.

Note 6—Capital Structure

        Pursuant to its Certificate of Incorporation, the Company is authorized to issue up to 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, $.0001 par value per share (the "Common Stock"), and 10,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock").

        In December 2003, the Company concluded a private placement of common stock and issued 2,955,000 shares of common stock. The net proceeds of the private placement offering were$2,513,474 ($0.85 per share) after deduction of $441,526 in offering costs. In conjunction with the private placement, investors received one redeemable warrant for each common share purchased. The redeemable warrants are exercisable for the purchase of one share of common stock initially for $2.00 on or before October 30, 2008. The exercise price for the warrants increases after certain trading criteria is met by the Company. The underwriter also received warrants for the exercise of an additional 443,250 shares of common stock. The underwriter warrants are exercisable between December 19, 2003 and October 30, 2008 at an exercise price of $1.10. The warrants issued to the underwriter were valued at $5,910 pursuant to the valuation formula for determining the value of underwriter compensation under rules promulgated by the National Association of Securities Dealers, Inc. The issuance of the warrants to the underwriter resulted in additional paid-in capital of $5,910 related to the services performed by the underwriter in conjunction with the private placement offering which was offset by a reduction of paid-in capital of $5,910 related to the payment for those services which is included in offering costs.

        The Company has agreed, at its expense, to register under the Securities Act of 1933 the common stock shares and redeemable warrants issued as a result of the private placement offering and to obtain effectiveness of the registration on or before March 21, 2004. In the event the Company fails to obtain timely effectiveness of the registration, the Company has agreed to pay the security holders $44,325 ($0.015 per common stock share) for each 30-day period after March 21, 2004 that effectiveness of the registration is not obtained. The Company is seeking approval from security holders to extend the required effectiveness date beyond March 21, 2004, but until this approval is finalized, the Company will accrue $44,325 for each 30-day period that the registration is not effective. As of March 31, 2004, the Company accrued an obligation to security holders of $44,325 that is included as an accrued liability in the accompanying consolidated balance sheet.

Note 7—Stock Options and Warrants

        During 2003, the Company adopted two stock option plans, the 2003 Stock Option Plan (the "Employee Plan") and the 2003 Non-Employee Stock Option Plan (the "Non-Employee Plan"). The Employee Plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees, including employees who also serve as a Company director. The number of shares of common stock authorized and reserved under the Employee Plan is 300,000. The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option. To date, the Company has not granted any stock options under the Employee Plan.

        The Non-Employee Plan provides for the grant of stock options to the Company's non-employee directors, consultants and other advisors. The Company's employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes. The total number of shares of common stock authorized and reserved under the Non-Employee Plan is 300,000. To date, the Company has not granted any stock options under the Non-Employee Plan.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: weighted average risk free interest rate of 3.0%; no dividend yield; volatility of 50%; and expected life less than five years. The fair value of the options is based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common share.

        The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions including expected stock price volatility. The Company utilized the Black-Scholes method to produce the pro forma disclosures required under SFAS 123. In management's opinion, existing valuation models do not necessarily provide a reliable single measure of the fair value of its stock options because the Company's stock options have significantly different characteristics from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate. The effects of applying the SFAS 123 are not indicative of future amounts.

        Information with respect to stock options and warrants outstanding follows:

	March 31, 2003
	Shares	Average Exercise Price
Outstanding at beginning of year	—	$—
Granted at market value	3,498,250	1.86
Exercised	—	—
Forfeited	—	—

Outstanding at end of year	3,498,250	$1.86

	Options and Warrants Outstanding			Options and Warrants Exercisable
	Shares Outstanding at 12/31/03	Average Remaining Life (Years)	Average Exercise Price	Shares Outstanding at 12/31/03	Average Exercise Price
$1.00 to $2.00	3,498,250	4.8	$1.86	3,398,250	$1.88

Note 8—Related Party Transactions

        During the three months ended March 31, 2003, the Company paid consulting and management fees totaling $44,199 to two Company shareholders.

        In March 2002, two of the Company's shareholders entered into a letter agreement with a third-party for the Company to pay the third party $50,000 for past services performed. This liability is only to be paid if the Company obtains funding for film projects from outside investors. These Company shareholders have represented that it was not their intent to contractually bind the Company to this liability, and they have agreed to indemnify the Company upon payment of any liability that may arise under the letter agreement. In December 2003, the Company recorded a consulting expense of $50,000 related to the agreement.

        In December 2003, the Company moved into offices in a building owned by an entity controlled by one of our greater than 5% shareholders. The office space is occupied under a 12-month unwritten lease, requiring the payment of $500 per month. The Company incurred costs of approximately $15,000 in the building-out and improvement of the office space.

Note 9—Commitments

        In November 2003, the Company entered into an investor agreement (the "Investor Agreement") with two unaffiliated entities relating to the Company's first motion picture project which is titled Cloud 9 (the "Picture"). The other parties in the Investor Agreement are responsible for the distribution and exploitation of the Picture. For its financial contribution to the costs of making the Picture, the Company is entitled to receive 100% of the revenues (as defined) from the Picture until the Company recovers its investment, plus interest at 2% above the prime rate. Subsequent to recovering its investment plus interest, the Company will receive 50% of the net profits (as defined) from the Picture.

        The Investor Agreement requires the Company to make the financial contributions totaling $2,000,000 to fund the production costs of the Picture. The contributions will be made to Out of the Blue Productions, LLC, a limited liability company that is 50% owned by the Company and consolidated in the accompanying consolidated financial statements (see Note 2—Summary of Significant Account Policies—Consolidation). The terms of the operating agreement of Out of the Blue Productions, LLC provide that to the extent the provisions of the operating agreement conflict with those of the Investor Agreement, the operating agreement controls. As of March 31, 2004, the Company has made contributions totaling $603,000 to Out of the Blue.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
GrayMark Productions, Inc:

        We have audited the accompanying consolidated balance sheets of GrayMark Productions, Inc. (A Development Stage Enterprise) as of December 31, 2003 and 2002 and the related consolidated statements of operations and accumulated deficit, shareholders' equity, and cash flows for the periods ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GrayMark Productions, Inc. (a Development Stage Enterprise) as of December 31, 2003 and 2002, and the consolidated results of its operations, accumulated deficit and its cash flows for the periods ended December 31, 2003 and 2002, in conformity with generally accepted accounting principles in the United States of America.

        As described in Note 2, the Company restated its financial statements as of and for the year ended December 31, 2003.

/S/Evans, Gaither & Associates, PLLC

March 5, 2004
Edmond, Oklahoma
(except for Restatement of
Financial Statements
described in Note 2 for
which the date is June 11, 2004)

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Balance Sheets (Restated)

As of December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and cash equivalents	$2,953,159	$51,514

Total current assets	2,953,159	51,514
Fixed assets, net	26,056	—
Film costs	34,470	—

Total assets	$3,013,685	$51,514

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accrued liabilities	$68,039	$7,117
Total liabilities	68,039	7,117
Shareholders' Equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 90,000,000 shares authorized; 8,208,425 shares issued and outstanding (no shares issued at December 31, 2002)	821	—
Paid-in capital	3,790,944	244,254
Deficit accumulated during development stage	(846,119)	(199,857)

Total shareholders' equity	2,945,646	44,397

Total liabilities and shareholders' equity	$3,013,685	$51,514

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Operations and Accumulated Deficit (Restated)

	2003	2002	Inception (August 2001) to December 31, 2003
Revenues	$13,391	$—	$13,391

Operating expenses:
Consulting and management fees	619,154	144,121	784,274
Travel and entertainment	14,385	25,360	39,745
Legal and professional fees	15,486	—	15,486
Other	15,091	10,395	25,576

Total operating expenses	664,116	179,876	865,081

Operating loss	(650,725)	(179,876)	(851,690)

Other income:
Interest and other income	4,463	1,108	5,571

Net loss—deficit accumulated during development stage	$(646,262)	$(178,768)	$(846,119)

Net loss per share of common stock, basic and diluted	$(0.13)	$(0.04)	$(0.17)

Weighted average number of common shares outstanding	5,148,202	4,870,000	4,985,118

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Shareholders' Equity (Restated)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount
Balance, Inception (August 2001)	—	$—	$—	$—
Capital contributions	—	—	21,263	—
Net loss	—	—	—	(21,089)

Balance, December 31, 2001	—	—	21,263	(21,089)
Capital contributions	—	—	222,991	—
Net loss	—	—	—	(178,768)

Balance, December 31, 2002	—	—	244,254	(199,857)
Capital contributions	—	—	610,412	—
Issuance of stock in incorporation-reorganization	4,870,000	487	(487)	—
Sale of stock	2,955,000	296	2,513,178	—
Issuance of stock to investment banking firm	383,425	38	383,387	—
Issuance of stock options to non-employee consultant	—	—	40,200	—
Net loss	—	—	—	(646,262)

Balance, December 31, 2003	8,208,425	$821	$3,790,944	$(846,119)

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Cash Flows (Restated)

	2003	2002	Inception (August 2001) to December 31, 2003
Operating activities:
Net loss	$(646,262)	$(178,768)	$(846,119)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	636	—	636
Issuance of common stock to investment banking firm	383,425	—	383,425
Issuance of stock options to non-employee consultant	40,200	—	40,200
Changes in assets and liabilities—
Accrued liabilities	60,922	7,117	68,039
Film costs	(34,470)	—	(34,470)

Net cash used by operating activities	(195,549)	(171,651)	(388,289)

Investing activities:
Purchase of fixed assets	(26,692)	—	(26,692)

Net cash used by investing activities	(26,692)	—	(26,692)

Financing activities:
Capital contributions	610,412	222,991	854,666
Sale of stock	2,513,474	—	2,513,474

Net cash provided by financing activities	3,123,886	222,991	3,368,140

Net change in cash and cash equivalents	2,901,645	51,340	2,953,159
Cash and cash equivalents at beginning of period	51,514	174	—

Cash and cash equivalents at end of period	$2,953,159	$51,514	$2,953,159

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Notes to Consolidated Financial Statements

Note 1—Nature of Business

        GrayMark Productions, Inc. (the "Company") is a development stage company organized in Oklahoma and an independent producer and distributor of film entertainment content. The Company began operations in 2001 as GrayMark Productions, L.L.C. (the "LLC"), all of the assets of which were recently acquired by the Company through our incorporation-reorganization, effective August 18, 2003.

        The Company has not previously developed or produced any film entertainment content; however, the Company has commenced production of its first motion picture project. The Company intends to produce and distribute films that are completed and marketed using smaller budgets than those of major studios. Management believes that producing and distributing low- or modest-budget, commercially successful films will afford us access to Hollywood talent and scripts and third-party production packages for acquisition, without compromising management's approach to managing financial risk.

Note 2—Summary of Significant Accounting Policies

        Restatement of Financial Statements—Subsequent to the issuance of the Company's consolidated financial statements as of December 31, 2003 and for the periods then ended, the Company identified an error in the previously reported financial statements. During 2003, the Company issued 383,425 shares of common stock to an investment banking firm for consulting services to be performed for the twelve-month period ending December 2004. The Company valued these services at $383,425. Also, during 2003, the Company entered into a one-year consulting agreement with one of the Company's greater than 5% shareholders for the providing of consulting services that were valued at $40,200. (See Note 5 below.) Upon further consideration of the consulting agreements, the Company determined that it was required to expense the related equity compensation in 2003 and that amortization of the expense using the straight-line method was not in accordance with generally accepted accounting principles. Consequently, the Company revised its financial statements as of December 31, 2003 and for the periods then ended to decrease deferred compensation and increase consulting fees by $388,323. This restatement increased the net loss from $257,939 to $646,262 and the net loss per share from $0.05 to $0.13 for the year ended December 31, 2003. All notes to the consolidated financial statements have been adjusted to conform with this restatement.

        Development stage operations—The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has generated a limited amount of consulting revenues; however, the Company has yet to generate any revenue from the sale and/or distribution of film entertainment content and has no assurance of future revenues from such sales and/or distribution. In addition, the Company plans to spend significant amounts on the production and distribution of its film projects.

        In view of the matters described in the preceding paragraph, the ability of the Company to establish a source of recurring revenue is dependent upon the Company's ability to develop, produce and market film entertainment content. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

        Consolidation—The accompanying consolidated financial statements include the accounts of GrayMark Productions, Inc. and its majority owned and controlled subsidiaries, with a provision for minority interests. The Company controls a subsidiary company through a combination of existing voting interests and the ability to exercise various rights under certain shareholder or operating agreements. The Company's subsidiaries include GrayMark Productions, L.L.C. (the "LLC") and Out of the Blue Productions, LLC ("Out of the Blue"). The LLC became a subsidiary of the Company in August 2003 as a result of the incorporation-reorganization of the Company. Out of the Blue, a variable interest entity (see "—Accounting Changes—FIN 46), was formed in December 2003 as the entity under which the Company's first motion picture project, Cloud 9 (the "Picture") is to be produced. The Company is obligated to fund more than 98% of the acquisition and production costs of the "Picture", and the Company has the capital resources fully to fund its $2 million capital contribution obligation that will be sufficient to finance the activities of Out of the Blue Productions and greater than or equal to any expected losses of Out of the Blue. The Company is entitled to recover its capital contributions to Out of the Blue plus interest at 2% above the prime rate (defined as "investment recoupment") from cash distributions before the other interest owners and thereafter 50% of cash distributions and entitled to receive a majority of the proceeds from rights sales, distribution and any and all exploitation of the Picture. The Company has 100% voting control of Out of the Blue.

        Accounting Changes—

        SFAS 150—In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150, establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 did not have a material impact on the Company's results of operation or financial position.

        SFAS 149—In April 2003, the FASB issued SFAS No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The adoption of SFAS 149 did not have a material impact on the Company's results of operation or financial position.

        FIN 46—In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities (VIEs), which is an interpretation of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. FIN 46 addresses the application of ARB No. 51 to VIEs, and generally would require that assets, liabilities and results of the activity of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. This interpretation applies immediately to VIEs created after January 31, 2003, and to VIEs in which a company obtains an interest after that date. Other than Out of the Blue, the Company neither created nor obtained an interest in any VIEs in 2003 or in prior periods. In addition, the interpretation becomes applicable on December 31, 2003 for special purpose entities (SPEs) created prior to February 1, 2003. As of March 31, 2004, the company had no SPEs for which it was considered the primary beneficiary. Other than with respect to Out of the Blue, adoption of this standard did not have a material effect on the Company's financial statements.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Revenue recognition—Revenues from the sale of the rights to a film are recognized when the feature film is available to the distributor for exploitation and no conditions for delivery exist, which under most sales contracts requires that full payment has been received from the distributor. Revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited.

Revenues from video sales are recognized on the date that video units are made widely available for sale by retailers. Revenues from the licensing of motion picture films are recorded when the material is available for telecasting by the licensee and when certain other conditions are met. Revenues from consulting services are recognized when earned.

        Cash and cash equivalents—Cash and cash equivalents consist primarily of cash on deposit or certificates of deposits purchased with original maturities of three months or less.

        Fixed Assets—Fixed assets are stated at costs less accumulated depreciation. Depreciation is calculated using the straight line method based on the useful lives which range from three to seven years.

        Film Costs—Film costs include capitalizable direct negative costs, production overhead, interest and development costs and are stated at the lower of cost, less accumulated amortization, or fair value. Film production and participation costs are expensed based on the ratio of the current period's gross revenues to estimated remaining total gross revenues from all sources on an individual production basis.

        Net loss per share—Net loss per share is calculated based on the weighted average number of common, and dilutive common equivalent shares outstanding. There were no material differences between basic and diluted earnings per share for the periods presented. The computation of net loss per share gives retroactive effect for all periods presented to reflect the 2003 incorporation- reorganization. At December 31, 2003, all outstanding options and warrants were excluded from the computation of diluted loss per share as the effect of the assumed exercise was anti-diluted.

        Concentration of credit risk—The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk.

        Fair value of financial instruments—The recorded amounts of cash and cash equivalents, other receivables, and accrued liabilities approximate fair value because of the short-term maturity of these items.

        Stock options—The Company accounts for its stock option grants in accordance with the provisions of Accounting Principles Board (APB) Opnion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation. As such, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. To date, the Company has not issued any stock options to employees.

        Compensation expense related to stock options granted to non-employees is accounted for under SFAS No. 123, Accounting for Stock-Based Compensation and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring, or in Conjunction With Selling, Goods or Services, which require entities to recognize an expense based on the fair value of the related awards.

Note 3—Incorporation-Reorganization

        The Company operated historically as a limited liability company, GrayMark Productions, L.L.C. (the "LLC"). On August 18, 2003, the Company acquired LLC by exchanging 4,870,000 of GrayMark Productions, Inc. common stock shares for the ownership interests in the LLC, and the LLC became a wholly-owned subsidiary of the Company. The acquisition was accounted for as an incorporation-reorganization. The effect of the reorganization was a change in the capital structure of the Company; there were no other accounting adjustments made as a result of the incorporation-reorganization.

Note 4—Film Costs

        During December 2003, the Company spent $34,470 in development and pre-production costs associated with the Company's first motion picture project.

Note 5—Equity Compensation

        In conjunction with the private placement of common stock discussed in Note 7, the Company issued 383,425 shares of stock to the investment banking firm, that served as the underwriter of the private placement, for consulting services to be performed for the twelve month period ending in December 2004. These consulting services may include, but are not necessarily be limited to, (i) the study and review of the business, operations, and historical financial performance of the Company, (ii) assistance in formulating a strategy to meet the Company's working capital and capital resources needs, (iii) assistance in the formulating the terms and structure of any proposed business combination transaction and the presentation thereof to the Company's board of directors and (iv) advise as to the expected reaction of the financial community to any proposed transaction and determine the optimum means of communicating the pertinent aspects, such as the strategic considerations, benefits to the Company and financial impact to the financial community and (v) assistance in the preparation of press releases and other communications with the investment community. Due to the nature of the consulting services being performed, the Company was not able to establish verifiable output measures of the actual services to be performed over the life of the agreement. Therefore, consulting fees of $383,425, which represents the estimated fair value of the shares issued to investment banking firm, is included in consulting and management fees in the accompanying consolidated statements of operations.

        In December 2003, the Company entered into a one-year consulting agreement with one of the Company's greater than 5% shareholders, for the providing of consulting services. These consulting services may include, but are not necessarily be limited to, (i) the study and review of the business, operations, and historical financial performance of the Company, (ii) assistance in formulating a strategy to meet the Company's working capital and capital resources needs, (iii) assistance in the formulating the terms and structure of any proposed business combination transaction and the presentation thereof to the Company's board of directors and (iv) advise as to the expected reaction of the financial community to any proposed transaction and determine the optimum means of communicating the pertinent aspects, such as the strategic considerations, benefits to the Company and financial impact to the financial community and (v) assistance in the preparation of press releases and other communications with the investment community. For these services to be performed, the Company granted the shareholder stock options exercisable for the purchase of 100,000 shares (the "Consulting Options") of the Company's common stock for $1.25 per share. The Consulting Options are exercisable commencing on January 1, 2005 and expire on December 31, 2008. On the date of grant, the Company valued the shares underlying the Consulting Options for financial statement purposes using the Black-Scholes valuation model. Due to the nature of the consulting services being performed, the Company was not able to establish verifiable output measures of the actual services to be performed over the life of the agreement. Accordingly, the Company increased paid-in capital and consulting fees, by the estimated option valuation of $40,200.

Note 6—Income Taxes

        Since the Company was operated as a limited liability company through August 2003, there was no current or deferred provision for income taxes through that date. Since August 2003, the Company has generated a net operating loss benefit of approximately $37,000 that was offset by a valuation allowance of approximately $37,000.

Note 7—Capital Structure

        Pursuant to its Certificate of Incorporation, the Company is authorized to issue up to 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, $.0001 par value per share (the "Common Stock"), and 10,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock").

        In December 2003, the Company concluded a private placement of common stock and issued 2,955,000 shares of common stock. The net proceeds of the private placement offering were$2,513,474 ($0.85 per share) after deduction of $441,526 in offering costs. In conjunction with the private placement, investors received one redeemable warrant for each common share purchased. The redeemable warrants are exercisable for the purchase of one share of common stock initially for $2.00 on or before October 30, 2008. The exercise price for the warrants increases after certain trading criteria is met by the Company. The underwriter also received warrants for the exercise of an additional 443,250 shares of common stock. The underwriter warrants are exercisable between December 19, 2003 and October 30, 2008 at an exercise price of $1.10. The warrants issued to the underwriter were valued at $5,910 pursuant to the valuation formula for determining the value of underwriter compensation under rules promulgated by the National Association of Securities Dealers, Inc. The issuance of the warrants to the underwriter resulted in additional paid-in capital of $5,910 related to the services performed by the underwriter in conjunction with the private placement offering which was offset by a reduction of paid-in capital of $5,910 related to the payment for those services which is included in offering costs.

        The Company has agreed, at its expense, to register under the Securities Act of 1933 the common stock shares and redeemable warrants issued as a result of the private placement offering and to obtain effectiveness of the registration on or before March 21, 2004. In the event the Company fails to obtain timely effectiveness of the registration, the Company has agreed to pay the security holders $44,325 ($0.015 per common stock share) for each 30-day period that the registration is not effective.

Note 8—Stock Options and Warrants

        During 2003, the Company adopted two stock option plans, the 2003 Stock Option Plan (the "Employee Plan") and the 2003 Non-Employee Stock Option Plan (the "Non-Employee Plan"). The Employee Plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees, including employees who also serve as a Company director. The number of shares of common stock authorized and reserved under the Employee Plan is 300,000. The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option. To date, the Company has not granted any stock options under the Employee Plan.

        The Non-Employee Plan provides for the grant of stock options to the Company's non-employee directors, consultants and other advisors. The Company's employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes. The total number of shares of common stock authorized and reserved under the Non-Employee Plan is 300,000. To date, the Company has not granted any stock options under the Non-Employee Plan.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: weighted average risk free interest rate of 3.0%; no dividend yield; volatility of 50%; and expected life less than five years. The fair value of the options were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common share.

        The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions including expected stock price volatility. The Company utilized the Black-Scholes method to produce the pro forma disclosures required under SFAS 123. In management's opinion, existing valuation models do not necessarily provide a reliable single measure of the fair value of its stock options because the Company's stock options have significantly different characteristics from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate. The effects of applying the SFAS 123 are not indicative of future amounts.

        Information with respect to stock options and warrants outstanding follows:

	2003
	Shares	Average Exercise Price
Outstanding at beginning of year	—	$—
Granted at market value	3,498,250	1.86
Exercised	—	—
Forfeited	—	—

Outstanding at end of year	3,498,250	$1.86

	Options and Warrants Outstanding			Options and Warrants Exercisable
	Shares Outstanding at 12/31/03	Average Remaining Life (Years)	Average Exercise Price	Shares Outstanding at 12/31/03	Average Exercise Price
$1.00 to $2.00	3,498,250	4.8	$1.86	3,398,250	$1.88

Note 9—Related Party Transactions

        During 2003 and 2002, the Company paid consulting and management fees totaling $145,529 and $144,121, respectively, to two Company shareholders.

        In March 2002, two of the Company's shareholders entered into a letter agreement with a third-party for the Company to pay the third party $50,000 for past services performed. This liability is only to be paid if the Company obtains funding for film projects from outside investors. These Company shareholders have represented that it was not their intent to contractually bind the Company to this liability, and they have agreed to indemnify the Company upon payment of any liability that may arise under the letter agreement. In December 2003, the Company recorded a consulting expense of $50,000 related to the agreement.

        In December 2003, the Company moved into offices in a building owned by an entity controlled by one of our greater than 5% shareholders. The office space is occupied under a 12-month unwritten lease, requiring the payment of $500 per month. The Company incurred costs of approximately $15,000 in the building-out and improvement of the office space.

Note 10—Commitments

        In November 2003, the Company entered into an investor agreement (the "Investor Agreement") with two unaffiliated entities relating to the Company's first motion picture project which is titled Cloud 9 (the "Picture"). The other parties in the Investor Agreement are responsible for the distribution and exploitation of the Picture. For its financial contribution to the costs of making the Picture, the Company is entitled to receive 100% of the revenues (as defined) from the Picture until the Company recovers its investment plus interest of 2% above the prime rate. Subsequent to recovering its investment plus interest, the Company will receive 50% of the net profits (as defined) from Cloud 9.

        The Investor Agreement calls for the Company to make the following financial contributions to the production of the motion picture. The contributions will be made to a separate limited liability company which is 50% owned by the Company and consolidated in the accompanying consolidated financial statements.

  •
  $50,000 upon execution of the Investor Agreement to cover script, legal fees and other pre-production expenses. During December 2003, $34,470 was incurred in the acquisition of the script and is reflected as film costs in the accompanying consolidated balance sheets;

  •
  $350,000 after execution of a commitment agreement with the lead performer and director to be utilized to fund pre-production costs. The $350,000 was contributed in January 2004.

  •
  $500,000 not later than one week prior to the commencement of principal photography;

  •
  $500,000 upon completion of the third week of principal photography;

  •
  $300,000 upon completion of principal photography;

  •
  $150,000 upon completion of dubbing and scoring of the Picture

  •
  $150,000 upon completion of the final corrected answer print of the Picture and of all delivery items required by any third party distributor in order to complete full delivery.

        As of December 31, 2003, there was $15,530 of cash that was held in an escrow account for Out of the Blue. This money is to be used on the pre-production of Cloud 9 and will not be used in other operations of the Company. The contributions will be made to Out of the Blue Productions, LLC, a limited liability company that is 50% owned by the Company and consolidated in the accompanying consolidated financial statements (see Note 2—Summary of Significant Account Policies—Consolidation). The terms of the operating agreement of Out of the Blue Productions, LLC provide that to the extent the provisions of the operating agreement conflict with those of the Investor Agreement, the operating agreement controls.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        Until            , 2004 (90 days after commencement of the offering), all dealers effecting transactions in our common stock, whether or not participating in the offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

6,010,000 Shares of Common Stock

AND

2,955,000 Redeemable Warrants
(ARE only OFFERED FOR RESALE BY SELLING SECURITY HOLDERS)

2,955,000 Shares of Common Stock
(UNDERLYING THE REDEEMABLE WARRANTS ARE ONLY OFFERED FOR SALE BY GRAYMARK PRODUCTIONS, INC. FOLLOWING RESALE OF THE REDEEMABLE WARRANTS BY THE SELLING SECURITY HOLDERS)

PROSPECTUS

GrayMark Productions, Inc.

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

        The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

        These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

S.E.C. Registration Fees	$1,260
N.A.S.D. Filing Fees	—
*State Securities Laws Filing Fees	5,000
*Printing and Engraving	10,000
*Legal Fees	15,000
*Accounting Fees and Expenses	5,000
*Transfer Agent's Fees and Costs of Certificates	2,000
*Miscellaneous	1,840

Total	$40,000

*Estimated

Item 26. Recent Sales of Unregistered Securities.

        Registrant has sold and issued the securities described below pursuant to and in accordance with Regulation D under the Securities Act of 1933, as amended (the "Act") within the past three years that were not registered under the Act:

        Until August 17, 2003, registrant operated as a limited liability company, GrayMark Productions, L.L.C. that was formed in August 2001. Effective August 18, 2003, pursuant to an incorporation-reorganization, registrant exchanged 4,870,000 of its common stock shares for the ownership interests in GrayMark Productions, L.L.C. that became our wholly-owned subsidiary without payment of any commissions or discounts. Each of the certificates evidencing and representing the common stock shares carries a legend restricting transfer of the common stock shares represented thereby, and registrant issued stop transfer instructions to UMB Bank, N.A., the transfer and registrar of registrant's common stock, with respect to the certificates evidencing the common stock shares. The issuance of the common stock shares was pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and Rule 149.

        On December 19, 2003, registrant completed its private placement offering of 2,955,000 of its common stock shares and 2,955,000 of its redeemable warrants in units consisting of one common stock share and one redeemable warrant and received $1.00 per unit and total cash proceeds of $2,955,000. In connection with this offering, Viewtrade Financial served as placement agent and received sales commissions of $295,500 (10%) and a non-accountable expense allowance of $88,650. The estimated net proceeds of this offering are $2,525,000 and aggregate offering costs of $430,000 paid from proceeds. In addition, Viewtrade Financial was sold the placement agent warrants for a nominal amount ($10) and are exercisable for the purchase of 443,250 common stock shares for $1.10 each. For its consulting services to be provided during the year ending December 19, 2004, Viewtrade Financial was issued 383,425 common stock shares. The purchasers or holders of the securities sold in connection with the private placement offering are the Selling Securities Holders, each of whom is identified in the prospectus. Registrant relied on Rule 506 of Regulation D and Section 4(2) of the Security Act of 1933, as amended, for exemption from the registration requirements of such Act. Additionally, it appears that registrant could have relied on Section 4(6) of the Act.

        Registrant relied on Rule 506 of Regulation D and 4(2) of the Act for exemption from the registration requirements of the Act. Each purchaser of registrant's common stock shares, redeemable warrants, placement agent warrants and stock options was furnished information concerning the operations of registrant, and each had the opportunity to verify the information supplied. Additionally, registrant obtained a signed representation from each of the purchasers in connection with the offering of registrant's common stock shares, redeemable warrants, placement agent warrants and stock options of his, her or its intent to acquire such securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof, and the qualification of each as an "accredited investor" as defined in Rule 501 and Section 4(6) of the Act; each of the certificates or other evidence representing the securities sold carries a legend restricting transfer of the securities represented thereby, and registrant issued stop transfer instructions to UMB Bank, N.A., the transfer and warrant agent and registrar of registrant's common stock and redeemable warrants, with respect to all certificates representing the common stock and redeemable warrants of registrant held by the Selling Securities Holders, each of whom is identified in the prospectus.

        Registrant complied with the information requirements of Rule 506 and the other rules of Regulation D. In connection with the offering and sale of the securities, Registrant, Viewtrade Financial (the placement agent) and Capital West Securities, Inc. and their affiliates involved in the distribution of the securities offered and sold complied with the limitations of paragraph (c) of Rule 502 and no from of general solicitation or general advertising was utilized in the offer and sale of the subject securities as proscribed by such Rule.

        On December 19, 2003 registrant enter into a Consulting Agreement with E. Peter Hoffman, Jr. for services to be provided and pursuant to such agreement granted stock options to Mr. Hoffman exercisable for the purchase of 100,000 common stock shares of registrant for $1.25 per share. The services to be received by registrant and to be performed by Mr. Hoffman will be received and performed in the state of Oklahoma. Mr. Hoffman is a resident of Oklahoma and the registrant's principal office is located in Oklahoma. The options are exercisable during the period commencing on January 1, 2005 and ending on December 31, 2008. The options may not be transferred other than to Mr. Hoffman's the family members (as defined in the Stock Option Agreement) or by will, or the laws of descent and distribution. Mr. Hoffman qualified as an accredited investor within the meaning of Rule 501 and Section 4(6) of the Securities Act of 1933, as amended, at the time of his execution of the Consulting Agreement. The stock options granted Mr. Hoffman were exempt securities within the meaning of Section 3(a)(11) and Rule 147. Additionally, it appears that registrant may have relied on Section 4(6) of the Act.

        Upon formation of GrayMark Productions, L.L.C. in August 2001, each of its founders, Gray Frederickson and Mark Stansberry, acquired a 50% ownership interest in GrayMark Productions, L.L.C. Because of each of their involvement in the management and control of GrayMark Productions, L.L.C., the ownership interests of Gray Frederickson and Mark Stansberry in GrayMark Productions, L.L.C. were not "securities" within the meaning of the Securities Act of 1933, as amended. If these ownership interests were to be view as "securities" on the date of sale (i.e., formation of GrayMark Productions, L.L.C.), these ownership interests were exempt securities within the meaning of Section 3(a)(11) and Rule 147. Each of Messrs. Frederickson and Stansberry were and are residents of Oklahoma, the state of organization and in which the offices of GrayMark Productions, L.L.C. was located and was to conduct its business. Additionally, the ownership interests were properly subject to legend requirements of Rule 147.

        On June 16, 2002, Lewann, Ltd., a limited partnership controlled by Lewis B. Moon, acquired one-third of the ownership interests of Gray Frederickson and Mark Stansberry in GrayMark Productions, L.L.C. Thereafter until July 1, 2003, Lewann, Ltd. contributed $250,000 to GrayMark Productions, L.L.C. Lewann, Ltd. was not formed to acquire the ownership interest in GrayMark Productions, Inc. and on June 16, 2002 and thereafter qualified as an "accredited investor" within the meaning of Rule 501 of Regulation D with it principal office in Oklahoma. No commissions or fees were paid with respect to the acquisition of the ownership interest of Lewann, Ltd. in GrayMark Productions, L.L.C. Additionally, the ownership interest was properly subject to the legend requirements of Rule 147 and was an exempt security within the meaning of Section 3(a)(11) if viewed or deemed by the Staff of the Commission to have been offered and sold by GrayMark Productions, L.L.C.

        On July 1, 2003, each of John Simonelli, Larry E. Howell, Mark R. Kidd and Michael E. Dunn purchased ownership interests or units in GrayMark Productions, L.L.C. from Gray Frederickson, Mark Stansberry and Lewann, Ltd. Messrs. Simonelli, Howell, Kidd and Dunn acquired 1,000,000 units for $100, 200,000 units for $20, 50,000 units for $5 and 20,000 units for $2, respectively. No commissions or fees were paid were paid with respect to acquisition of the ownership interests or units by Messrs. Simonelli, Howell, Kidd and Dunn. On July 1, 2003 and thereafter, each of Messrs. Simonelli, Howell, Kidd and Dunn qualified as an "accredited investor" within the meaning of Rule 501 of Regulation D and is a resident of Oklahoma. Additionally, the ownership interest was properly subject to the legend requirements of Rule 147 and was an exempt security within the meaning of Section 3(a)(11) if viewed or deemed by the Staff of the Commission to have been offered and sold by GrayMark Productions, L.L.C.

        On August 15, 2003, Roy T. Oliver made a $500,000 contribution to GrayMark Productions, L.L.C. for a 25% ownership interest. No commissions or other remuneration was paid with respect to Mr. Oliver's acquisition of the ownership interest. This ownership interest was an exempt security within the meaning of Section 3(a)(11) and Rule 147. At the time of the contribution, Mr. Oliver was a resident of Oklahoma, the state of organization and in which the offices of GrayMark Productions, L.L.C. was located and conducting its business. Additionally, the ownership interest carried a legend as required by Rule 147. Furthermore, Mr. Oliver qualified as an "accredited investor" as defined in Rule 501 and Section 4(6) of the Act. Therefore, it appears that registrant may also rely on the registration exemption available under Section 4(6) of the Securities Act of 1933, as amended.

Item 27. Exhibits and Financial Statement Schedules

Exhibit No.
3.1	Registrant's Certificate of Incorporation.*
3.2	Registrant's Bylaws.*
4.1	Form of Certificate of Common Stock of Registrant.*
4.2	Placement Agent Agreement between Viewtrade Financial and Registrant.*
4.3	Placement Agent Warrant Agreement between Viewtrade Financial and Registrant and form of Placement Agent Warrant Certificate.*
4.4	Redeemable Warrant Agreement between UMB Bank, N.A. and Registrant.*
4.5	Form of Redeemable Warrant Certificate.*
4.6	Financial Advisor Agreement between Viewtrade Financial and Registrant.*
4.7	Stock Option Agreement between E. Peter Hoffman, Jr. and Registrant included in Exhibit 10.8 as Exhibit A.*
5.1	Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.
10.1	Exchange Agreement amongst Gray Frederickson, Lewann, Ltd., Roy Oliver, John Simonelli, Mark A. Stansberry, Larry E. Howell, Mark R. Kidd, Michael E. Dunn and Registrant.*
10.2	Letter agreement amongst Gray Frederickson, Mark A. Stansberry and Registrant dated August 27, 2003.*
10.3	Employment Agreement between Gray Frederickson and Registrant.*
10.4	Employment Agreement between John Simonelli and Registrant.*
10.5	GrayMark Productions, Inc. 2003 Stock Option Plan.*
10.6	GrayMark Productions, Inc. 2003 Non-Employee Stock Option Plan.*
10.7	Investor Agreement amongst A & A Productions, LLC, Frozen Television, Inc. and Registrant.*
10.8	Consulting Agreement between E. Peter Hoffman, Jr. and Registrant.*

10.9
Form of Lock-up Letter Agreement entered into by Harry G. "Gray" Frederickson, Jr. (covering 1,000,000 common stock shares for 24 months), John Simonelli (covering 1,000,000 common stock shares for 24 months), Mark R. Kidd (covering 50,000 common stock shares for 24 months), Mark A. Stansberry (covering 600,000 common stock shares for 24 months), Lewann, Ltd.(covering 1,000,000 common stock shares for 24 months), Roy T. Oliver (covering 1,000,000 common stock shares for 12 months), and Michael E. Dunn (covering 20,000 common stock shares for 24 months) with Viewtrade Financial.*
10.10	Letter agreement between GrayMark Productions, L.L.C., Gray Frederickson, Mark A. Stansberry, and FilmCapital, Inc., dated April 22, 2002.*
10.11	Articles of Organization of Out of the Blue Productions, LLC.*
10.12	Operating Agreement of Out of the Blue Productions, LLC.*
10.13	Amendment to Investor Agreement between A&A Productions, LLC, Frozen Television, Inc. and Registrant, dated January 5, 2004.*
10.14	Literary Purchase Agreement amongst Brett Hudson, Burt Kearns, Albert S. Ruddy and Registrant, dated as of December 22, 2003.*
10.15	Amended and Restated Operating Agreement of Out of the Blue Productions, LLC, dated April 23, 2004.*
10.16	Freelance Director's Loanout Contract Theatrical Motion Picture Photoplay, dated January 19, 2004, between Out of the Blue Productions, LLC and Geneco Olive Oil, Inc.*
10.17	Letter of Harry Basil dated as of January 19, 2004.*
21	Subsidiaries of Registrant.*
23.1	Consent of Independent Public Accountants.
23.2	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.*

*
Previously furnished.

**
To be furnished by amendment.

Item 28. Undertakings

  (a)    Rule 415 Offering.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

              (i)  Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the end of the offering.

  (e)    Request for acceleration of effective date.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f)    Reliance on Rule 430A.

        Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 22nd day of June 2004.

GRAYMARK PRODUCTIONS, INC. (Registrant)
By:	/s/ HARRY G. FREDERICKSON, JR. Harry G. Frederickson, Jr., Chief Executive Officer (Registrant's Principal Executive Officer)
By:	/s/ MARK R. KIDD Mark R. Kidd, Chief Financial Officer and Secretary (Registrant's Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HARRY G. FREDERICKSON, JR. Harry G. Frederickson, Jr.	Chairman of the Board and Chief Executive Officer	June 22, 2004
/s/ MARK R. KIDD Mark R. Kidd	Chief Financial Officer and Secretary	June 22, 2004
/s/ LEWIS B. MOON Lewis B. Moon	Director	June 22, 2004
/s/ FRED ROOS Fred Roos	Director	June 22, 2004
/s/ GEORGE KIERSCH George Kiersch	Director	June 22, 2004
/s/ STANTON NELSON Stanton Nelson	Director	June 22, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequentially Numbered Page
3.1	Registrant's Certificate of Incorporation.*
3.2	Registrant's Bylaws.*
4.1	Form of Certificate of Common Stock of Registrant.*
4.2	Placement Agent Agreement between Viewtrade Financial and Registrant.*
4.3	Placement Agent Warrant Agreement between Viewtrade Financial and and form of Placement Agent Warrant Certificate.*
4.4	Redeemable Warrant Agreement between UMB Bank, N.A. and Registrant.*
4.5	Form of Redeemable Warrant Certificate.*
4.6	Financial Advisor Agreement between Viewtrade Financial and Registrant.*
4.7	Stock Option Agreement between E. Peter Hoffman, Jr. and Registrant included in Exhibit 10.8 as Exhibit A.*
5.1	Opinion of Counsel.
10.1	Exchange Agreement amongst Gray Frederickson, Lewann, Ltd., Roy Oliver, John Simonelli, Mark A. Stansberry, Larry E. Howell, Mark R. Kidd, Michael E. Dunn and Registrant.*
10.2	Letter agreement amongst Gray Frederickson, Mark A. Stansberry and Registrant dated August 27, 2003.*
10.3	Employment Agreement between Gray Frederickson and Registrant.*
10.4	Employment Agreement between John Simonelli and Registrant.*
10.5	GrayMark Productions, Inc. 2003 Stock Option Plan.*
10.6	GrayMark Productions, Inc. 2003 Non-Employee Stock Option Plan.*
10.7	Investor Agreement amongst A & A Productions, LLC, Frozen Television, Inc. and Registrant.*
10.8	Consulting Agreement between E. Peter Hoffman, Jr. and Registrant.*
10.9
Form of Lock-up Letter Agreement entered into by Harry G. "Gray" Frederickson, Jr. (covering 1,000,000 common stock shares for 24 months), John Simonelli (covering 1,000,000 common stock shares for 24 months), Mark R. Kidd (covering 50,000 common stock shares for 24 months), Mark A. Stansberry (covering 600,000 common stock shares for 24 months), Lewann, Ltd. (covering 1,000,000 common stock shares for 24 months), Roy T. Oliver (covering 1,000,000 common stock shares for 12 months), and Michael E. Dunn (covering 20,000 common stock shares for 24 months) with Viewtrade Financial.*
10.10	Letter agreement between GrayMark Productions, L.L.C., Gray Frederickson and Mark A. Stansberry, dated April 22, 2002.*
10.11	Articles of Organization of Out of the Blue Productions, LLC.*

1

10.12	Operating Agreement of Out of the Blue Productions, LLC.*
10.13	Amendment to Investor Agreement between A&A Productions, LLC, Frozen Television, Inc. and Registrant, dated January 5, 2004.*
10.14	Literary Purchase Agreement amongst Brett Hudson, Burt Kearns, Albert S. Ruddy and Registrant, dated as of December 22, 2003.*
10.15	Amended and Restated Operating Agreement of Out of the Blue Productions, LLC, dated April 23, 2004.*
10.16	Freelance Director's Loanout Contract Theatrical Motion Picture Photoplay, dated January 19, 2004, between Out of the Blue Productions, LLC and Geneco Olive Oil, Inc.*
10.17	Letter of Harry Basil dated as of January 19, 2004.*
21	Subsidiaries of Registrant.*
23.1	Consent of Independent Public Accountants.*
23.2	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.*

*
Previously furnished.

**
To be furnished by amendment.

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QuickLinks

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DILUTION
DIVIDEND POLICY
CAPITALIZATION
MANAGEMENT'S PLAN OF OPERATION
BUSINESS
MANAGEMENT
Summary Compensation Table
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DETERMINATION OF OFFERING PRICE
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Balance Sheets (Restated) (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Operations and Accumulated Deficit (Restated) (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Shareholders' Equity (Restated) (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Cash Flows (Restated)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Notes to Consolidated Financial Statements (Unaudited)
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Balance Sheets (Restated) As of December 31, 2003 and 2002
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Operations and Accumulated Deficit (Restated)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Shareholders' Equity (Restated)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Cash Flows (Restated)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Notes to Consolidated Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS